                                                                    EXHIBIT 99.1
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO CERTAIN OF THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

           SUBJECT TO COMPLETION OR AMENDMENT, DATED AUGUST 29, 2000
               INFORMATION STATEMENT RELATING TO THE SPIN-OFF OF
                                 SYNAVANT INC.
                          FROM IMS HEALTH INCORPORATED


                            ------------------------

                                 SYNAVANT INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
                               ------------------

    This Information Statement is being furnished in connection with the pro rata distribution (the "Distribution") to holders of common stock, par value $0.01 per share (the "IMS HEALTH Common Stock"), of IMS Health Incorporated ("IMS HEALTH"), of all outstanding shares of common stock, par value $0.01 per share (the "Synavant Common Stock"), of Synavant Inc. ("Synavant"), together with the associated preferred share purchase rights. As of August 31, 2000, Synavant, a wholly owned subsidiary of IMS HEALTH, will own all or substantially all of those assets and businesses comprising the Synavant Business (as defined on page 5 under "Businesses of Synavant"), which accounted for approximately 14% of IMS HEALTH's revenues and 1% of its operating income in 1999. These businesses were all historically managed as part of the core IMS segment of IMS HEALTH. See "Synavant Business".

    Shares of Synavant Common Stock will be distributed to holders of record of IMS HEALTH Common Stock as of the close of business on July 28, 2000 (the "Record Date"). Each such holder will receive one share of Synavant Common Stock (together with the associated preferred share purchase right) for every 20 shares of IMS HEALTH Common Stock held on the Record Date. You do not have to take any action to receive your shares of Synavant Common Stock. Share certificates representing shares of Synavant Common Stock will be mailed as promptly as practicable after the date of this Information Statement. No consideration will be paid by holders of IMS HEALTH Common Stock for shares of Synavant Common Stock. Prior to the date hereof, there has not been any established trading market for the Synavant Common Stock, although a "when-issued" market is expected to develop prior to the Distribution. Application has been made for listing the shares of Synavant Common Stock on the Nasdaq National Market System ("Nasdaq") under the symbol "SNVT". See "The Distribution--Listing and Trading of Synavant Common Stock".

                            ------------------------


SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY RECIPIENTS OF SYNAVANT COMMON STOCK.


                             ---------------------

 NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT
     ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL
             OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

    Stockholders of IMS HEALTH with inquiries related to the Distribution should contact EquiServe Trust Company, the Distribution Agent for the Distribution, at 800-519-3111 or the Executive Vice President, Secretary and Chief Financial Officer of Synavant at 404-846-3680.

          The date of this Information Statement is August [  ], 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION AND RELATED
  MATTERS...................................................      3
INFORMATION STATEMENT SUMMARY...............................      5
SYNAVANT SUMMARY FINANCIAL DATA.............................     10
FORWARD-LOOKING STATEMENTS..................................     11
RISK FACTORS................................................     12
THE DISTRIBUTION............................................     19
RELATIONSHIP BETWEEN SYNAVANT AND IMS HEALTH AFTER THE
  DISTRIBUTION..............................................     22
DIVIDEND POLICY.............................................     28
SYNAVANT CAPITALIZATION.....................................     29
SYNAVANT SELECTED FINANCIAL DATA............................     30
SYNAVANT UNAUDITED COMBINED PRO FORMA FINANCIAL
  STATEMENTS................................................     31
SYNAVANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     36
SYNAVANT BUSINESS...........................................     48
SYNAVANT MANAGEMENT AND EXECUTIVE COMPENSATION..............     58
SYNAVANT SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     66
DESCRIPTION OF SYNAVANT CAPITAL STOCK.......................     69
AVAILABLE INFORMATION.......................................     76
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     76
REPORTS OF SYNAVANT.........................................     77
INDEX TO FINANCIAL STATEMENTS...............................    F-1

                             QUESTIONS AND ANSWERS
                   ABOUT THE DISTRIBUTION AND RELATED MATTERS

    The following section answers various questions that you may have with respect to the pro rata distribution to IMS HEALTH stockholders of all of the outstanding shares of Synavant Common Stock. We refer to this distribution in this document as the "Distribution".

Q1: WHAT IS THE DISTRIBUTION?

A: The Distribution is the method by which IMS HEALTH will spin-off Synavant into an independent publicly traded company. Pursuant to the Distribution, IMS HEALTH will distribute to its stockholders as of the close of business on July 28, 2000 in a dividend one share of Synavant Common Stock (together with the associated preferred share purchase right) for every 20 shares of IMS HEALTH Common Stock held. Immediately after the Distribution, IMS HEALTH's stockholders will still own all of the businesses of IMS HEALTH, but they will own them as two separate investments rather than as a single investment.

Q2: WHAT IS SYNAVANT?

A: Synavant is a newly created Delaware corporation and a wholly owned subsidiary of IMS HEALTH. Upon the conveyance of certain assets and stock owned by IMS HEALTH, the businesses of Synavant will include the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc. ("ST") and certain other foreign subsidiaries of IMS HEALTH, and substantially all of IMS HEALTH's interactive and direct marketing business, including the business of Clark-O'Neill, Inc. ("Clark-O'Neill"), another wholly owned subsidiary of IMS HEALTH, as conducted prior to the aforementioned conveyance of assets and stock owned by IMS HEALTH. These businesses were all historically managed as part of the IMS segment of IMS HEALTH. In order to change the state of incorporation of Clark-O'Neill from New Jersey to Delaware, prior to the Distribution, Synavant will merge with Clark-O'Neill, with Synavant as the survivor in the merger.

Q3: WHY IS IMS HEALTH EFFECTING THE DISTRIBUTION?


A: IMS HEALTH believes that separating Synavant from IMS HEALTH will enhance the performance of both IMS HEALTH and Synavant by providing both companies with greater managerial, operational and financial focus to respond to market conditions in their respective business environments. In addition, the Distribution will provide each company with a publicly traded equity security in a single line of business company for use in its compensation programs and to facilitate potential acquisitions and alliances. The Distribution also should enable investors to evaluate better the financial performance of each company, thereby enhancing the likelihood of appropriate market valuation. See "The Distribution--Reasons for the Distribution" for a more detailed discussion of the reasons for the Distribution.


Q4: HAS IMS HEALTH DONE THIS BEFORE?

A: IMS HEALTH is experienced in effecting spin-off transactions, as IMS HEALTH itself is the product of a spin-off from Cognizant Corporation ("Cognizant") in July 1998. Cognizant was a spin-off from The Dun & Bradstreet Corporation ("D&B") in October 1996. Moreover, IMS HEALTH effected the spin-off of IMS HEALTH's equity interest in Gartner Group, Inc. in July 1999.

Q5: WHAT IS THE TAX EFFECT OF THE DISTRIBUTION?


A: In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the Distribution should be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except for any tax payable because of any cash IMS HEALTH stockholders may receive in lieu of fractional shares of Synavant Common Stock. See "The Distribution--Federal Income Tax Consequences of the Distribution" beginning on page 20 for a more detailed description of the federal income tax consequences of the Distribution, the uncertainty relating to such opinion and the risks involved.


Q6: WHAT WILL IMS HEALTH STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

A: In the Distribution, IMS HEALTH stockholders will receive one share of Synavant Common Stock, and the associated preferred share purchase right under Synavant's Stockholder Rights Plan, for every 20 shares of IMS HEALTH Common Stock they own. Immediately after the Distribution, IMS HEALTH's stockholders will still own their shares of IMS HEALTH Common Stock. Shares of IMS HEALTH Common Stock will represent stockholders' interests in the businesses retained by IMS HEALTH and shares of Synavant Common Stock that stockholders receive in the Distribution will represent their interests in the Synavant businesses.

Q7: WHAT HAPPENS TO IMS HEALTH SHARES AFTER THE DISTRIBUTION?

A: After the Distribution, shares of IMS HEALTH Common Stock will continue to represent ownership of the businesses of IMS HEALTH other than the Synavant businesses and will continue to be publicly traded on the New York Stock Exchange ("NYSE") under the ticker symbol "RX".

Q8: WHAT DOES AN IMS HEALTH STOCKHOLDER NEED TO DO NOW?

A: IMS HEALTH stockholders do not need to take any action. The approval of the IMS HEALTH stockholders is not required to effect the Distribution and IMS HEALTH is not seeking a proxy from any stockholders. IMS HEALTH STOCKHOLDERS SHOULD NOT SEND IN THEIR IMS HEALTH SHARE CERTIFICATES TO EFFECT THE DISTRIBUTION. IMS HEALTH stockholders will automatically receive their shares of Synavant Common Stock shortly following the Distribution.

Q9: WHERE CAN IMS HEALTH STOCKHOLDERS GET MORE INFORMATION?

A: IMS HEALTH stockholders with additional questions related to the Distribution should contact EquiServe Trust Company, the Distribution Agent for the Distribution, at Mail Suite 4694, P.O. Box 2536, Jersey City, New Jersey 06303-2536, 800-519-3111. Questions may also be directed to the Executive Vice President, Secretary and Chief Financial Officer of Synavant, at Synavant Inc., 3445 Peachtree Road NE, Atlanta, Georgia 30326, 404-846-3680.

                         INFORMATION STATEMENT SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WHILE THIS SUMMARY PROVIDES AN ACCURATE DESCRIPTION OF ALL MATERIAL INFORMATION INCLUDED IN THIS INFORMATION STATEMENT, IT IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT.

                        WHY YOU WERE SENT THIS DOCUMENT

    IMS HEALTH sent you this document because you were an owner of IMS HEALTH Common Stock on July 28, 2000. Holders of record of IMS HEALTH Common Stock as of the close of business on July 28, 2000 will be entitled to receive a pro rata distribution of one share of Synavant (together with the associated preferred share purchase right), which is currently a wholly owned subsidiary of IMS HEALTH, for every 20 shares of IMS HEALTH Common Stock held. We refer to this distribution in this document as the "Distribution". No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your Synavant shares. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested NOT to send us a proxy.


    This document describes Synavant's businesses, the future relationship between Synavant and IMS HEALTH, and how this transaction benefits IMS HEALTH and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Synavant shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Synavant's businesses, which are described in this document beginning on page 12.


                             BUSINESSES OF SYNAVANT

Synavant...............................  Synavant is a newly created Delaware corporation and a wholly owned subsidiary of IMS HEALTH. Upon the conveyance of certain assets and stock owned by IMS HEALTH, the
                                         businesses of Synavant (the "Synavant Business") will
                                         include the pharmaceutical industry automated sales and
                                         marketing support business of ST and certain other foreign subsidiaries of IMS HEALTH, and substantially all of IMS
                                         HEALTH's interactive and direct marketing business,
                                         including the business of Clark-O'Neill, another wholly
                                         owned subsidiary of IMS HEALTH, as conducted prior to the
                                         aforementioned conveyance of assets and stock owned by IMS
                                         HEALTH. These businesses were all historically managed as
                                         part of the IMS segment of IMS HEALTH. In order to change
                                         the state of incorporation of Clark-O'Neill from New
                                         Jersey to Delaware, prior to the Distribution, Synavant
                                         will merge with Clark-O'Neill, with Synavant as the
                                         survivor in the merger. Wayne P. Yetter is currently the
                                         Chief Operating Officer of IMS HEALTH. Mr. Yetter will
                                         resign from such position effective upon the date of the
                                         Distribution and will become the Chairman and Chief
                                         Executive Officer of Synavant. Craig S. Kussman is
                                         currently the Senior Vice President-Corporate Development
                                         of IMS HEALTH. Mr. Kussman will resign from such position
                                         effective upon the date of the Distribution and will
                                         become the Executive Vice President, Secretary and Chief
                                         Financial Officer of Synavant. Ronald D. Brown, currently
                                         the Chief Executive Officer of ST,

                                         Loftus S. Lucas, currently the General Manager of
                                         Clark-O'Neill, and Kevin B. Tarrant, currently the Vice
                                         President--Global Human Resources of ST, will become the
                                         President, Chief Operating Officer, and Vice President and
                                         Chief Human Resources Officer of Synavant, respectively,
                                         upon the date of the Distribution. In addition to Messrs.
                                         Yetter, Kussman, Brown, Lucas, and Tarrant, additional
                                         executive officers of Synavant may be drawn from the
                                         current management of IMS HEALTH or its subsidiaries. See
                                         "Synavant Management and Executive Compensation--Synavant
                                         Executive Officers". While Synavant will initially have a
                                         Board of Directors composed of five members, Synavant
                                         expects to ultimately have a Board of Directors composed
                                         of six members, including Mr. Yetter. See "Synavant
                                         Management and Executive Compensation--Synavant Board of
                                         Directors".

Siebel Alliance........................  On July 19, 2000, Synavant announced a strategic alliance with Siebel Systems, Inc. ("Siebel"). Through the
                                         alliance, the companies intend to jointly develop, market
                                         and sell pharmaceutical and healthcare related versions of
                                         Siebel's eBusiness software applications. Synavant and
                                         Siebel share in the licensing and maintenance fees
                                         generated from the licensing of the Siebel software. Under certain circumstances, Synavant will be required to share
                                         revenues relating to certain of its products with Siebel.
                                         See "Synavant Management's Discussion and Analysis of
                                         Financial Condition and Results of Operations--Liquidity
                                         and Capital Resources--Siebel Alliance" and "Synavant
                                         Business--Siebel Alliance".

                                         THE DISTRIBUTION

Form of Transaction....................  The Distribution is the method by which IMS HEALTH will spin off Synavant into a publicly traded company. In the
                                         Distribution, IMS HEALTH will distribute to its
                                         stockholders as of the close of business on July 28, 2000
                                         shares of Synavant Common Stock, which will represent a
                                         continuing interest in the Synavant businesses. After the
                                         Distribution, IMS HEALTH's businesses will include all of
                                         the pre-Distribution businesses of IMS HEALTH, less the
                                         businesses that comprise the Synavant Business, and the
                                         shares of IMS HEALTH Common Stock held by IMS HEALTH
                                         stockholders will represent a continuing ownership
                                         interest in those pre-Distribution businesses.

Shares to be Distributed...............  The Distribution will be made to holders of record as of the close of business on the Record Date of issued and
                                         outstanding shares of IMS HEALTH Common Stock. Each holder of IMS HEALTH Common Stock on the Record Date will receive as a dividend one share of Synavant Common Stock (together with the associated preferred share purchase right) for
                                         every 20 shares of IMS HEALTH Common Stock held. Based on
                                         the shares of IMS HEALTH Common Stock outstanding as of
                                         June 30, 2000,

                                         the Distribution would consist of 14,859,950 shares of
                                         Synavant Common Stock.

                                         The Board of Directors of Synavant will adopt a
                                         stockholder rights plan (the "Synavant Rights Plan") prior to the Distribution. Certificates evidencing shares of
                                         Synavant Common Stock issued in the Distribution will
                                         therefore represent the same number of preferred share
                                         purchase rights ("Synavant Rights") issued under the
                                         Synavant Rights Plan. See "Description of Synavant Capital
                                         Stock--Synavant Rights Plan". Unless the context otherwise requires, references herein to the Synavant Common Stock
                                         include the related Synavant Rights.

                                         IMS HEALTH stockholders will not have to make any payment
                                         or surrender or exchange certificates representing shares
                                         of IMS HEALTH Common Stock in order to receive their pro
                                         rata share of the Distribution. No vote of holders of IMS
                                         HEALTH Common Stock is required or sought in connection
                                         with the Distribution.

Record Date............................  The "Record Date" is July 28, 2000. To be entitled to receive shares of Synavant Common Stock in the
                                         Distribution, holders of shares of IMS HEALTH Common Stock must be stockholders as of the close of business on the
                                         Record Date.

Distribution Date......................  The "Distribution Date" will be as soon as practicable after the date of this Information Statement, and is
                                         presently expected to be on or about August 31, 2000.

Distribution Agent.....................  EquiServe Trust Company will be the Distribution Agent
                                         (the "Distribution Agent") for the Distribution.

Federal Income Tax Consequences of the
  Distribution.........................  In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the Distribution should qualify
                                         under Section 355 of the Internal Revenue Code, and be
                                         tax-free to IMS HEALTH and to IMS HEALTH stockholders for
                                         U.S. federal income tax purposes, except for any tax
                                         payable because of any cash IMS HEALTH stockholders may
                                         receive in lieu of fractional shares of Synavant Common
                                         Stock. See "The Distribution--Federal Income Tax
                                         Consequences of the Distribution" beginning on page 20 for a more detailed description of the federal income tax
                                         consequences of the Distribution, the uncertainty relating to such opinion and the risks involved.

Stock Exchange Listing and Trading.....  Prior to the date hereof, there has not been any established trading market for the Synavant Common Stock.
                                         Application has been made for listing the shares of
                                         Synavant Common Stock on the Nasdaq under the symbol
                                         "SNVT", and trading is expected to commence on a
                                         "when-issued" basis prior to the Distribution

                                         Date. On the first Nasdaq trading day following the
                                         Distribution Date, "when-issued" trading in respect of the
                                         Synavant Common Stock will end and "regular-way" trading
                                         will begin. IMS HEALTH Common Stock will continue to trade on the NYSE after the Distribution Date, and the symbol
                                         under which it trades will remain "RX". See "The
                                         Distribution--Listing and Trading of Synavant Common
                                         Stock".

Relationship Between Synavant and IMS
  HEALTH After the
  Distribution.........................  Prior to the Distribution, IMS HEALTH will enter into agreements with Synavant to transfer to Synavant selected
                                         assets and liabilities currently held by IMS HEALTH and
                                         its subsidiaries related to the businesses that Synavant
                                         is expected to operate, to make arrangements for the
                                         Distribution and to define the ongoing relationships
                                         between IMS HEALTH and Synavant. Synavant and IMS HEALTH
                                         will also enter into certain agreements providing for the
                                         allocation of tax, employee benefits and certain other
                                         assets and liabilities and obligations arising from
                                         periods prior to the Distribution, including contingent
                                         liabilities. Additionally, Synavant and IMS HEALTH will
                                         enter into agreements to cross-license data and software
                                         products, sublease office space, provide data processing
                                         capabilities, provide certain corporate services and,
                                         during a transitional period, provide certain shared
                                         transaction services. IMS HEALTH will, if necessary, also
                                         provide certain credit support to Synavant through one
                                         year from the Distribution Date. In addition, there will
                                         be individuals who will serve on the Board of Directors of both companies. After the Distribution, Synavant and IMS
                                         HEALTH will be separate publicly traded companies and will not have any other material contracts or other
                                         arrangements between them other than arrangements made on
                                         an arm's length basis. See "Relationship Between Synavant
                                         and IMS HEALTH After the Distribution".

Dividend Policy........................  The payment and level of cash dividends by Synavant after the Distribution will be subject to the discretion of the
                                         Synavant Board of Directors. Synavant currently intends to retain future earnings for the development of its business and does not anticipate paying any cash dividends in the
                                         near future. Dividend decisions will be based on, and
                                         affected by, a number of factors, including the operating
                                         results and financial requirements of Synavant on a
                                         stand-alone basis as well as applicable legal and
                                         contractual restrictions. See "Dividend Policy".

Antitakeover Provisions................  The Amended and Restated Certificate of Incorporation and
                                         Amended and Restated By-Laws of Synavant contain
                                         provisions that may have the effect of discouraging an
                                         acquisition or change in control of Synavant not approved
                                         by its Board of Directors. Such provisions may also have
                                         the effect of discouraging third parties from making
                                         proposals involving an acquisition or change of control of
                                         Synavant, although such proposals, if made, might

                                         be considered desirable by a majority of the stockholders
                                         of Synavant. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of Synavant. These
                                         provisions have been designed to enable Synavant to
                                         develop its businesses and foster its long-term growth
                                         without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best
                                         interests of Synavant and its stockholders. Certain
                                         provisions of the Distribution Agreement to be entered
                                         into between Synavant and IMS HEALTH may also have the
                                         effect of discouraging third parties from making proposals involving an acquisition or change in control of Synavant.
                                         See "Relationship Between Synavant and IMS HEALTH After
                                         the Distribution--Distribution Agreement".

                                         At the time of the Distribution, Synavant will have a
                                         stockholder rights plan. The stockholder rights plan is
                                         designed to protect stockholders in the event of an
                                         unsolicited offer or other takeover tactics which, in the
                                         opinion of the Synavant Board of Directors, could impair
                                         its ability to represent stockholder interests. The
                                         provisions of the stockholder rights plans may render an
                                         unsolicited takeover of Synavant more difficult or less
                                         likely to occur or might prevent such a takeover, even
                                         though such a takeover may offer Synavant's stockholders
                                         the opportunity to sell their stock at a price above the
                                         prevailing market rate and may be favored by a majority of the stockholders of Synavant. See "Description of Synavant
                                         Capital Stock--Synavant Rights Plan". Synavant will be
                                         subject to provisions of Delaware corporate law which may
                                         restrict certain business combination transactions. See
                                         "Description of Synavant Capital Stock--Delaware General
                                         Corporation Law". See also "Description of Synavant
                                         Capital Stock--Provisions of Synavant Amended and Restated
                                         Certificate of Incorporation and Amended and Restated
                                         By-Laws Affecting Change in Control".

Risk Factors...........................  Stockholders should carefully consider the matters discussed under the section entitled "Risk Factors" in
                                         this Information Statement.

                                                 * * *


    This Information Statement is being furnished by IMS HEALTH solely to provide information to stockholders of IMS HEALTH who will receive Synavant Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of IMS HEALTH or Synavant. The information contained in this Information Statement is believed by IMS HEALTH and Synavant to be accurate with respect to IMS HEALTH and Synavant as of the date set forth on the cover. Changes may occur after that date, and IMS HEALTH and Synavant will not update the information except in the normal course of their respective public disclosure practices.

                        SYNAVANT SUMMARY FINANCIAL DATA

    The following data are qualified in their entirety by the combined financial statements of Synavant and other information contained elsewhere in this Information Statement. The combined financial data as of December 31, 1999 and November 30, 1998 and for the years ended December 31, 1999 and November 30, 1998 and 1997 and the one month period ended December 31, 1998 have been derived from the audited financial statements of Synavant contained elsewhere in this Information Statement. The combined financial data as of December 31, 1998 has been derived from financial statements of Synavant that have been audited, but such financial statements are not included in this Information Statement. The financial data as of June 30, 2000 and 1999 and November 30, 1997, 1996 and 1995, for the six months ended June 30, 2000 and 1999 and for the years ended November 30, 1997, 1996 and 1995, are unaudited. The historical financial statements of Synavant contained in this Information Statement are presented as if Synavant were a separate entity for all periods presented. The following financial data should be read in conjunction with, and is qualified in its entirety by, the information set forth under "Synavant Selected Financial Data" and "Synavant Management's Discussion and Analysis of Financial Condition and Results of Operations" and Synavant's Combined Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                                                            MONTH
                                        SIX MONTHS         YEAR ENDED       ENDED
                                      ENDED AND AS OF      AND AS OF      AND AS OF
                                         JUNE 30,         DECEMBER 31,   DECEMBER 31,      YEARS ENDED AND AS OF NOVEMBER 30,
                                    -------------------   ------------   ------------   -----------------------------------------
                                      2000       1999         1999         1998 (1)     1998 (2)     1997       1996       1995
                                    --------   --------   ------------   ------------   --------   --------   --------   --------
                                        (UNAUDITED)                                                               (UNAUDITED)
                                                           ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total Revenue.....................  $ 93,208   $ 95,463     $200,557       $ 13,649     $149,005   $106,650   $79,144    $73,796
Net Income (Loss).................  $(10,519)  $   (386)    $ (3,192)      $ (1,415)    $(25,217)  $  5,380   $(1,219)   $(5,351)
Pro Forma Unaudited Earnings
  (Loss) Per Share of Common
  Stock--Basic (3)................  $  (0.70)  $  (0.02)    $  (0.20)      $  (0.09)    $  (1.55)  $   0.33        --         --
Pro Forma Unaudited Earnings
  (Loss) Per Share of Common
  Stock--Diluted (3)..............  $  (0.70)  $  (0.02)    $  (0.20)      $  (0.09)    $  (1.55)  $   0.33        --         --

BALANCE SHEET DATA:
Total Assets......................  $259,144   $272,823     $268,299       $290,686     $285,389   $ 85,021   $74,503    $81,792

------------------------------

(1) Effective in 1999, the operating units of Synavant that had previously reported on a fiscal year ended November 30 revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information.

(2) On June 24, 1998, Cognizant Corporation, the accounting predecessor of IMS HEALTH, acquired Walsh International, Inc. ("Walsh"). The acquisition was accounted for using the purchase method of accounting and, accordingly, operating results for Walsh are included in the combined financial statements of Synavant from the date of acquisition.

(3) Pro forma basic earnings per share are calculated by dividing net income
    (loss) by the weighted average common shares of IMS HEALTH, reflecting the 1 for 20 distribution ratio. Pro forma diluted earnings per share are calculated by dividing net income by dilutive potential common shares and weighted average common shares of IMS HEALTH reflecting the 1 for 20 distribution ratio. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all Synavant employee options are used to repurchase IMS HEALTH Common Stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. Where the Company has incurred a loss, dilutive potential common shares are not included in the calculation of pro forma diluted loss per share as to do so would be anti-dilutive. Pro forma diluted earnings per share does not necessarily reflect the potentially dilutive impact of outstanding options when converted into Synavant options as the exact exchange ratio for outstanding options has not yet been determined.

                           FORWARD-LOOKING STATEMENTS

    This Information Statement and other materials filed or to be filed by IMS HEALTH or Synavant with the Securities and Exchange Commission (the "SEC"), as well as information included in oral statements or other written statements made or to be made by IMS HEALTH and Synavant, contain statements which are "forward-looking". These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of IMS HEALTH, Synavant or their respective directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks or utilize cash that may be dispersed geographically in locations that do not meet Synavant's cash needs; technological changes and new business models that use the Internet or Internet-related products and services; the ability to successfully implement the business model changes related to the Siebel alliance; the ability to enhance or develop new or advanced technologies and systems for their businesses on schedule and on a cost-effective basis, including but not limited to developing applications in connection with the Siebel alliance; the ability to successfully achieve estimated effective tax rates, corporate overhead levels or costs of operating as a stand-alone publicly traded company; competition, particularly in the markets for pharmaceutical information, pharmaceutical relationship management, and interactive marketing in the pharmaceutical industry; regulatory, legislative and enforcement initiatives, particularly in the area of medical privacy or those that would limit the ability to deliver pharmaceutical prescription samples through the mail; the ability to obtain future financing on satisfactory terms; to the extent Synavant seeks growth through acquisitions, joint ventures and alliances, such as the Siebel alliance, the ability to identify and consummate acquisitions, joint ventures and alliances on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which Synavant's customers operate; consolidation in the pharmaceutical industry and the other industries in which Synavant's customers operate; and the final allocation of assets and liabilities between Synavant and IMS HEALTH.

                                  RISK FACTORS

    In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to Synavant and the Distribution.

DEPENDENCE ON PHARMACEUTICAL INDUSTRY

    Most of Synavant's sales force software products and services and interactive marketing services are currently used in connection with the marketing and sale of prescription-only drugs. This market is undergoing a number of significant changes. These include:

    - consolidations and mergers, which may reduce the number of Synavant's existing customers and the size of their combined sales forces, and could also alter implementation or purchase cycles;

    - reclassification of formerly prescription-only drugs to permit their over-the-counter sale;

    - competitive pressures on Synavant's pharmaceutical customers resulting from the continuing shift to delivery of healthcare through managed care organizations; and

    - changes in law, such as government-mandated price reductions for prescription-only drugs, that affect the healthcare systems in the countries where Synavant's customers and potential customers are located.

The failure of Synavant to respond effectively to any or all of these and other changes in the marketplace could have a material adverse effect on Synavant's business, operating results or financial condition.

SIEBEL ALLIANCE

    The following risk factors relating to the Siebel alliance should be noted:

    - Synavant has no prior history of selling the Siebel products within the markets it currently serves.

    - Synavant may not be able to successfully implement the business model changes related to the Siebel alliance.


    - Under the terms of the alliance, Synavant is contractually obligated to discontinue the future enhancement and development of its Cornerstone and Premiere products, but will continue to support users of these products under current and future contracts. Management anticipates that these products will eventually be phased out and replaced by a new generation of joint solution offerings incorporating Siebel technology. Synavant and Siebel have agreed to a revenue-sharing agreement for certain new client contracts based on Synavant's existing Cornerstone and Premiere offerings. Existing and prospective customers may delay purchases of Synavant's Cornerstone and Premiere products based upon the newly formed alliance. Quarterly revenues may decline below expected levels and could adversely affect Synavant's annual results of operations due to delayed purchase decisions.


    - While Synavant and Siebel will collaborate on future enhancements of Siebel software applications tailored for the pharmaceutical industry, such enhancements may not be developed or introduced in a timely manner and/or may not be successful in the market.

    - Software products frequently contain errors or failures, especially when first introduced or when new versions or enhancements are released. Synavant could be forced to delay the commercial release of products compatible with Siebel until software problems have been corrected. Synavant could lose revenues as a result of software errors or defects. Testing errors may also be found in new products, enhancements or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, or increased service and warranty costs, any of which could have a material adverse effect on Synavant's business, operating results or financial condition.

    See "Synavant Business--Siebel Alliance", "Synavant Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Siebel Alliance", and Note 14 to the audited financial statements of Synavant contained elsewhere in this Information Statement for a more detailed discussion of the Siebel alliance.

TECHNOLOGY; COMPETITION

    Synavant competes in businesses that develop and market sophisticated information systems, software and other technology. These systems, software and other technology can be expected to be subject to refinements as such systems and underlying technologies are upgraded and advanced. As various systems and technologies become outdated, Synavant or its alliance partners, including Siebel, may not be able to enhance or replace them, to enhance or replace them as quickly as Synavant's competition, or to develop and market new and better products and services in the future on schedule and on a cost-effective basis.

    Synavant competes with other companies that sell sales force software products and services and interactive marketing services that specifically target the pharmaceutical industry. Synavant also faces competition from many vendors that market and sell sales force automation solutions in consumer packaged goods. In addition, Synavant competes with various companies that provide support services and interactive marketing services similar to its services. Synavant believes that its ability to compete depends on many factors, some of which are beyond its control, including: the development and timing of future releases of Siebel products, the number and success of new market entrants supplying competing sales force products or support and interactive marketing services; expansion of product lines by, or consolidation among, existing competitors; and development and/or operation of in-house sales force software products or services by its customers and potential customers. Some of Synavant's competitors and potential competitors are part of large corporate groups and have longer operating histories and significantly greater financial, sales and marketing, technology and other resources than Synavant. In the event that Synavant is unable to compete successfully with these companies, it could have a material adverse effect on Synavant's business, operating results or financial condition.

    Critical issues concerning the commercial use of the Internet, including security/privacy, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of Synavant products and distribution of its software. If these critical issues are not favorably resolved, it could have a material adverse effect on Synavant's business, operating results or financial condition.

INABILITY TO INTRODUCE NEW PRODUCTS WILL SIGNIFICANTLY IMPACT RESULTS

    Synavant's future success will depend in part upon its ability to:
(i) continue to provide best-in-class enterprise solutions; (ii) enter new markets; and (iii) develop and/or provide new solutions that satisfy increasingly sophisticated customer requirements, that keep pace with technological developments (including, in particular, developments related to the Internet) and that are accepted in the market. Synavant is devoting significant resources to the enhancement of its solutions offerings. These new solutions offerings, such as those provided through the Siebel alliance, and enhancements of existing solutions offerings may not be developed and/or provided in a timely manner and/or be successful in the market. The failure of such new solutions offerings to be developed and/or provided to the market, to be successful in the market or otherwise to generate increased revenues could have a material adverse effect on Synavant's business, operating results or financial condition.

CAPITAL DEVELOPMENT; ACCESS TO CAPITAL AS AN INDEPENDENT COMPANY

    Synavant invests in research and development as well as in capital projects to enhance existing products and services and develop new products and services in response to technological and marketplace changes. Synavant will need to make significant capital expenditures over the next several years, particularly in light of the rapid technological changes affecting its business. In addition, the strategic alliance with Siebel requires Synavant to make significant investments during 2000 and 2001 to launch their joint offering. Prior to the Distribution, Synavant has relied on IMS HEALTH for various financial and administrative services. After the Distribution, Synavant will be an independent entity responsible for financing its own operations, except that, if necessary, IMS HEALTH will provide certain credit support to Synavant for up to one year from the Distribution Date. To the extent that Synavant needs additional funding in the future to finance its operations and capital expenditures, Synavant may not be able to access the capital markets or otherwise obtain necessary financing, or to obtain such financing in a timely manner or on commercially favorable terms. In the event that Synavant satisfies its financing needs through the issuance of additional equity securities, such issuance would be dilutive to existing stockholders.

EXPOSURE TO CERTAIN CONTINGENT LIABILITIES

    Synavant is subject to certain material contingent liabilities. Under the terms of the Distribution Agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant, from D&B and relating to the 1998 spin-off of IMS HEALTH from Cognizant, as a condition to the Distribution, IMS HEALTH and any company that it spins off, including Synavant, are required to undertake to be jointly and severally liable to D&B, ACNielsen Corporation and Cognizant (which has since changed its name to Nielsen Media Research, Inc.) for IMS HEALTH's obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement, including with respect to potential tax liability that may arise in connection with the aforementioned spin-offs and certain global tax planning initiatives by D&B, Cognizant and IMS HEALTH, and potential liability relating to a legal proceeding (the "IRI Action") filed on July 29, 1996 in the United States District Court for the Southern District of New York naming as defendants D&B, A.C. Nielsen Company and I.M.S. International Inc. (a predecessor of IMS HEALTH). The plaintiff in the IRI Action alleges various violations of United States antitrust laws and tortious interference with a contract and with a business relationship, and is seeking monetary damages in excess of $350 million (which the plaintiff has asked to be trebled under the antitrust laws) and unspecified punitive damages. The matter is still pending. Pursuant to the Distribution Agreement, IMS HEALTH will agree to indemnify Synavant for any liability Synavant incurs in connection with such contingent liabilities in excess of $9 million. In the event that IMS HEALTH did not fulfill its indemnification obligations and Synavant were obligated to fund a substantial portion of such excess liabilities, it would have a material adverse effect on Synavant's financial condition. For a more detailed discussion of such contingent liabilities, including the IRI Action, see "Synavant Business--Legal Proceedings and Contingencies" and Note 10 to the combined financial statements of Synavant contained elsewhere in this Information Statement.

POTENTIAL TAXATION

    If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, IMS HEALTH estimates that the aggregate corporate tax liability would be approximately $100 million. As a member of IMS HEALTH's consolidated group, Synavant would be severally liable for such tax. In the event that Synavant were obligated to fund a substantial portion of such liability, it would have a material adverse effect on Synavant's financial condition. Moreover, each IMS HEALTH stockholder receiving shares of Synavant Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the Synavant Common Stock received. See "The Distribution--Federal Income Tax Consequences of the

Distribution" for a more detailed description of the federal income tax consequences of the Distribution. See also "The Distribution--Relationship between Synavant and IMS HEALTH After the Distribution--Distribution Agreement" for a discussion of the indemnification obligations of IMS HEALTH and Synavant with respect to tax liability that may arise in connection with the Distribution.

DISTRIBUTION OF CONTROLLED SUBSTANCES THROUGH THE MAIL

    Synavant currently distributes controlled substances to doctors' offices through the mail as part of certain interactive marketing programs it provides on behalf of pharmaceutical manufacturers. It is very important to Synavant that this practice of distributing prescription-only drugs continues. Future legislation may restrict Synavant's ability to provide these types of services.

NON-UNITED STATES OPERATIONS

    Synavant operates globally, deriving 48% of its revenues in 1999 from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar-denominated operating results. Synavant's geographic expansion in emerging markets such as Eastern Europe, Mexico, South America and Asia Pacific is expected to continue. Emerging markets tend to be considerably less stable than established markets which may further contribute to volatility in operating results. In addition, Synavant is subject to the usual risks inherent in carrying on business in certain countries outside the United States, including possible nationalization, expropriation, price controls or other restrictive government actions.

NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

    Synavant does not have any operating history as an independent public company and has relied on IMS HEALTH for various financial, administrative and managerial advice and services in conducting its operations. Following the Distribution, Synavant will maintain its own credit and banking relationships (except that IMS HEALTH will, if necessary, provide certain credit support through one year after the Distribution Date), perform its own investor relations functions, and negotiate all contracts, including those with IMS HEALTH, at arm's length. As an independent company, Synavant may not continue to generate free cash flow at the same level as the Synavant businesses have generated free cash flow as part of IMS HEALTH. Additionally, Synavant may not be able to put in place successfully the financial, administrative and managerial structure necessary to operate as an independent public company. In addition, the development of such structure may require a significant amount of management's time and other resources.

CHANGES IN TRADING PRICES OF SYNAVANT COMMON STOCK

    Until the Synavant Common Stock is fully distributed and an orderly market develops in the Synavant Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the Synavant Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Synavant Common Stock,
(ii) developments affecting the businesses of Synavant generally and the impact of those factors referred to below in particular, (iii) investor perception of Synavant and (iv) general economic and market conditions. Management expects that the market will characterize Synavant Common Stock as a healthcare information systems and services stock, which category of stock has historically experienced relatively greater price volatility than broader market indices.

    Moreover, based on its market capitalization immediately after the Distribution, Synavant will be considered a micro-capitalization stock and a number of current stockholders of IMS HEALTH may not be permitted, by law, contract or otherwise, to hold such micro-capitalization stocks. Additionally,

IMS HEALTH Common Stock is part of the Standard and Poor's 500 Index (the "S&P 500"). Synavant will not be a component in the S&P 500. Accordingly, shareholders of IMS HEALTH which are mutual funds that base their stock holdings on the S&P 500 or a similar index will sell the Synavant Common Stock that they receive in the Distribution. Any selling activity related to the micro-capitalization of Synavant or due to funds being limited to holding S&P 500 component stocks could create downward pressure on the value of Synavant Common Stock and lengthen the period before a stable trading market in Synavant Common Stock develops.

RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY ON A QUARTER TO QUARTER BASIS

    Synavant's results of operations may vary from quarter to quarter due to lengthy sales and marketing cycles and lengthy and highly technical implementation cycles for Synavant products and services. The selection of a sales force software product often entails an extended decision-making process because of the strategic implications and substantial costs associated with a customer's license of the software. Given the importance of the decision, senior levels of management often are involved and, in some instances, the board of directors may be involved in this process. As a result, the decision-making process typically takes nine to eighteen months, although in some cases it may take even longer. Accordingly, Synavant cannot control or predict the timing of Synavant's execution of contracts with customers. In addition, an implementation process of three to six months is customary before the software is rolled out to a customer's sales force. However, if a customer were to delay or extend its implementation process, quarterly revenues may decline below expected levels and could adversely affect Synavant's annual results of operations.

    The Synavant businesses have historically realized a greater percentage of license fees and service revenues in the second half of the year than in the first half because, among other things, customers typically spend more of their annual budget authorization for the Synavant businesses' software products and services in the second half of the year. However, the relationship between the amounts spent in the first and second halves of a year may vary from year to year and from customer to customer. In addition, changes in a customer's budget authorizations may reduce the amount of revenues Synavant receives from the license of additional software or the provision of additional services. As a result, operating results could be adversely affected.

    Synavant establishes expenditure levels for product development, sales and marketing and other operating expenses based in large part on expected future revenues and anticipated competitive conditions. In particular, Synavant frequently adds staff in advance of new business to permit adequate time for training. If the new business is subsequently delayed or canceled, Synavant will incur expenses without the associated revenues. In addition, Synavant may increase sales and marketing expenses if competitive pressures become greater than it currently anticipates. Because only a small portion of expenses varies directly with actual revenues, operating results and profitability are likely to be adversely and disproportionately affected if revenues fall below expectations.

PROTECTION OF INTELLECTUAL PROPERTY

    Synavant relies on a combination of trade secret, copyright and trademark laws, non-disclosure and other contractual agreements, and technical measures to protect its proprietary technology. The steps Synavant has taken or will take in the future may not prevent misappropriation of this technology. Further, protective actions Synavant has taken or will take in the future may not prevent competitors from developing products with features similar to its products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Synavant has, on occasion, in response to a request by a customer, entered into agreements which require Synavant to place its source code in escrow to secure its service and maintenance obligations.

    Further, third parties may assert infringement claims against Synavant in the future that may result in the imposition of damages or injunctive relief against Synavant. In addition, any such claims may require Synavant to enter into royalty arrangements. With respect to Siebel products, such claims may result in the imposition of injunctive relief, which could result in delays in delivery of Siebel products. Any of these results could have a material adverse effect on Synavant's business, operating results or financial condition.

SOFTWARE ERRORS COULD IMPACT RESULTS

    Software products frequently contain errors or failures, especially when first introduced or when new versions or enhancements are released. Synavant could be forced to delay the commercial release of products until software problems have been corrected. Synavant could lose revenues as a result of software errors or defects. Synavant products are intended for use in sales and marketing applications that may be critical to a customer's business. As a result, Synavant expects that customers and potential customers will have a greater sensitivity to product defects than the market for software products generally. Testing errors may also be found in new products, enhancements or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, damage to Synavant's reputation, or increased service and warranty costs, any of which could have a material adverse effect on Synavant's business, operating results or financial condition. The foregoing would also be applicable to Siebel products that Synavant intends to redistribute. With respect to such products, Synavant would also be dependent on Siebel for the correction of errors and the delivery of any required modifications relating to such products.

CERTAIN ANTITAKEOVER PROVISIONS

    The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Synavant contain provisions that may have the effect of discouraging an acquisition of control of Synavant not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Synavant, although such proposals, if made, might be considered desirable by a majority of the stockholders of Synavant. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of Synavant. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors, (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors, and (vi) higher than majority requirements to make certain amendments to the By-Laws and Certificate of Incorporation. These provisions have been designed to enable Synavant to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Synavant and its stockholders. In addition, under the Distribution Agreement, Synavant agrees that until two years after the Distribution Date it will not, among other things, merge or consolidate with another corporation, sell or transfer all or substantially all of its assets, or take any other action which would result in one or more persons acquiring a 50 percent or greater interest in Synavant, unless, prior to taking such action, it obtains a written opinion of a law firm or a ruling from the Internal Revenue Service (the "IRS") that such action will not affect the tax-free treatment of the Distribution. Such provisions may have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Synavant. See "Relationship Between Synavant and IMS HEALTH After the Distribution--Distribution Agreement".

    At the time of the Distribution, Synavant will have a stockholder rights plan. The stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Synavant Board of Directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover of Synavant more difficult or less likely to occur or might prevent such a takeover. See "Description of Synavant Capital Stock--Synavant Rights Plan".

    Pursuant to the Distribution Agreement, Synavant and IMS HEALTH are each subject to certain non-competition arrangements that restrict their respective business activities for a specified period after the Distribution. Pursuant to the terms of the Distribution Agreement, the restrictions would generally be binding on an entity that acquires Synavant or is the survivor in a business combination with Synavant. Such restrictions may have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Synavant. See "Relationship Between Synavant and IMS HEALTH After the Distribution--Distribution Agreement".

    Synavant will be subject to the provisions of Delaware corporate law, which may restrict certain business combination transactions. See "Description of Synavant Capital Stock--Delaware General Corporation Law".

ABSENCE OF PRIOR TRADING MARKET, LIQUIDITY AND VOLATILITY OF SYNAVANT COMMON
  STOCK

    Prior to the date hereof, there has not been any established trading market for Synavant Common Stock. Application has been made to list the shares of Synavant Common Stock on the Nasdaq under the symbol "SNVT", and trading is expected to commence on a "when-issued" basis prior to the Distribution Date. Investor interest in Synavant may not be sufficient to lead to the development of an active, liquid trading market in the Synavant Common Stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

SHARES ELIGIBLE FOR FUTURE SALE

    After the Distribution, employees and directors of Synavant will hold options granted under its stock-based compensation plans to acquire shares of Synavant Common Stock representing approximately 24% of the fully-diluted Synavant Common Stock. These options have vesting periods from three to four years and options representing 1,755,065 shares of Synavant Common Stock (representing approximately 40% of such options) are currently exercisable. Synavant plans to reserve an additional approximately 11% of its fully-diluted shares outstanding immediately after the Distribution for future equity awards. Upon the vesting and exercise of these options, additional shares of Synavant Common Stock will become available for future sale in the public market. Sales of substantial amounts of Synavant Common Stock in the public market following the Distribution, or the perception that such sales will occur, could have a material adverse effect on the market price of the Synavant Common Stock. Such sales also might make it more difficult for Synavant to sell equity securities in the future at a time and at a price that it deems appropriate.

                                THE DISTRIBUTION

INTRODUCTION

    On March 28, 2000, the Board of Directors of IMS HEALTH approved in principle a plan to distribute Synavant Common Stock to all holders of outstanding IMS HEALTH Common Stock. On July 18, 2000, the IMS HEALTH Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record of IMS HEALTH Common Stock at the close of business on the Record Date of one share of Synavant Common Stock for every 20 shares of IMS HEALTH Common Stock held by such holder as of the close of business on the Record Date.


    On or before the Distribution Date, IMS HEALTH will deliver all of the outstanding shares of Synavant Common Stock to the Distribution Agent for transfer and distribution to the holders of record of IMS HEALTH Common Stock as of the close of business on the Record Date. The Distribution is expected to be made on or about August 31, 2000.


    Questions relating to the Distribution prior to the Distribution Date or relating to transfers of Synavant Common Stock after the Distribution Date should be directed to: EquiServe Trust Company, Mail Suite 4694, P.O. Box 2536, Jersey City, New Jersey 06303-2536, 800-519-3111.

REASONS FOR THE DISTRIBUTION


    IMS HEALTH believes that separating Synavant from IMS HEALTH will enhance the performance of both IMS HEALTH and Synavant by providing both companies with greater managerial, operational and financial focus to respond to market conditions in their respective business environments. In addition, the Distribution will provide each company with a publicly traded equity security in a single line of business company for use in its compensation programs and to facilitate potential acquisitions and alliances (the noncompetition provisions of the Siebel alliance could have the effect of restricting Synavant's ability to enter into certain acquisitions and alliances--see "Synavant Business--Siebel Alliance"). The Distribution also should enable investors to evaluate better the financial performance of each company, thereby enhancing the likelihood of appropriate market valuation. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the Synavant Common Stock, the ability of Synavant management to successfully take advantage of growth and acquisition and alliance opportunities and to successfully operate as a stand-alone company. Many of such factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".


    STRATEGIC FOCUS ON SINGLE BUSINESS. The Distribution should be beneficial to IMS HEALTH and Synavant because it will enable the management of each company to formulate strategies focused solely on the respective customers and business requirements of each company and to develop capital allocation and investment priorities designed to maximize financial performance.

    The Distribution will also permit Synavant to design incentive compensation programs that relate more directly to its own business characteristics and performance and will provide each company with a publicly traded equity security in a single line of business company for use in its compensation programs.

    INVESTOR ASSESSMENT. Investors should be able to evaluate better the financial performance of Synavant and its strategies, thereby enhancing the likelihood that it will achieve appropriate market valuation.

    FACILITATE GROWTH OF SYNAVANT. Synavant may pursue potential acquisition, joint venture, alliance and growth opportunities in businesses similar to the Synavant Business. See "Synavant Business".

FORM OF TRANSACTION

    The Distribution is the method by which IMS HEALTH will spin off Synavant into an independent publicly traded company. In the Distribution, IMS HEALTH will distribute to its stockholders shares of Synavant Common Stock, which will represent a continuing interest in Synavant's automated sales and marketing support technologies business and interactive marketing businesses. After the Distribution, IMS HEALTH's businesses will include all businesses of IMS HEALTH, less the Synavant businesses, and the shares of IMS HEALTH Common Stock held by IMS HEALTH stockholders will represent a continuing ownership interest in those businesses.

MANNER OF EFFECTING THE DISTRIBUTION

    The Distribution will be made on the Distribution Date to holders of record of IMS HEALTH Common Stock at the close of business on the Record Date. Based on the 297,199,007 shares of IMS HEALTH Common Stock outstanding as of June 30, 2000, the Distribution would consist of 14,859,950 shares of Synavant Common Stock. Prior to the Distribution Date, IMS HEALTH will deliver all outstanding shares of Synavant Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of Synavant Common Stock to IMS HEALTH stockholders of record as of the close of business on the Record Date. Holders of IMS HEALTH Common Stock will not receive any fractional shares of Synavant Common Stock in connection with the Distribution. In lieu of any fractional shares to which such holders would otherwise be entitled, each such holder will receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Distribution Agent on behalf of such holder of the aggregate fractional shares of Synavant Common Stock that such holder otherwise would be entitled to receive. Such sale shall be made by the Distribution Agent promptly following the Distribution Date.

    Holders of IMS HEALTH Common Stock will not be required to pay for shares of Synavant Common Stock received in the Distribution, or to surrender or exchange certificates representing shares of IMS HEALTH Common Stock in order to receive shares of Synavant Common Stock. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested NOT to send us a proxy.

    IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF SYNAVANT COMMON STOCK IN THE DISTRIBUTION, IMS HEALTH STOCKHOLDERS MUST BE STOCKHOLDERS AT THE CLOSE OF BUSINESS ON THE RECORD DATE.

    The Board of Directors of Synavant will adopt a stockholder rights plan prior to the Distribution. Certificates evidencing shares of Synavant Common Stock issued in the Distribution will therefore represent the same number of Synavant Rights issued under the Synavant Rights Plan. See "Description of Synavant Capital Stock--Synavant Rights Plan". Unless the context otherwise requires, references herein to the Synavant Common Stock include the related Synavant Rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the Distribution should qualify as a tax-free spin-off under
Section 355 of the Internal Revenue Code.

    An opinion of counsel does not bind the IRS or the courts. No assurance can be given that a contrary position will not be taken by the IRS or a court. Qualifying for tax-free treatment under Section 355 of the Internal Revenue Code requires satisfaction of numerous requirements, some of which are inherently factual. The Distribution, along with the related restructuring required to effect the Distribution, constitute a unique transaction that has not been the subject of a decision or ruling by the courts or the IRS. McDermott, Will & Emery, however, is of the opinion that, if the matter were litigated as a result of an assertion by the IRS that the Distribution should be taxable, the taxpayer should prevail.

    The opinion of McDermott, Will & Emery is based on certain factual representations made by IMS HEALTH and Synavant. If such factual representations were incorrect in a material respect, such opinion could become moot. Neither IMS HEALTH nor Synavant is aware of any facts or circumstances that would cause such representations to be incorrect in a material respect.

    Provided that the Distribution qualifies as a tax-free spin-off under
Section 355 of the Internal Revenue Code, in general:

        1. Holders of IMS HEALTH Common Stock will not recognize any income, gain or loss as a result of the Distribution, except that holders of IMS HEALTH Common Stock that receive cash in lieu of fractional shares of Synavant Common Stock will recognize gain or loss equal to the difference between such cash and the tax basis allocated to such fractional shares. Any such gain or loss will constitute capital gain or loss if such fractional shares are held as capital assets on the Distribution Date.

        2. Holders of IMS HEALTH Common Stock will apportion the tax basis of their IMS HEALTH Common Stock between such IMS HEALTH Common Stock and the Synavant Common Stock (including fractional shares of Synavant Common Stock) received by such holders in the Distribution in proportion to the relative fair market values of such stock on the Distribution Date. IMS HEALTH will provide appropriate information as of the Distribution Date to each holder of record of IMS HEALTH Common Stock as of the close of business on the Record Date enabling such holder to determine the tax basis of IMS HEALTH Common Stock and the tax basis of Synavant Common Stock held by such holder.

        3. The holding period for the Synavant Common Stock (including fractional shares of Synavant Common Stock) received in the Distribution by holders of IMS HEALTH Common Stock will include the period during which such holders held the IMS HEALTH Common Stock with respect to which the Distribution was made, provided that such IMS HEALTH Common Stock is held as a capital asset by such holders on the Distribution Date.

        4. The Distribution will not be treated as a taxable disposition of Synavant by IMS HEALTH.

    If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which, as noted below, would be substantial) would be payable by the consolidated group, of which IMS HEALTH is the common parent and Synavant is a member, based on the difference between (x) the fair market value of the Synavant Common Stock and (y) the adjusted basis of such Synavant Common Stock. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. IMS HEALTH estimates that the aggregate tax liability in this regard would be approximately $100 million. In the event that Synavant were obligated to fund a substantial portion of such liability, it would have a material adverse effect on Synavant's financial condition. Pursuant to the Tax Allocation Agreement, IMS HEALTH will be liable for the resulting corporate tax, except as provided in the Distribution Agreement.

    In the Distribution Agreement, IMS HEALTH and Synavant will agree to certain restrictions on future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between Synavant and IMS HEALTH After the Distribution". If either IMS HEALTH or Synavant fails to comply with such restrictions and such failure contributes to the Distribution not qualifying under Section 355 of the Internal Revenue Code, such noncompliant party will indemnify the other party and any IMS HEALTH or Synavant stockholder for any tax resulting from such disqualification.

    Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each IMS HEALTH stockholder receiving shares of Synavant Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Synavant Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of IMS HEALTH's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in IMS HEALTH Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero, and (iii) a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in IMS HEALTH Common Stock. Any such gain will generally be capital gain if the IMS HEALTH Common Stock is held as a capital asset on the Distribution Date.

    Current Treasury regulations require each holder of IMS HEALTH Common Stock who receives Synavant Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. IMS HEALTH will convey the appropriate information as of the Distribution Date to each holder of record of IMS HEALTH Common Stock as of the close of business on the Record Date.

    IMS HEALTH STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF SYNAVANT COMMON STOCK

    Prior to the date hereof, there has not been any established trading market for Synavant Common Stock. Application has been made to list the shares of Synavant Common Stock on the Nasdaq under the symbol "SNVT". On the first Nasdaq trading day following the Distribution Date, "when-issued" trading in respect of the Synavant Common Stock will end and "regular-way" trading will begin. IMS HEALTH Common Stock will continue to trade on the NYSE after the Distribution Date, and the symbol under which it trades will remain "RX".

    There can be no assurance as to the prices at which the Synavant Common Stock will trade before, on or after the Distribution Date. Until the Synavant Common Stock is fully distributed and an orderly market develops in the Synavant Common Stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the Synavant Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for shares of Synavant Common Stock, (ii) developments affecting the businesses of Synavant generally including the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of Synavant, and (iv) general economic and market conditions.

    Shares of Synavant Common Stock distributed to IMS HEALTH stockholders will be freely transferable, except for shares of Synavant Common Stock received by persons who may be deemed to be "affiliates" of Synavant under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Synavant after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Synavant, and may include certain officers and directors of Synavant, as well as principal stockholders of Synavant. Persons who are affiliates of Synavant following the Distribution will be permitted to sell their shares of Synavant Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

                         RELATIONSHIP BETWEEN SYNAVANT
                     AND IMS HEALTH AFTER THE DISTRIBUTION

    Synavant is wholly owned by IMS HEALTH. Prior to the Distribution, the Synavant businesses have been under the common control of IMS HEALTH, and the results of operations of the Synavant businesses and of entities that are or will be subsidiaries of Synavant have been included in IMS HEALTH's consolidated financial statements and results of operations and historically have been reported as part of the IMS segment of IMS HEALTH. After the Distribution, except for shares of Synavant issued to IMS HEALTH in respect of shares of IMS HEALTH purchased between two days prior to the Record Date and the Distribution Date, which shares IMS HEALTH will dispose of immediately following the Distribution Date, IMS HEALTH will not have any ownership interest in Synavant or its subsidiaries, and Synavant will be an independent publicly traded company. In addition, after the Distribution, Synavant will not have any ownership interest in IMS HEALTH. Furthermore, all contractual relationships existing prior to the Distribution between IMS HEALTH, on the one hand, and Synavant, on the other, will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement, and except that, if necessary, IMS HEALTH will provide certain credit support to Synavant for up to one year after the Distribution Date.

    For purposes of governing certain of the ongoing relationships between IMS HEALTH and Synavant after the Distribution and to provide for an orderly transition to the status of two independent companies, IMS HEALTH and Synavant have entered or will enter into the agreements described in this section prior to the Distribution. The agreements will govern the relationship between IMS HEALTH and Synavant subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of such agreements are filed as exhibits to the Registration Statement on Form 10 of Synavant in respect of the registration of the Synavant Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The following description provides an accurate description of all material terms of such agreements, but is qualified by reference to the texts of such agreements, which are incorporated herein by reference.

DISTRIBUTION AGREEMENT

    IMS HEALTH and Synavant will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between IMS HEALTH and Synavant subsequent to the Distribution.

    In particular, the Distribution Agreement defines the assets, liabilities and contractual relationships which are being allocated to and assumed by Synavant and those which will remain with IMS HEALTH. The Distribution Agreement also defines what constitutes the "Synavant Business" and what constitutes the "IMS HEALTH Business".

    Pursuant to the Distribution Agreement, IMS HEALTH is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the Synavant Business to Synavant. All assets are being transferred without any representation or warranty, "as is-where is", and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

    The Distribution Agreement provides for, among other things, assumptions of actual or contingent liabilities and cross indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with (i) the businesses conducted by Synavant to Synavant and (ii) all other liabilities to IMS HEALTH. For a discussion of such businesses, see "Synavant Business". The Distribution Agreement provides for the allocation generally of the financial responsibility for the liabilities arising out of or in connection with former businesses, including those formerly conducted by or associated with IMS HEALTH or Synavant.

    The Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Distribution Agreement also allocates the right to proceeds and the obligation to satisfy deductibles under certain insurance policies.

    In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

    The Distribution Agreement provides that IMS HEALTH and Synavant will comply with and otherwise not take action inconsistent with each representation and statement made to McDermott, Will & Emery in connection with IMS HEALTH's request for a legal opinion as to certain tax aspects of the Distribution. Synavant agrees to maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Internal Revenue Code, until the second anniversary of the Distribution Date. Synavant does not expect this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. Under the Distribution Agreement, Synavant agrees that until two years after the Distribution Date it will not (i) merge or consolidate with another corporation, (ii) liquidate or partially liquidate, (iii) sell or transfer all or substantially all of its assets, (iv) redeem or repurchase its stock (except in certain limited circumstances), or (v) take any other action which would result in one or more persons acquiring a 50 percent or greater interest in Synavant, unless, prior to taking such action, it obtains a written opinion of a law firm or a ruling from the Internal Revenue Service that such action will not affect the tax-free treatment of the Distribution. As a result of the representations in the request for a legal opinion and the covenants in the Distribution Agreement, the acquisition of control of Synavant prior to the second anniversary of the Distribution Date may be more difficult or less likely to occur because of the potential substantial liability associated with a breach of such representations or covenants. Synavant also agrees that, from and after the Distribution Date, it will use its commercially reasonable best efforts to ensure that IMS HEALTH will incur no liability under any Synavant bank or credit facilities supported by IMS HEALTH. In addition, Synavant agrees that within three months after the Distribution Date, it will take all commercially reasonable best efforts to secure an independent line of credit, without any credit support from IMS HEALTH, which satisfies its short term working capital requirements. The Distribution Agreement provides that if a party fails to comply with the obligations described above or takes or fails to take any action and such failure, act or omission contributes to a determination that the Distribution or any related transaction is not tax-free to IMS HEALTH, Synavant or the stockholders of either of them, such party must indemnify the other party and such stockholders from any taxes arising therefrom. Synavant must indemnify IMS HEALTH and such stockholders from such taxes even if it delivered the opinion of counsel or received the ruling described above.

    Under the Distribution Agreement, each of IMS HEALTH and Synavant agrees to provide to the other party, subject to certain conditions, access to certain corporate records and information and to provide or cause to be provided certain services on such terms as are set forth in a Corporate Services Agreement between such parties. The parties have also agreed to certain non-compete arrangements that restrict business activity with certain clients and in certain geographic locations, and restrict the other party from engaging in the retained businesses of the other party. Additionally, both IMS HEALTH and Synavant have agreed not to solicit for employment certain of the other party's employees for a period of three years, without the other party's prior written approval.

    The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs or expenses incurred in connection with the Distribution will be charged to and paid by IMS HEALTH.

DATA RIGHTS AGREEMENTS

    IMS HEALTH and Synavant will enter into various Data Rights Agreements licensing both from IMS HEALTH entities to Synavant entities, and from Synavant entities to IMS HEALTH entities, certain data rights so as to assure continued access to such data, most of which is significant to the uninterrupted availability of certain products and services. The shared data will be extensive, but can be summarized as follows:

    - Synavant utilizes IMS HEALTH's individual-level prescription data (Xponent) to target doctor interactive marketing programs. The use of this data is very important to optimize promotional spending of Synavant's pharmaceutical clients. Pursuant to the Xponent Data License Agreement, IMS HEALTH will grant to Synavant a non-transferable and non-exclusive license to use such data solely for the purpose of (i) selecting a list of doctors for its healthcare company clients to send proprietary materials to, (ii) providing its single source sampling products to pharmaceutical clients, (iii) providing data to publishers of journals or other media for the purpose of determining advertising, and (iv) selecting doctors for its pharmaceutical clients to send certain drug samples to.

    - Synavant has developed and licenses Pharbase to third parties in various European countries, Canada and the Asia/Pacific region. Pharbase is a database that consists of doctor names, addresses and other related information. The Pharbase data is also used by IMS HEALTH to define the population of doctors in each area (geographic and therapeutic) that are writing prescriptions. This data is critical to IMS HEALTH's targeting and sales force compensation products. Pursuant to the Pharbase Cross License Agreement, Synavant will grant to IMS HEALTH a worldwide, perpetual, non-transferable and non-exclusive license to use all Synavant data (including Pharbase) in order to (i) update its prescriber databases,
      (ii) update its sales, prescription and market research databases, and
      (iii) create derivative works from such databases in connection with the delivery of services to its clients. IMS HEALTH will grant to Synavant a non-transferable and non-exclusive license to certain IMS HEALTH data to be used solely to update its Pharbase database. Both parties agree not to use certain data in products delivered to certain competitors of the other party.

TAX ALLOCATION AGREEMENT

    IMS HEALTH and Synavant will enter into a Tax Allocation Agreement under which IMS HEALTH will generally pay any taxes, or receive any refunds or credits of taxes, shown as due on a U.S. federal, state or local income or franchise tax return for a taxable period beginning prior to the Distribution Date (including the current taxable period to the extent such taxes, refunds or credits are attributable to the portion of such taxable period up to and including the Distribution Date).

    All taxes other than U.S. federal, state and local income and franchise taxes will be the responsibility of Synavant if they are attributable to the Synavant Business and of IMS HEALTH if they are attributable to all other businesses of IMS HEALTH.

    For taxable periods beginning on or after the Distribution Date (and the portion of the current taxable period beginning after the Distribution Date), Synavant and IMS HEALTH will be responsible for their own taxes.

EMPLOYEE BENEFITS AGREEMENT

    IMS HEALTH and Synavant will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement") which allocates responsibility with respect to certain employee benefit plans and other employment-related matters on and after the Distribution Date.

    The Employee Benefits Agreement provides that IMS HEALTH will continue to sponsor a defined benefit pension plan for the benefit of employees of the IMS HEALTH business ("IMS HEALTH Employees") and former employees of the IMS HEALTH business who terminated employment on or prior to the Distribution Date ("IMS HEALTH Retirees"). Active participation of employees of Synavant ("Synavant Employees") in the IMS HEALTH Retirement Plan shall cease immediately after the Distribution Date. In the event that a partial termination within the meaning of
Section 411(d)(3)
of the Internal Revenue Code shall occur with respect to the IMS HEALTH Retirement Plan, affected Synavant Employees will be fully vested in their accrued benefits under the IMS HEALTH Retirement Plan. IMS HEALTH will retain all liabilities related to the IMS HEALTH Retirement Plan, and benefits accrued under the IMS HEALTH Retirement Plan by Synavant Employees as of the Distribution Date shall be paid in accordance with the terms and conditions of the IMS HEALTH Retirement Plan.

    In addition, Synavant has agreed to maintain the Synavant Savings Plan under which benefits will be provided for Synavant Employees and disabled Synavant Employees who were participants in the IMS HEALTH Savings Plan immediately prior to the Distribution Date (the "Synavant Transferred Savings Plan Employees"), and IMS HEALTH will continue to sponsor its savings plan for the benefit of IMS HEALTH Post-Distribution Employees, IMS HEALTH Retirees and Synavant Retirees who, prior to the Distribution Date, were participants thereunder. Active participation of Synavant Transferred Savings Plan Employees in the IMS HEALTH Savings Plan shall cease immediately after the Distribution Date. The account balances of Synavant Transferred Savings Plan Employees will be transferred to the Synavant plan. Synavant shall assume all liabilities relating to the participation of Synavant Transferred Savings Plan Employees. IMS HEALTH shall retain all other Liabilities relating to the IMS HEALTH Savings Plan, including liabilities relating to Synavant Retirees.

    Synavant will adopt a new nonqualified savings plan for the benefit of Synavant Employees who were participants in the IMS HEALTH nonqualified plan immediately prior to the Distribution Date. Liabilities of the current IMS HEALTH nonqualified plan that are attributable to Synavant Employees will be transferred to the Synavant nonqualified plan. IMS HEALTH will retain the liability for benefits under IMS HEALTH's nonqualified pension plans with respect to IMS HEALTH Post-Distribution Employees and IMS HEALTH Retirees and Synavant Retirees who, prior to the Distribution Date, were participants thereunder.

    The Employee Benefits Agreement also provides that IMS HEALTH will continue to sponsor its welfare plans for IMS HEALTH Post-Distribution Employees, IMS HEALTH Disabled Employees, IMS HEALTH Retirees and Synavant Retirees who, prior to the Distribution Date, were receiving benefits under the IMS HEALTH retiree medical plan (the "Synavant Retiree Medical Recipients"). As of the Distribution Date, Synavant will adopt welfare plans for the benefit of Synavant Employees, Synavant Disabled Employees and Synavant Retirees other than Synavant Retiree Medical Recipients.

    As of the Distribution Date, Synavant Employees will generally cease participation in IMS HEALTH's employee benefit plans, and Synavant will generally recognize, among other things, their respective employees' past service with IMS HEALTH under their respective employee benefit plans. Except as specifically provided therein, nothing in the Employee Benefits Agreement restricts IMS HEALTH's or Synavant's ability to amend or terminate any of their respective employee benefit plans after the Distribution Date.

    IMS HEALTH and Synavant will continue to sponsor and retain liability for any employee benefits plans maintained outside the United States with respect to their respective employees.

    IMS HEALTH and Synavant (including Clark-O'Neill and other affiliates) will retain liability for any employee benefit health and welfare claims with respect to their employees which were incurred prior to the spin-off date, but which are paid after the spin-off date.

    With respect to equity-based plans, the Employee Benefits Agreement provides generally that equity-based awards will be adjusted or converted so that IMS HEALTH Employees' awards will relate solely to IMS HEALTH stock and Synavant Employees' awards will relate solely to Synavant stock. The method by which equity-based awards will be adjusted or converted is intended to preserve the value of the award to the employee without enlarging the employee's rights.

    Accordingly, unexercised stock options held by IMS HEALTH and Synavant Employees as of the Distribution Date will be adjusted or converted to maintain the then existing intrinsic value of the options and maintain the ratio of the then existing exercise price per share to the market value per share in accordance with applicable accounting standards. An IMS HEALTH Employee's option will be adjusted by reference to the ratio of market prices of IMS HEALTH stock before and after the Distribution (the "IMS HEALTH Ratio"). The remaining option term, vesting, and other terms of the adjusted option will be unaffected by the adjustment.


    Synavant will adopt a stock option and stock award plan for the benefit of Synavant Employees. A Synavant Employee's unexercised option to purchase IMS HEALTH stock will be converted to an option to purchase Synavant stock. The terms of this conversion will be determined by reference to and in consideration of the ratio of the market price of IMS HEALTH stock and Synavant stock immediately before or after the Distribution (the "Synavant Ratio"). The objective will be to preserve the then intrinsic value of the existing stock options and the conversion is not expected to result in a compensation charge to either IMS HEALTH or Synavant. Following these events, the aggregate market value of the Synavant stock purchasable under the new option immediately after the Distribution should be approximately equal to the aggregate market value of the IMS HEALTH stock that was purchasable under the old option immediately before the Distribution, with the aggregate exercise price of the new option being the same as the old option (except to the extent the number of shares purchasable is rounded down to the nearest whole share). Upon conversion, the option term, vesting, and other terms of the new option will correspond to the terms of the old option. Synavant retains discretion to modify any option, however, and has determined to provide for accelerated vesting of replacement options held by executive officers upon a change in control.


    Restricted stock and restricted stock units generally will be adjusted or converted so that, after the Distribution, IMS HEALTH Employees will hold awards that relate solely to IMS HEALTH stock and Synavant Employees will hold awards that relate solely to Synavant stock. Such adjustment or conversion will be done such that the award immediately after the Distribution will have the same aggregate market value as the award immediately before the Distribution (subject to rounding down to the nearest whole number of shares). Similarly, such awards held by Synavant Employees will be replaced, with reference to the Synavant Ratio, so that the aggregate market value of the new award immediately after the Distribution will equal the aggregate market value of the old award immediately before the Distribution (subject to rounding down to the nearest whole number of shares). Vesting and other terms of adjusted awards will remain the same, and vesting and other terms of new awards will be the same as the corresponding terms of the old awards.

    Stock options held by non-employee directors of IMS HEALTH will be adjusted in a manner consistent with the manner in which IMS HEALTH Employees' awards are adjusted. Restricted stock held by non-employee directors will be cancelled prior to the distribution and reissued afterwards with a number of shares issued adjusted based on the IMS HEALTH Ratio. Vesting and other terms of adjusted awards will remain the same, and vesting and other terms of new awards will be the same as the corresponding terms of the old awards.


    The applicable purchase period under the IMS HEALTH Employee Stock Purchase Plan will be truncated prior to the Distribution Date so that shares are purchased prior to the Record Date for the Distribution. A new purchase period will commence at the beginning of the month following the Distribution. From and after the Distribution Date, IMS HEALTH will continue to sponsor an Employee Stock Purchase Plan for the benefit of IMS HEALTH Employees. Synavant will adopt the Synavant Employee Stock Purchase Plan for the benefit of Synavant Employees as well.


DATA AND TELECOMMUNICATIONS SERVICES AGREEMENT

    IMS HEALTH and Synavant will enter into a Data and Telecommunications Services Agreement pursuant to which IMS HEALTH shall provide to Synavant certain data processing and telecommunications services, in a manner and similar in scope to those provided by IMS HEALTH prior to the Distribution.

SUBLEASE ARRANGEMENTS

    IMS HEALTH and Synavant will enter into certain subleasing arrangements whereby Synavant will continue to use certain properties and facilities and certain personal property that it had used during the period prior to the Distribution Date. The terms of the subleases will be negotiated based upon an arm's length transaction using prevailing market conditions to determine the relationship between IMS HEALTH and Synavant going forward. Agreements for providing local accommodation services such as receptionist and phone services may also be entered into.

CORPORATE SERVICES AGREEMENT

    IMS HEALTH and Synavant will enter into a Corporate Services Agreement pursuant to which IMS HEALTH will provide Synavant with certain administrative and support services. These services include tax advice and services, financial advice and services, purchasing management services and, for an interim period, support for the maintenance of corporate records and personnel administration advice and services.

SHARED TRANSACTION SERVICES AGREEMENTS

    IMS HEALTH and Synavant will enter into Shared Transaction Services Agreements providing for the orderly continuation, for a transitional period after the Distribution Date, of certain of the shared transaction and other services currently being provided at one or more of IMS HEALTH's shared transaction services centers. Agreements may also be entered into on a country-by-country basis to the extent similar services are provided locally.

CREDIT SUPPORT ARRANGEMENTS

    Pursuant to an agreement between IMS HEALTH and Synavant, IMS HEALTH will provide credit support sufficient to meet the working capital needs of Synavant for up to one year from the Distribution Date (the "Anniversary Date"), if necessary. However, at such time as Synavant has secured an independent line of credit during the one year post-Distribution period that matures beyond the Anniversary Date without IMS HEALTH credit support and which satisfies certain specified criteria, IMS HEALTH'S credit support commitment shall immediately terminate. In addition, pursuant to an agreement between IMS HEALTH and Synavant, IMS HEALTH will provide credit support for the benefit of Permail Pty Limited, an Australian company that will be 51% owned by Synavant, for a letter of credit in favor of the Australian post office. Synavant will reimburse IMS HEALTH for any amounts paid by IMS HEALTH with respect to such letter of credit. IMS HEALTH's credit support with respect to such letter of credit will terminate on the earlier of one year after the Distribution Date or the transfer by Synavant of any portion of its interest in Permail.

OVERLAPPING DIRECTORS

    After the Distribution Date, there will be individuals on the Boards of Directors of IMS HEALTH and Synavant who will also serve on the Board of Directors of the other company. H. Eugene Lockhart and Robert J. Kamerschen will serve on the Boards of Directors of both companies. See "Synavant Management and Executive Compensation--Board of Directors".

                                DIVIDEND POLICY

    The payment and level of cash dividends by Synavant after the Distribution will be subject to the discretion of the Board of Directors of Synavant. Synavant currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Synavant on a stand-alone basis.

                            SYNAVANT CAPITALIZATION

    The following table sets forth the unaudited capitalization of Synavant at June 30, 2000 on a historical basis, and at June 30, 2000 on a pro forma basis as adjusted to give effect to the Distribution and the transactions contemplated thereby. See "The Distribution--Form of Transaction". These assumptions do not represent an all-inclusive list of those events or transactions expected to occur prior to or at the Distribution, which will affect the capitalization of Synavant. However, in the opinion of Synavant management, the included assumptions and pro forma adjustments are the most significant. The following data is qualified in its entirety by the combined financial statements of Synavant and other information contained elsewhere in this Information Statement. See "Risk Factors".

                                                                        SYNAVANT
                                                                    AT JUNE 30, 2000
                                                             -------------------------------
                                                                              PRO FORMA
                                                             HISTORICAL   AFTER DISTRIBUTION
                                                             ----------   ------------------
                                                                ($ AMOUNTS IN THOUSANDS)
                                                                       (UNAUDITED)
Cash and Cash Equivalents..................................   $  2,305         $ 12,200(1)
                                                              --------         --------
Other assets...............................................         --            6,500(2)
                                                              --------         --------
Other Liabilities..........................................         --            1,500(3)
Minority Interests.........................................   $    681         $    681
Divisional/Shareholders' Equity............................                          --
  Accumulated Other Comprehensive Loss.....................       (836)            (836)
  Divisional Equity........................................    215,305               --(4)
  Preferred Stock, par value $0.01 per share,
    Authorized--500,000 shares:
    Outstanding--none......................................         --               --
  Series Common Stock, par value $0.01 per share,
    Authorized--500,000 shares:
    Outstanding--none......................................         --               --
  Common Stock, par value $0.01 per share,
    Authorized--40,000,000 shares:
    Issued--0 shares (Historical) and
    14,859,950 (Pro Forma).................................         --              149(4)
  Capital Surplus..........................................         --          231,551(1),(2),(3)
Total Equity...............................................   $214,469         $230,864
                                                              --------         --------
Total Capitalization.......................................   $215,150         $231,545
                                                              ========         ========

SUMMARY OF SIGNIFICANT PRO FORMA CAPITALIZATION ASSUMPTIONS

    The capitalization table presented above gives effect to the Distribution Agreement and the transactions contemplated thereby. See "Relationship Between Synavant and IMS HEALTH After the Distribution--Distribution Agreement". The Distribution Agreement is to be entered into by IMS HEALTH and Synavant prior to the Distribution.

    (1) Assumes a cash balance of $10,700 plus cash to fund the assumption of certain specified obligations currently estimated at $1,500 (the "Funded Liabilities"). IMS HEALTH and Synavant have agreed to transfer cash to achieve these balances as of July 31, 2000. Any source and/or use of funds after July 31 is the responsibility of Synavant.

    (2) In connection with the Distribution, IMS HEALTH will contribute to Synavant Gartner Group shares with a fair value of $4,000 and a note from a third party with a carrying value of $2,500. The Gartner Group shares are subject to certain contractual restrictions on transfer and voting that were agreed to as part of the Gartner Group distribution.

    (3)  Reflects the Funded Liabilities.

    (4) This adjustment reflects the capitalization of Synavant in connection with the Distribution, and is based on 297,199,007 shares of IMS HEALTH outstanding on June 30, 2000 and one share of Synavant distributed for every 20 IMS HEALTH shares.

                        SYNAVANT SELECTED FINANCIAL DATA

    The following data are qualified in their entirety by the audited financial statements of Synavant and other information contained elsewhere in this Information Statement. The financial data as of December 31, 1999 and
November 30, 1998 and for the years ended December 31, 1999 and November 30, 1998 and 1997 and the one month period ended December 31, 1998 have been derived from the audited financial statements of Synavant contained elsewhere in this Information Statement. The combined financial data as of December 31, 1998 has been derived from financial statements of Synavant that have been audited, but such financial statements are not included in this Information Statement. The financial data as of June 30, 2000 and 1999 and November 30, 1997, 1996 and 1995, for the six months ended June 30, 2000 and 1999 and for the years ended November 30, 1997, 1996 and 1995 are unaudited. The historical financial information of Synavant contained in this Information Statement is presented as if Synavant were a separate entity for all periods presented. See "The Distribution--Form of Transaction". The following financial data should also be read in conjunction with, and is qualified in its entirety by, the information set forth under "Synavant Management's Discussion and Analysis of Financial Condition and Results of Operations" and Synavant's Combined Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                              SIX MONTHS ENDED     YEAR ENDED AND    MONTH ENDED AND
                                  AND AS OF            AS OF              AS OF
                                  JUNE 30,          DECEMBER 31,      DECEMBER 31,         YEARS ENDED AND AS OF NOVEMBER 30,
                             -------------------   --------------   -----------------   -----------------------------------------
                               2000       1999          1999            1998 (1)        1998 (2)     1997       1996       1995
                             --------   --------   --------------   -----------------   --------   --------   --------   --------
                                 (UNAUDITED)                                                                      (UNAUDITED)
                                                       ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total Revenue..............  $ 93,208   $ 95,463      $200,557          $ 13,649        $149,005   $106,650   $79,144    $73,796
Net Income (Loss)..........  $(10,519)  $   (386)     $ (3,192)         $ (1,415)       $(25,217)  $  5,380   $(1,219)   $(5,351)
Pro Forma Unaudited
  Earnings (Loss) Per Share
  of Common Stock--Basic
  (3)......................  $  (0.70)  $  (0.02)     $  (0.20)         $  (0.09)       $  (1.55)  $   0.33        --         --
Pro Forma Unaudited
  Earnings (Loss) Per Share
  of Common Stock--Diluted
  (3)......................  $  (0.70)  $  (0.02)     $  (0.20)         $  (0.09)       $  (1.55)  $   0.33        --         --
BALANCE SHEET DATA:
Total Assets...............  $259,144   $272,823      $268,299          $290,686        $285,389   $ 85,021   $74,503    $81,792
Long-Term Debt.............        --         --            --                --              --         --        --         --

------------------------------

(1) Effective in 1999, the operating units of Synavant that had previously reported on a fiscal year ended November 30 revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information.

(2) On June 24, 1998, Cognizant Corporation, the accounting predecessor of IMS HEALTH, acquired Walsh International, Inc. ("Walsh"). The acquisition was accounted for using the purchase method of accounting and, accordingly, operating results for Walsh are included in the combined financial statements of Synavant from the date of acquisition.

(3) Pro forma basic earnings per share are calculated by dividing net income
    (loss) by the weighted average common shares of IMS HEALTH, reflecting the 1 for 20 distribution ratio. Pro forma diluted earnings per share are calculated by dividing net income by dilutive potential common shares and weighted average common shares of IMS HEALTH, reflecting the 1 for 20 distribution ratio. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all Synavant employee options are used to repurchase IMS HEALTH Common Stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the options. Where the Company has recorded a loss, dilutive potential common shares are not included in the calculation of pro forma dilutive loss per share as to do so would be anti-dilutive. Pro forma diluted earnings per share does not necessarily reflect the potentially dilutive impact of outstanding options when converted into Synavant options as the exact exchange ratio for outstanding options has not yet been determined.

                          SYNAVANT UNAUDITED COMBINED
                         PRO FORMA FINANCIAL STATEMENTS

    The historical Combined Statement of Operations for Synavant for the year ended December 31, 1999 and the six month period ended June 30, 2000 have been derived from the Combined Financial Statements of Synavant contained elsewhere in this document. As mentioned in Note 1 to the Combined Financial Statements, the results include allocations of certain IMS HEALTH corporate and other expenses relating to the Company's business for the year ended December 31, 1999 and the six month period ended June 30, 2000. The combined financial statements exclude allocations of revenues and costs for related party transactions with IMS HEALTH as they relate to the licensing of certain data. In addition, expected incremental costs to be incurred to operate as a stand-alone publicly traded company are not reflected in the combined financial statements.

    The Unaudited Combined Pro Forma Statement of Operations for Synavant for the year ended December 31, 1999 and the six month period ended June 30, 2000 presents the results of operations of Synavant adjusted for material pro forma adjustments necessary to reflect certain allocations of revenues and costs for related party transactions with IMS HEALTH and incremental costs to operate as a stand-alone publicly traded company. It is exclusive of the possible impact of the Siebel alliance and non-recurring costs the Company may incur as a consequence of becoming a stand-alone publicly traded company (as more fully described in note 3 below).

    The Unaudited Combined Pro Forma Statement of Operations of Synavant should be read in conjunction with the historical combined financial statements of Synavant contained elsewhere in this Information Statement. The pro forma data are for informational purposes only and may not necessarily reflect future results of operations and/or what the results of operations would have been had Synavant been operated as a stand-alone publicly traded company.

    The following tables set forth the Synavant historical Combined Statement of Operations for the year ended December 31, 1999 and the six month period ended June 30, 2000, giving effect to the impact of the Distribution as if it had occurred prior to the periods presented.

                          SYNAVANT UNAUDITED COMBINED
                       PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                       HISTORICAL    PRO FORMA          PRO FORMA
                                                        SYNAVANT    ADJUSTMENTS          SYNAVANT
                                                       ----------   -----------         ----------
Revenues
  Software Fees......................................  $   12,628           --          $   12,628
  Software Services, Maintenance & Other.............      91,308   $    1,500 (2)          92,808
  Interactive Marketing..............................      96,621           --              96,621
                                                       ----------   ----------          ----------
Total Revenues.......................................     200,557        1,500             202,057

Operating Costs......................................
  Software Fees......................................       3,107           --               3,107
  Software Services, Maintenance & Other.............      39,258           --              39,258
  Interactive Marketing..............................      79,304        1,500 (3)          80,804
                                                       ----------   ----------          ----------
Total Operating Costs................................     121,669        1,500             123,169

Research and Development.............................      13,173           --              13,173
Selling and Administrative Expenses..................      33,570        6,650 (4),(5)      40,220
Depreciation and Amortization........................      25,826           --              25,826
Year 2000 Costs......................................       2,769           --               2,769
                                                       ----------   ----------          ----------
Operating Income (Loss)..............................       3,550       (6,650)             (3,100)

Other Income (Expense)--Net..........................        (270)          --                (270)
                                                       ----------   ----------          ----------
Income (Loss) Before Provision for Income Taxes......       3,280       (6,650)             (3,370)

Income Tax (Provision) Benefit.......................      (6,472)       2,793 (6)          (3,679)
                                                       ----------   ----------          ----------
Net Loss.............................................  $   (3,192)  $   (3,857)         $   (7,049)

Pro Forma Unaudited Basic Earnings (Loss) Per Share
  of Common Stock....................................  $    (0.20)  $    (0.25)         $    (0.45)
Pro Forma Unaudited Diluted Earnings (Loss) Per Share
  of Common Stock....................................  $    (0.20)  $    (0.25)         $    (0.45)

Pro Forma Unaudited Weighted Average Number of Shares
  Outstanding--Basic.................................  15,599,650   15,599,650          15,599,650
Dilutive Effect of Unexercised Outstanding Stock
  Options as of Balance Sheet Date Under Stock Option
  Plans..............................................      28,300       28,300              28,300
Adjustment of Shares Applicable to Stock Options
  Exercised During the Period........................      46,950       46,950              46,950
                                                       ----------   ----------          ----------
Pro Forma Unaudited Weighted Average Number of Shares
  Outstanding--Diluted(1)............................  15,674,900   15,674,900          15,674,900

NOTES TO UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS FOR THE YEAR
ENDED
DECEMBER 31, 1999

(1) Average Number of Shares Outstanding--Diluted for the year ended
    December 31, includes the impact of the conversion of IMS HEALTH stock options held by those persons expected to be Synavant employees at the time of the Distribution into Synavant stock options, in accordance with the methodology described under "Relationship Between Synavant and IMS HEALTH After the

    Distribution--Employee Benefits Agreement". The calculation of unaudited pro forma dilutive loss per share for the year ended December 31, 1999 has not taken into account the dilutive effect of potential common shares, as to do so would be anti-dilutive.

(2) The Pro Forma Adjustment to Revenues--Software Services, Maintenance and Other reflects contractually obligated payments of $1,500 per annum from IMS HEALTH to Synavant for use of the Company's Pharbase database as defined in the Cross License Agreement. See Note 9 to the Combined Financial Statements.

(3) The Pro Forma Adjustment to Operating Costs--Interactive Marketing reflects contractually obligated payments totaling $1,500 per annum to IMS HEALTH for use of IMS HEALTH's Xponent data, as defined in the Xponent Data License Agreement. See Note 9 to the Combined Financial Statements.

(4) The Pro Forma Adjustment to Selling and Adminstrative Expenses includes:

    (i) Costs for services to be provided by IMS HEALTH totaling $1,168 per annum, as defined by agreements entered into between the Company and IMS HEALTH (see Note 9 to the Combined Financial Statements). The specific products and services to be provided to the Company by IMS HEALTH include transaction processing for billings and collections, payroll, accounts payable, and general ledger, as defined in the Shared Transaction Services Agreements; and certain administrative services for tax, treasury, and compensation and benefits (including stock option administration), as defined in the Corporate Services Agreement.

    (ii) Estimated incremental costs totaling $5,482 per annum related to the operation of Synavant as a stand-alone, publicly-traded company. These incremental costs include, but are not limited to, infrastructure costs (primarily insurance), general management costs, employee benefit staff and programs costs, independent professional services, board of directors costs, investor relations and communications costs. The Company believes these costs are factually supportable as a result of reliable, documented evidence in the form of executed contracts, consummated transactions, or adopted plans by the Company's management which have been assigned a reasonable basis of cost. These costs are in addition to costs incurred by IMS HEALTH which have been previously allocated to the Company and are included in the historical carve-out combined financial statements.

(5) The Pro Forma Adjustments exclude:

    (i) Non-recurring costs the Company is expected to incur as a stand-alone, publicly-traded company. These non-recurring costs are expected to include, but are not limited to, costs for the corporate name change and trademark registrations, an initial communication program, employee relocations and facility setup costs and global communications infrastructure.

    (ii) The potential one-time non-cash charge related to management's assessment of the impact of the Siebel alliance on its computer software, goodwill and other intangibles, as further discussed in Note 14 to the Combined Financial Statements. In addition, the Pro Forma results do not reflect costs that may be incurred with the implementation of the Siebel agreement (including joint marketing programs, research and development, training, and others) as further discussed in "Management's Discussion and Analysis--Liquidity and Capital Resources" contained elsewhere in this Information Statement.

(6) The Pro Forma tax benefit adjustment is calculated based on an effective federal, state and local statutory tax rate of 42%.

                          SYNAVANT UNAUDITED COMBINED
                       PRO FORMA STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                     HISTORICAL    PRO FORMA          PRO FORMA
                                                      SYNAVANT    ADJUSTMENTS          SYNAVANT
                                                     ----------   -----------         ----------
Revenues
  Software Fees....................................  $    4,283           --          $    4,283
  Software Services, Maintenance & Other...........      43,395   $      750 (2)          44,145
  Interactive Marketing............................      45,530           --              45,530
                                                     ----------   ----------          ----------
Total Revenues.....................................      93,208          750              93,958

Operating Costs
  Software Fees....................................       1,141           --               1,141
  Software Services, Maintenance & Other...........      27,888           --              27,888
  Interactive Marketing............................      39,425          750 (3)          40,175
                                                     ----------   ----------          ----------
Total Operating Costs..............................      68,454          750              69,204

Research and Development...........................       6,799           --               6,799
Selling and Administrative Expenses................      15,940        3,325 (4),(5)      19,265
Depreciation and Amortization......................      12,557           --              12,557
                                                     ----------   ----------          ----------
Operating Income (Loss)............................     (10,542)      (3,325)            (13,867)

Other Income (Expense)--Net........................         104            -                 104
                                                     ----------   ----------          ----------
Income (Loss) Before Provision for Income Taxes....     (10,438)      (3,325)            (13,763)

Income Tax (Provision) Benefit.....................         (81)       1,397 (6)           1,316
                                                     ----------   ----------          ----------
Net Loss...........................................  $  (10,519)  $   (1,928)         $  (12,447)

Pro Forma Unaudited Basic Earnings (Loss) Per Share
  of Common Stock..................................  $    (0.70)  $    (0.13)         $    (0.83)
Pro Forma Unaudited Diluted Earnings (Loss) Per
  Share of Common Stock............................  $    (0.70)  $    (0.13)         $    (0.83)

Pro Forma Unaudited Weighted Average Number of
  Shares Outstanding--Basic........................  14,928,800           --          14,928,800
Dilutive Effect of Unexercised Outstanding Stock
  Options as of Balance Sheet Date Under Stock
  Option Plans.....................................      11,450           --              11,450
Adjustment of Shares Applicable to Stock Options
  Exercised During the Period......................      11,300           --              11,300
                                                     ----------   ----------          ----------
Pro Forma Unaudited Weighted Average Number of
  Shares Outstanding--Diluted(1)...................  14,951,550           --          14,951,550

NOTES TO UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000

(1) Average Number of Shares Outstanding--Diluted for the six months ended
    June 30, 2000, includes the impact of the conversion of IMS HEALTH stock options held by those persons expected to be Synavant employees at the time of the Distribution into Synavant stock options, in accordance with the methodology described under "Relationship Between Synavant and IMS HEALTH After the

    Distribution--Employee Benefits Agreement". The calculation of unaudited pro forma dilutive loss per share for the six months ended June 30, 2000 has not taken into account the dilutive effect of potential common shares, as to do so would be anti-dilutive.

(2) The Pro Forma Adjustment to Revenues--Software Services, Maintenance and Other reflects contractually obligated payments of $750 from IMS HEALTH to Synavant for use of the Company's Pharbase database as defined in the Cross License Agreement. See Note 9 to the Combined Financial Statements.

(3) The Pro Forma Adjustment to Operating Costs--Interactive Marketing reflects contractually obligated payments totaling $750 to IMS HEALTH for use of IMS HEALTH's Xponent data, as defined in the Xponent Data License Agreement. See
    Note 9 to the Combined Financial Statements.

(4) The Pro Forma Adjustment to Selling and Adminstrative Expenses includes:

    (i) Costs for services to be provided by IMS HEALTH totaling $584, as defined by agreements entered into between the Company and IMS HEALTH (see Note 9 to the Combined Financial Statements). The specific products and services to be provided to the Company by IMS HEALTH include transaction processing for billings and collections, payroll, accounts payable, and general ledger, as defined in the Shared Transaction Services Agreements; and certain administrative services for tax, treasury, and compensation and benefits (including stock option administration), as defined in the Corporate Services Agreement.

    (ii) Estimated incremental costs totaling $2,741 related to the operation of Synavant as a stand-alone, publicly-traded company. These incremental costs include, but are not limited to, infrastructure costs (primarily insurance), general management costs, employee benefit staff and programs costs, independent professional services, board of directors costs, investor relations and communications costs. The Company believes these costs are factually supportable as a result of reliable, documented evidence in the form of executed contracts, consummated transactions, or adopted plans by the Company's management which have been assigned a reasonable basis of cost. These costs are in addition to costs incurred by IMS HEALTH which have been previously allocated to the Company and are included in the historical carve-out combined financial statements.

(5) The Pro Forma Adjustments exclude:

    (i) Non-recurring costs the Company is expected to incur as a stand-alone, publicly-traded company. These non-recurring costs are expected to include, but are not limited to, costs for the corporate name change and trademark registrations, an initial communication program, employee relocations and facility setup costs and global communications infrastructure.

    (ii) The potential one-time non-cash charge related to management's assessment of the impact of the Siebel alliance on its computer software, goodwill and other intangibles, as further discussed in Note 14 to the Combined Financial Statements. In addition, the Pro Forma results do not reflect costs that may be incurred with the implementation of the Siebel agreement (including joint marketing programs, research and development, training, and others) as further discussed in "Management's Discussion and Analysis--Liquidity and Capital Resources" contained elsewhere in this Information Statement.

(6) The Pro Forma tax benefit adjustment is calculated based on an effective federal, state and local statutory tax rate of 42%.

                 SYNAVANT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                FINANCIAL REVIEW
                         (DOLLAR AMOUNTS IN THOUSANDS)

OVERVIEW

    IMS Health Incorporated ("IMS HEALTH") recently announced a plan to spin off its Synavant business unit (the "Distribution"). IMS HEALTH is a leading provider of information solutions to the pharmaceutical and healthcare industries, operating in over 100 countries with virtually every major international and national pharmaceutical company as a customer. The Synavant business serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision making. Prior to the Distribution, IMS HEALTH will convey the assets and stock of entities that compose the Synavant business into Synavant Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of IMS HEALTH. The Synavant business is composed of the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc., a wholly-owned subsidiary of IMS HEALTH (incorporated in 1983), and certain other foreign subsidiaries of IMS HEALTH; substantially all of IMS HEALTH's interactive and direct marketing business, including Clark-O'Neill, Inc. ("Clark-O'Neill"), a wholly-owned subsidiary of IMS HEALTH; and a majority interest in a foreign joint venture (see Note 1 to the Combined Financial Statements). Collectively, these businesses are referred to herein as "Synavant" or "the Company". In order to change the state of incorporation of Clark-O'Neill from New Jersey to Delaware, prior to the Distribution, Synavant Inc. will merge with Clark-O'Neill, with Synavant Inc. as the survivor in the merger. The shares of Synavant Inc. will then be distributed to the shareholders of IMS HEALTH (see Notes 1 and 13 to the Combined Financial Statements). This transaction has been structured as a tax-free dividend to the stockholders of IMS HEALTH, who will receive one share of Synavant Common Stock (together with the associated preferred share purchase right) for every 20 shares of IMS HEALTH Common Stock held as of the record date for the Distribution. After the Distribution, these businesses will be more fully integrated to provide a full spectrum of products and services to the pharmaceutical industry. Historically, these businesses and products were managed as part of the core IMS segment of IMS HEALTH.

    As discussed elsewhere herein, Synavant and Siebel, the world's leading provider of eBusiness application software, announced on July 19, 2000 a strategic alliance to jointly develop, market, and sell an integrated eBusiness software and service solution featuring Siebel ePharma, a pharmaceutical version of Siebel eBusiness Applications, and the global implementation and support capabilities of Synavant. Through the alliance, Synavant and Siebel will deliver eBusiness solutions to customers worldwide in the pharmaceutical, biotechnology and healthcare industries (see Note 14 to the Combined Financial Statements).

    This discussion and analysis relates to Synavant and should be read in conjunction with the accompanying combined financial statements and related notes.

    The combined financial statements have been prepared using IMS HEALTH's historical basis in assets and liabilities and historical results of operations related to Synavant's business. The combined financial statements generally reflect the financial position, results of operations and cash flows of Synavant as if it were a separate entity for all periods presented. The combined financial statements include allocations of certain IMS HEALTH corporate and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to Synavant's business for the years ended December 31, 1999, November 30, 1998 and 1997 (the "Respective Periods") and the one month ended December 31, 1998. Management believes the methods used to allocate these costs are reasonable. They exclude allocations of revenues and costs for certain related-party transactions with IMS HEALTH as they relate to licensing of data (see Note 9 to the Combined Financial Statements). The financial information included herein will not necessarily reflect the combined financial position, results of operations and cash flows of Synavant in the future or what they would have been if Synavant had been a separate public entity during the periods presented. Further, the Company will incur additional costs to operate as a stand-alone public company. These increased costs are expected to be significant.

ACQUISITION

    On June 24, 1998, Cognizant (the accounting predecessor company to IMS HEALTH) acquired Walsh International, Inc. ("Walsh") for an original purchase price of $193,748 consisting of $167,148 of Cognizant common stock, $9,521 of Cognizant stock options and direct acquisition and integration costs in the amount of $17,079. Shares issued in the acquisition were registered under the Securities Act of 1933, as amended. The Walsh acquisition was accounted for as a purchase and accordingly, Walsh's results of operations are included in the results of operations of Synavant from June 1998. Walsh, formed in 1988, provided Synavant with a strong international market presence to serve its customers on a global scale. Synavant recognized approximately $152,267 of goodwill related to the acquisition, which is being amortized on a straight-line basis over 15 years. The original estimate of direct acquisition and integration costs of $17,079 consisted of severance ($4,876), lease terminations ($2,569) and other direct acquisition and integration costs ($9,634). Other direct costs include primarily the professional fees of investment bankers, attorneys and accountants, and change in control and other transaction-related bonuses paid to Walsh personnel. The direct acquisition and integration costs were incremental and were incurred as a direct result of the acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases that were to be terminated). At December 31, 1999, the program of integrating Walsh into Synavant had been completed. In completing the program, Synavant incurred higher than anticipated severance costs, related to the termination of 78 Walsh employees, and terminated acquired Walsh leases at a cost lower than originally anticipated at the date of the acquisition. In addition, a certain lease scheduled for termination was subsequently retained by Synavant. To reflect the net reduction in direct integration costs, the original liability estimate, the original purchase price and goodwill have been reduced by $890. The following table provides the activities since the acquisition with respect to these liabilities:

                                        ORIGINAL
                                        LIABILITY   EXPENDITURES TO   RECLASSIFICATIONS/   DECEMBER 31, 1999
                                        ESTIMATE         DATE            ADJUSTMENTS            BALANCE
                                        ---------   ---------------   ------------------   -----------------
Employee Separation...................   $ 4,876        $ (6,154)           $ 1,278             $   --
Lease Terminations....................     2,569            (401)            (2,168)                --
Other Direct Costs....................     9,634          (9,634)                 0                 --
                                         -------        --------            -------             ------
    Total.............................   $17,079        $(16,189)           $  (890)            $   --
                                         =======        ========            =======             ======

PURCHASE PRICE ALLOCATION

    The allocation of Synavant's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with the Walsh acquisition was based primarily on estimates of fair values by an independent appraisal firm. The final purchase price allocation is summarized below:

Acquired In Process R&D Write-off...........................  $ 21,900
Net Liabilities Assumed.....................................    (1,609)
Software/Core Technology....................................    29,000
Deferred Taxes..............................................    (8,700)
Goodwill....................................................   152,267
                                                              --------
Final Purchase Price........................................  $192,858
                                                              ========

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

    Synavant made allocations of the aggregate purchase price to acquired in-process research and development ("IPR&D") amounting to $21,900 in 1998 related to the Walsh acquisition.

    The Securities and Exchange Commission issued revised guidance in 1998 with respect to allocations of IPR&D projects in connection with acquisitions. In accordance with this guidance, the amount allocated to IPR&D reflects the relative value and contribution of the acquired IPR&D. Consideration was given to the projects' then stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred and the projected costs to complete the projects.

    At the date of the Walsh acquisition, the development of the IPR&D projects had not yet reached technological feasibility and had no alternative future use. Accordingly, these costs were expensed as of the acquisition date.

    The projects identified as IPR&D at Walsh at the date of acquisition (and the resulting charge) included enhancement of Walsh's Windows-based sales management information system ($4,000), enhancement of its pharmaceutical marketing database ($3,800), and development of a next-stage integrated and enhanced sales management information system ($14,100). These projects were identified as underway at Walsh and, at the date of acquisition, would require additional effort to establish technological feasibility.

    The discount rates utilized to value the IPR&D projects ranged from 17% to 25%. Such discount rates took into account the industry risk for the Walsh business acquired (as evidenced by the calculated weighted average cost of capital), technological development risk associated with completing the in-process projects, and market and commercial risk associated with introducing the new products/ technology. The implied weighted average cost of capital for the different Walsh projects was 15%.

    The degree of completion represented the extent to which the different in-process projects were complete, as of the acquisition date. The completion percentage ranged from 53% to 87% for projects at Walsh.

    Since the acquisition date, both the enhancement of the Windows-based sales management information system and the enhancement of its pharmaceutical marketing database products reached technological feasibility at the level of costs anticipated in the original valuations. The enhancement of the Windows-based sales management information system was released to customers in January 1999 and the enhancement of the pharmaceutical marketing database products was released to customers in November 1999. Revenues and profitability of these products subsequent to their release have been in line with the original expectations incorporated within the calculation of the IPR&D charges.

    The development of the next-stage integrated and enhanced sales management information system is still underway. The Company believes that this product has reached technological feasibility. These costs are within the original projections used for the valuation of the IPR&D and the projected revenues and profitability of these products are within the original projections.

    In connection with the Siebel agreement, the Company is also currently evaluating the status of all development projects currently in progress, including the acquired in process technology in connection with the Walsh acquisition (see Note 3 to the Combined Financial Statements). While no definitive decision has been made to discontinue any development project, it is likely that, as direct result of the Siebel transaction, certain projects, including the one remaining Walsh project, may now be discontinued or significantly curtailed.

    In addition, based on a third party independent appraiser, Synavant allocated $29,000 to existing core technology representing computer software that is currently in use, which is being amortized over 5 years.

                                   OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED).

    Revenue for the six months ended June 30, 2000 declined by 2% to $93,208 from $95,463 for the comparable period in 1999. Software fee revenues decreased by $2,031 or 32% due to lower sales force automation license sales as a result of postponed customer purchasing decisions in the U.S., as well as decreased legacy system sales. The Company expected that several customer decisions to acquire products and services would be made in the first half of 2000. These postponed customer decisions resulted in a decline in revenues in the first six months of 2000. Although such customer decisions are still pending, the Company continues to expect these decisions to be concluded by the end of 2000. Software services revenues decreased 3% to $43,395 in 2000 due to reduced installation fees arising from the lower license sales, partially offset by increased maintenance revenues associated with a growing installed base of sales force automation system users. Interactive marketing revenues increased by 2% due to volume growth, notably from telemarketing and sampling programs.

    Operating costs for the first six months of 2000 were $68,454 compared with $58,915 in 1999, an increase of 16%. Operating costs associated with software fees grew $624 to $1,141. Software services operating costs increased 35% to $27,888 due to higher maintenance and other services to support a larger installed customer base. Interactive marketing operating costs were $39,425, an increase of 5% to support the revenue growth.

    Research and development costs increased $927 to $6,799 in the first half of 2000, reflecting the development of the Company's New Generation software product.

    Selling, general and administrative costs for the first six months of 2000 decreased to $15,940 from $17,172 in the prior year. Year over year costs have decreased as Synavant has realized certain synergies from its integration of the Walsh acquisition.

    During the six months ended June 30, 1999 Synavant incurred approximately $1,176 of Year 2000 remediation costs. There were none in 2000. These costs were expensed as incurred.

    Depreciation and amortization increased to $12,557 in the six months ended June 30, 2000 compared with $11,945 in the comparable period in 1999, due primarily to increases in capital expenditures for purchases of computers and other office equipment in 1999.

    Operating loss for the first six months of 2000 was $10,542 compared with income of $383 in 1999, a decline of $10,925 due primarily to lower overall revenues, changes in product mix discussed above, and higher operating costs associated with a growing installed base of software users.

    Other income for the first six months was $104 compared with $15 of income in 1999. These amounts reflect third party interest expense and income and realized foreign exchange gains and losses.

    Synavant's consolidated tax provision, calculated on a separate-company basis, was an expense of $81 for the first six months of 2000, compared with an expense of $784 for the comparable period in 1999. The effective tax rate of Synavant is different than the U.S. federal statutory tax rate, principally due to the goodwill amortization resulting from the acquisition of Walsh, which is not deductible for tax purposes. Because of incremental operating costs that may be incurred as a result of Synavant operating as a stand-alone public entity (such costs will generally not be incurred until after consummation of the Distribution) and the uncertainties surrounding the ability to estimate future results due to potential changes in Synavant's business, the Company's current estimated effective tax rate for the six months ended June 30, 2000 may not be indicative of its effective tax rate for the year ending December 31, 2000. (See
Note 13 to the Combined Financial Statements.)

    The net loss for the six months of 2000 was $10,519 compared with a net loss of $386 in 1999, an increase of $10,133 due primarily to the operating losses discussed above.

    RESULTS BY GEOGRAPHIC SEGMENT:

    THE AMERICAS. Revenue for the six months ended June 30, 2000 was $54,046 compared with $52,458 for the same period in 1999. The decrease was largely driven by lower sales force automation license sales, partially offset by an increase in interactive marketing services. Operating loss for the six months ended June 30, 2000 was $13,906 compared to a loss of $6,956 for the comparable period in 1999. All goodwill amortization resulting from the Walsh acquisition is reflected in the U.S. results.

    EUROPE. Revenue for the six months ended June 30, 2000 was $29,829 compared with $33,139 for the comparable period in 1999. The decline was largely driven by postponed customer purchase decisions for Premiere licenses as well as the impact of a stronger U.S. dollar. Operating income for the six months ended
June 30, 2000 declined to $2,808 from $6,972 in the prior period due to the decrease in revenue and increased costs to support a larger installed customer base.

    ASIA PACIFIC. Revenue for the six months ended June 30, 2000, decreased to $9,333 compared to $9,866 for the comparable period in 1999. The operating income increased to $556 from $367 in 1999, primarily due to cost containment actions in the region.

MONTH ENDED DECEMBER 31, 1998

    Effective in 1999, the operating units of Synavant, that had previously reported on a fiscal year ended November 30, revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information. As a result, Synavant presents separately the results of the month ended December 31, 1998. The month of December 31, 1998 reported revenues were $13,649 (split as 2% software fees, 53% software services and the remaining 45% as interactive marketing revenues). The net loss was $1,415. December 1998 revenue and operating results were in line with management's expectations.

YEAR ENDED DECEMBER 31, 1999 (CALENDAR) COMPARED WITH THE YEAR ENDED NOVEMBER 30, 1998 (FISCAL)

    Total revenues for the year ended December 31, 1999 increased by 35% to $200,557 from $149,005 in 1998. Revenue growth in 1999 was principally due to the full-year benefit of the acquisition of Walsh in June 1998. Software fees were $12,628 in 1999, an increase of 48% compared with the prior year, due to increased European software licenses. Software service revenues grew 34% to $91,308 in 1999, primarily due to the full-year benefit of the Walsh acquisition. Interactive marketing revenues grew 34% to $96,621, driven by the full-year benefit of the Walsh acquisition.

    Operating costs for the year ended December 31, 1999 were $121,669 compared with $96,391 in the year ended November 30, 1998, an increase of 26%. The increase was primarily due to the full-year impact of the Walsh acquisition, higher production costs associated with growth in interactive marketing services and higher labor costs associated with new sales force automation system users in Europe and the U.S. Operating costs associated with software fees were $3,107 in 1999, down from $3,695 in the prior year due to lower amortization expense arising from certain software assets completing amortization. Software services operating costs grew 37% to $39,258 due to the full-year impact of the Walsh acquisition and higher labor costs associated with new sales force automation system users in Europe and the U.S. Interactive marketing operating costs of $79,304 were up 24% due to the full-year impact of the Walsh acquisition.

    Reseach and development costs were $13,173, up from $6,791 in the prior year due primarily to the full-year impact of a European development center acquired as part of Walsh in June 1998.

    Selling and administrative expenses for the year ended December 31, 1999 increased to $33,570 from $32,364 for the year ended November 30, 1998. Costs associated with geographic expansion in Europe and Latin America were offset by cost savings realized from the integration of the Walsh acquisition.

    Depreciation and amortization increased to $25,826 in the year ended December 31, 1999 compared with $14,068 for the year ended November 30, 1998, primarily due to the full year impact of goodwill and acquired intangible amortization (computer software) associated with the Walsh acquisition.

    During the year ended December 31, 1999 Synavant incurred approximately $2,769 of Year 2000 remediation costs (no corresponding amount in 1998). These costs were expensed as incurred. No further costs are anticipated.

    Operating income for the year ended December 31, 1999 was $3,550 compared with an operating loss of $22,509 in 1998, an increase of $26,059. The increase is primarily due to the 1998 write-off of IPR&D ($21,900) costs and one-time charges related to the realignment of certain Synavant operations as a result of the Walsh acquisition.

    Other expense for the period was $270 compared with other income of $572 in 1998. These amounts reflect third party interest income and expense and realized foreign exchange gains and losses.

    Synavant's consolidated tax provision, calculated on a separate company basis, was $6,472 for 1999 compared with $3,280 for 1998. The effective tax rate of Synavant is higher than the U.S. federal statutory tax rate, primarily because goodwill amortization arising principally from the Walsh acquisition is not deductible for tax purposes.

    The net loss for the year ended December 31, 1999 was $3,192, compared with a net loss of $25,217 in 1998. The decrease in the loss is primarily due to the after-tax impact of the operating income improvements discussed above.

    RESULTS BY GEOGRAPHIC SEGMENT:

    THE AMERICAS. Revenue for the year ended December 31, 1999 increased to $111,522 ($104,051 in the U.S.) from $107,052 ($104,713 in the U.S.) for the year ended November 30, 1998. The increase was primarily driven by higher services revenue, principally interactive marketing services, partially offset by lower sales force automation system license revenues. Operating loss for the year ended December 31, 1999 decreased by $14,475 from a loss of $27,675 for the year ended November 30, 1998 to a loss of $13,200 for the year ended 1999. The lower loss was primarily due to the IPR&D charge in 1998 and one-time charges related to the realignment of certain Synavant operations at the time of acquisition. All goodwill amortization resulting from the Walsh acquisition is reflected in the U.S. results.

    EUROPE. Revenue for the year ended December 31, 1999 increased to $67,321 ($28,670 in the U.K.) from $29,792 ($12,605 in the U.K.) for the year ended November 30, 1998. The increase in 1999 was principally from the inclusion of Walsh for a full year in 1999 and also benefited from new sales force automation system license revenue. Operating income for the year ended December 31, 1999 grew to $15,799 from $5,340 in the year ended November 30, 1998, due to the revenue increases partially offset by higher costs to support a larger installed customer base.

    ASIA PACIFIC. Revenue for the year ended December 31, 1999 grew to $21,714 ($20,669 in Australia) from $12,161 ($11,642 in Australia) for the year ended November 30, 1998, primarily due to the inclusion of Walsh for a full year, partially offset by weak economic conditions in emerging markets. Operating income for the year ended December 31, 1999 was $951, compared with a loss of $174 for the year ended November 30, 1998 due to the revenue increases.

YEAR ENDED NOVEMBER 30, 1998 (FISCAL) COMPARED WITH YEAR ENDED NOVEMBER 30, 1997 (FISCAL)

    Revenue increased by 40% to $149,005 from $106,650 in 1997. Revenue growth in 1998 principally resulted from the partial year benefit of the acquisition of Walsh in June 1998. Software fees revenues decreased 31% to $8,556 due to lower client sales of Cornerstone in the U.S. Software services revenues were $68,332, an increase of 48% over the prior year, due to the partial-year benefit of the Walsh acquisition. Interactive marketing revenue grew 50% to $72,117 primarily due to the partial-year benefit of the Walsh acquisition.

    Operating costs for the year ended November 30, 1998 were $96,391 compared with $71,216 for the year ended November 30, 1997, an increase of 35%. Operating costs associated with software fees declined to $3,695 in 1998, compared with $5,361 in the prior year, due to lower amortization expense resulting from certain software products completing amortization in 1997. Software services operating costs grew 37% to $28,708 due to the partial-year impact of the Walsh acquisition and higher labor costs associated with new sales force automation system users. Interactive marketing operating costs grew 42% to $63,988 in 1998, as a result of the growth in interactive marketing services primarily from the acquisition of Walsh.

    Research and development costs were $6,791 in 1998, compared with $3,333 in 1997 due primarily to the partial-year impact of a European development center acquired as part of the Walsh acquisition.

    Selling and administrative expenses for the year ended November 30, 1998 increased to $32,364 from $15,766 in the previous year, primarily due to the partial year inclusion of Walsh in 1998 and costs associated with geographic expansion in Europe and Latin America.

    Depreciation and amortization increased to $14,068 in 1998 from $6,268 in the previous year, primarily due to the inclusion of goodwill and acquired intangible amortization (computer software) associated with the acquisition of Walsh in June 1998.

    The operating loss was $22,509 in 1998 compared with operating income of $10,067 in the previous year. The decrease of $32,576 was primarily due to the 1998 write-off of IPR&D costs, one-time charges related to the realignment of certain Synavant operations at the time of the acquisition, and the increased costs discussed above offset by increased revenue.

    Other income, net for the period was $572 compared with other expense, net of $109 in 1997. The change was due to realized foreign exchange gains.

    Synavant's consolidated tax provision, calculated on a separate company basis, was $3,280 in 1998 compared with $4,578 in 1997. The effective tax rate of Synavant is higher than the U.S. federal statutory tax rate, primarily because goodwill amortization and IPR&D charge from the Walsh acquisition are not deductible for tax purposes (see Note 7 to the Combined Financial Statements).

    The net loss for 1998 was $25,217, compared with net income of $5,380 in 1997. The decrease is due to the after-tax impact of the items discussed above.

    RESULTS BY GEOGRAPHIC SEGMENT:

    THE AMERICAS. Revenue for the year ended November 30, 1998 increased to $107,052 from $91,272 for the year ended November 30, 1997. The increase was primarily driven by increases in sales force automation system revenue as well as higher interactive marketing services. U.S. revenue increased to $104,713 in 1998 from $91,272 in 1997. Operating income for the year ended November 30, 1998 decreased by $35,072 from income of $7,397 in the year ended November 30, 1997 to a loss of $27,675 in the year ended 1998, principally related to IPR&D charge and one-time charges related to the realignment of certain Synavant operations at the time of the acquisition.

    EUROPE. Revenue for the year ended November 30, 1998 grew to $29,792 from $8,559 for the year ended November 30, 1997. The increase was primarily driven by the partial year inclusion of Walsh in 1998, and by new sales force automation system revenue. Revenue in the U.K. was $12,605, up from $3,145 in the prior year. Operating income for the year ended November 30, 1998 increased to $5,340 from $2,731 in the prior year due to the revenue growth, partially offset by higher labor costs associated with new sales force automation system users.

    ASIA PACIFIC. Revenue for the year ended November 30, 1998 grew to $12,161 (Australia $11,642) from $6,819 (all in Australia) for the year ended
November 30, 1997 due to the partial year inclusion of Walsh in 1998, and by new sales force automation system revenue. Operating loss was $174 for the partial year ended November 30, 1998, compared with an operating loss of $61 in the prior year.

                     NON-U.S. OPERATING AND MONETARY ASSETS

    Synavant operates globally, deriving 48% of its revenues in 1999 from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results.

    Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally those of the Euro and the Australian dollar. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to stockholders' equity. The effect of exchange rate changes during the six months ended June 30, 2000 decreased the U.S. dollar amount of cash and cash equivalents by $71.

                                  MARKET RISK

    Synavant's primary market risk is the impact of foreign exchange fluctuations on non-functional currency assets and liabilities.

    Commencing in fiscal 1999, Synavant employed established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

    Synavant's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company, through IMS HEALTH, enters into various contracts which change in value as foreign exchange rates change to protect the value of non-functional currency assets and liabilities. The principal currencies hedged are the Euro and the Pound Sterling. By policy, hedge coverage is maintained between minimum and maximum percentages of foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

    It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. Foreign currency transactions are not entered into for investment or speculative purposes.

    The fair value of IMS HEALTH's hedging instruments related to Synavant was $4,800 at December 31, 1999, and is subject to change as a result of potential changes in foreign exchange rates. The Company assesses its market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of nondollar-related instruments, the currency being purchased, was $221 at December 31, 1999. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

                        LIQUIDITY AND CAPITAL RESOURCES

    Synavant has been operating as an entity wholly owned by IMS HEALTH and, as such, has been dependent on IMS HEALTH for cash management, credit and financial resources on an as needed basis to fund operations and to fund seasonal cash needs. In the opinion of management, Synavant's existing cash balances combined with cash generated from operations and lines of credit or net assets that are expected to be in place at the time of the Distribution are expected to be sufficient to meet Synavant's short-term annual financing requirements.

    IMS HEALTH uses a centralized cash management system to finance its operations. Cash deposits from most of Synavant's businesses are transferred to IMS HEALTH on a daily basis, while IMS HEALTH funds Synavant's disbursement bank accounts as required. No interest has been charged on these transactions. Cash and cash equivalents in the accompanying financial statements represent balances in Company accounts that are not part of the IMS HEALTH cash management system.


    As indicated in Note 1 to the Combined Financial Statements, heretofore the Company has been operating under IMS HEALTH and has been receiving financing from IMS HEALTH, when required, for its operating cash flow needs. The Company has obtained a $20 million line of credit from a major bank. This line of credit is guaranteed by IMS HEALTH and matures 90 days from the Distribution Date. Interest is payable at LIBOR plus 0.75%. IMS HEALTH will continue to provide credit support to Synavant for up to one year from the Distribution Date which, along with existing cash, financial resources and the working capital adjustment on the Distribution Date, is expected to provide sufficient resources for the Company to execute its operations and short term business plan. See Note 14 to the Combined Financial Statements.


SIEBEL ALLIANCE

    Synavant and Siebel announced a five-year strategic alliance on July 19, 2000. The alliance is expected to generate incremental revenue from new products and services and expanded market opportunities. As part of the alliance, Synavant and Siebel have agreed to a revenue-sharing agreement for certain new client contracts that incorporate the Synavant and Siebel joint solution offering as well as for certain new client contracts based on Synavant's existing Cornerstone and Premier offerings.

    Under the terms of the alliance, Synavant is contractually obligated to discontinue the future enhancement and development of the Cornerstone and Premiere products, but will continue to support users of these products under current and future contracts. Management anticipates that these products will eventually be phased out and replaced by a new generation of joint solution offerings incorporating Siebel technology.

    The alliance is expected to negatively impact profitability and cash flow in 2000 as a result of increased expenditures for training and product development and other related cash expenditures, as well as non-cash charges. In addition to the impact of revenue sharing, 2000 operating results may also be adversely affected as new clients may defer installation of Synavant software until the Synavant and Siebel joint solution offering has been evaluated by customers.

    As a result of this transaction, the Company believes all or a significant portion of its computer software (including acquired technology), and a portion of its goodwill may not be recoverable (see Note 11 to the Combined Financial Statements), and amortization periods of these intangible assets may be reduced. The Company has begun to assess the financial impact of this transaction with respect to determining the amount of any impairment loss and possible change in intangible asset lives. The Company will account for any impairment loss in the quarter ended September 30, 2000. Any change to the amortization period of intangible assets will be accounted for prospectively.

    In connection with the Siebel agreement, the Company is also currently evaluating the status of all development projects currently in progress, including the acquired in-process technology in connection

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with the Walsh acquisition (see Note 3 to the Combined Financial Statements).
While no definitive decision has been made to discontinue any development project, it is likely that, as a direct result of the Siebel transaction, certain projects, including the one remaining Walsh project, may be discontinued or significantly curtailed.

CASH FLOWS

    Net cash used in operating activities totaled $955 for the six months ended June 30, 2000 compared with net cash provided by operating activities of $9,334 for the comparable period in 1999. The decrease of $10,289 primarily reflects a higher net loss and higher accounts receivable, partially offset by increased deferred revenues and accounts payable.

    Net cash used in investing activities totaled $4,758 for the six months ended June 30, 2000 compared with $5,310 for the comparable period in 1999. The decrease in cash usage of $552 was primarily due to lower capital expenditures.

    Net cash provided by financing activities totaled $4,625 for the six months ended June 30, 2000 compared with net cash usage of $6,420 for the comparable period in 1999. The favorable variance was primarily due to increased net transfers from IMS HEALTH.

    At December 31, 1999 cash and cash equivalents totaled $3,464 compared with $2,826 at November 30, 1998 (the previous fiscal year end). The increase in cash of $638 was due to net cash flow of $1,058 for the twelve months ended
December 31, 1999, offset by cash usage of $420 for the month ended December
1998.

    Net cash provided by operating activities was $10,022, $14,764 and $13,521 for the years ended December 31, 1999 and November 30, 1998 and 1997, respectively. The decrease of $4,742 in 1999 was due to lower deferred revenues and accrued liabilities, partially offset by improved accounts receivable and accounts payable.

    Net cash used in investing activities was $15,762, $17,723 and $13,553 for the years ended December 31, 1999 and November 30, 1998 and 1997, respectively. The decrease of $1,961 in 1999 was primarily due to lower acquisition and integration payments related to the Walsh acquisition ($7,943), offset by higher software additions ($3,663) and capital expenditures ($2,477). The increase of $4,170 in 1998 was due to acquisition and integration payments related to the Walsh acquisition (for which there was no corresponding amount in 1997), partially offset by lower capital expenditures.

    Net cash provided by (used in) financing activities was $6,855, $5,239 and ($555) for the years ended December 31, 1999 and November 30, 1998 and 1997, respectively. The increases of $1,616 in 1999 and $5,794 in 1998 reflect higher net transfers from IMS HEALTH.

    For the month ended December 31, 1998, Net cash provided by operating activities of $5,258, reflecting prebilling of annual and quarterly contracts, was offset by cash used in investing activities, primarily the purchase of Logix, Inc. ($4,000) and net transfers to IMS HEALTH ($1,156).

CHANGES IN FINANCIAL POSITION AT JUNE 30, 2000 (UNAUDITED) COMPARED TO DECEMBER 31, 1999

    Cash and cash equivalents were $2,305 as of June 30, 2000 compared with $3,464 as of December 31, 1999. The decrease in cash and cash equivalents of $1,159 was primarily due to cash outflows for investing activities including software development, capital expenditures, acquisition and integration payments and other investments and net transfers to IMS HEALTH, which were only partially offset by cash from operations.

    ACCOUNTS RECEIVABLES--Net increased to $47,255 at June 30, 2000 from $46,591 at December 31, 1999 due to decreased collections and the seasonality of revenues.

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
    GOODWILL--Net decreased to $159,564 at June 30, 2000 from $167,363 at December 31, 1999. The reduction was primarily the result of amortization of $6,624.

    Accrued and Other Current Liabilities decreased to $11,749 at June 30, 2000 from $18,913 at December 31, 1999. The decrease reflected seasonal reductions in accruals for the prior year's bonuses and production-related activities.

    Divisional Equity decreased to $214,469 at June 30, 2000 from $220,844 at December 31, 1999. The reduction was the result of a net loss of $5,616, net transfers from IMS HEALTH of $77 and the effect of a stronger U.S. dollar on net assets in non-U.S. operations of $836.

CHANGE IN FINANCIAL POSITION AT DECEMBER 31, 1999 COMPARED TO NOVEMBER 30, 1998.

    Cash and Cash Equivalents increased to $3,464 at December 31, 1999 from $2,826 at November 30, 1998. The increase in Cash of $638 was from operations of $10,022 and net cash transfers from IMS HEALTH of $7,433, partially offset by software development of $6,130, capital expenditures of $5,371, and payments related to the Walsh acquisition of $4,123 and the activity for the month of December 1998 ($420).

    ACCOUNTS RECEIVABLE--Net decreased to $46,591 at December 31, 1999 from $48,884 at November 30, 1998. The decrease was the result of improved collection efforts.

    PROPERTY, PLANT AND EQUIPMENT--Net decreased to $15,633 at December 31, 1999 from $17,975 at November 30, 1998 as a result of depreciation and amortization ($6,106) and reductions in capital leases ($1,626), partially offset by capital expenditures ($5,371).

    COMPUTER SOFTWARE--Net decreased to $30,429 at December 31, 1999 from $32,885 at November 30, 1998 as a result of 1999 amortization of computer software related to the Walsh acquisition ($6,668) and amortization of capitalized software ($2,014), offset in part by 1999 Software Development spending ($6,130).

    GOODWILL--Net decreased to $167,363 at December 31, 1999 from $178,624 at November 30, 1998. The reduction was primarily the result of 1999 amortization of $13,046.

    Deferred Revenues decreased to $6,202 at December 31, 1999 from $9,715 at November 30, 1998 primarily as a result of the timing of product maintenance billings and the timing of quarterly recognition of revenue.

    Accrued and Other Current Liabilities decreased to $18,913 at December 31, 1999 from $30,409 at November 30, 1998. The decrease was primarily the result of payments of direct acquisition costs related to Walsh accruals at the time of acquisition.

    Other Liabilities decreased to $910 at December 31, 1999 from $2,376 at November 30, 1998 primarily as a result of the reduction of long-term debt associated with capitalized leases.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion 25. The provisions of FIN No. 44 are effective July 1, 2000. Adoption of FIN 44 will have no effect on the Company's financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to

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
revenue recognition in financial statements. On June 26, 2000, the SEC staff issued SAB No. 101-B to provide registrants with additional time to implement guidance contained in SAB 101. SAB 101-B delays the implementation date of SAB No. 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company believes its revenue recognition polices are compliant with the Staff Accounting Bulletin.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133-an amendment of FASB Statement No. 133". Citing concerns about companies' ability to modify their information systems in time to apply SFAS No. 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). Management continues to evaluate the effects of this pronouncement on the Company's financial statements and does not believe that adoption of the statement will have a material impact on the Company's financial statements.

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                               SYNAVANT BUSINESS

    Synavant is a newly created Delaware corporation and a wholly owned subsidiary of IMS HEALTH. In order to change the state of incorporation of Clark-O'Neill, another wholly owned subsidiary of IMS HEALTH, from New Jersey to Delaware, prior to the Distribution, Synavant will merge with Clark-O'Neill, with Synavant as the survivor in the merger. Upon the conveyance of certain assets and stock owned by IMS HEALTH, the Synavant Business will include the pharmaceutical industry automated sales and marketing support business of ST and certain other foreign subsidiaries of IMS HEALTH, and substantially all of IMS HEALTH's interactive and direct marketing business, including the business of Clark-O'Neill as conducted prior to the aforementioned conveyance of assets and stock owned by IMS HEALTH. These businesses were all historically managed as part of the core IMS segment of IMS HEALTH.

PHARMACEUTICAL RELATIONSHIP MANAGEMENT

    Synavant offers sales and marketing effectiveness solutions that can be integrated with all client-critical databases to provide customer and business insights. Synavant configures solutions for clients' sales and marketing teams, supporting desktop, laptop, handheld PC, and paper systems, linked to client companies' databases as required. Over 40,000 pharmaceutical sales and marketing representatives and executives worldwide rely on Synavant's solutions to make critical decisions on a daily basis. Synavant's solutions increase pharmaceutical sales-force performance and productivity by providing access to up-to-the-minute profiling, targeting, activity reporting, team selling and sample management information.

    Synavant believes that it addresses the unique characteristics of the biopharmaceutical industry that impose specific demands on its customer relationship management ("CRM") systems. The major differentiating characteristics of the biopharmaceutical industry are:

    - Customers do not place orders directly. Instead, the pharmaceutical representative influences and educates the physician to affect prescribing behavior.

    - Product use and sample distribution is strictly controlled and regulated.

    - There are complex networks of influencers including managed care organizations, payors and consumers.

    - Customers can be difficult to see, since each physician has limited time and numerous sales people compete for that time.

    In response to these unique demands, Synavant created an advanced approach to CRM adapted specifically for the pharmaceutical industry, which it calls Pharmaceutical Relationship Management ("PRM"). The features of PRM that make it unique for ST's customers are:

    - The principles of CRM applied with a pharmaceutical focus.

    - Data models that mirror the complex pharmaceutical marketplace.

    - Integration of multiple data sources.

    - Decision support capabilities specific to the pharmaceutical industry.

    - Flexible systems technology to meet local needs internationally.

    - The ability to apply global standards and solutions.

    Through its strategic alliance with Siebel, Synavant will offer the Siebel products as part of the PRM solution offering. While the sale and support of Cornerstone, Premiere and Phastrak products

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will continue to be offered (see below), it is the intent of Synavant to migrate its current customer base to Siebel products as appropriate to customer needs.

    ST also offers an extensive suite of consulting, support, training, and systems management services as part of the overall solution represented by PRM. ST offers it customers total systems support and becomes, in effect, an extension of its customers' own IT support services. These services include help desk, educational, implementation, PC staging and delivery, repair, telecommunications, and complete systems outsourcing services.

    ST Professional Services serves as an adjunct to the customers' own field support services for their business operations and provides project management, new hire training, full field systems rollout, and analytical and reporting services based on daily operational data to improve field force operational efficiency and effectiveness. ST also provides full data integration management, integrating data from sales and marketing, IMS HEALTH, and client databases to provide advanced decision support and reporting for its customers.

SIEBEL ALLIANCE

    On July 19, 2000, Synavant announced a strategic alliance with Siebel, a leading provider of eBusiness application software. Through the alliance, the companies intend to jointly develop, market and sell pharmaceutical and healthcare related versions of Siebel's eBusiness software applications.


    As part of the strategic alliance, Synavant and Siebel entered into (1) a Value Added Industry Remarketer Agreement (the "Reseller Agreement"), (2) a Siebel Alliance Program Master Agreement (the "Alliance Agreement"), and (3) a license of certain Siebel software for Synavant's internal use. Pursuant to the Reseller Agreement, Siebel appointed Synavant as a non-exclusive distributor of certain Siebel licensed software. Under the agreement, Synavant has the right to distribute and sublicense Siebel software products to companies in the life sciences industry worldwide in conjunction with Synavant's own proprietary software and services. Synavant may not market the Siebel products without some value-added feature contributed by it. As part of the arrangement, Siebel and Synavant share in the sublicensing fees generated from the licensing of the Siebel software. Synavant does not currently intend to enter into any form of business combination or other transaction with Siebel pursuant to which Siebel would acquire control of Synavant.



    Additionally, the Reseller Agreement limits the extent to which Synavant may develop, integrate, market, license or distribute products that are directly competitive with those packaged and promoted in connection with the alliance. Synavant is also contractually obligated to discontinue the future enhancement and development of its Cornerstone and Premiere products, but will continue to support users of these products under current and future contracts. Management anticipates that these products will eventually be phased out and replaced by a new generation of joint solution offerings incorporating Siebel technology. Synavant and Siebel have agreed to a revenue-sharing agreement for certain new client contracts based on Synavant's existing Cornerstone and Premiere offerings. The Reseller Agreement contemplates a five year term for the alliance, however, the parties may extend the agreement for an additional two years on the same terms as the existing agreement.


    The Alliance Agreement complements the Reseller Agreement and establishes a framework for the joint marketing efforts by Synavant and Siebel to such life sciences companies. Under this agreement, Synavant will be a Siebel Strategic Software Partner throughout the world to serve the life sciences market. Synavant will be permitted to use the Siebel logos and marks as part of the joint marketing effort in its promotional materials.

    The Alliance Agreement is intended to facilitate the Reseller Agreement and as long as the Reseller Agreement is in effect, Siebel shall waive any annual fees that may normally be payable by a Siebel Strategic Software Partner. Upon expiration of the Reseller Agreement, Synavant becomes

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
responsible for the applicable annual fee. The initial term of the Alliance Agreement is one year, renewable for one year terms at the discretion of the parties.

    This alliance will enable Synavant to sell Siebel's ePharma product as the eBusiness part of Synavant's total solution offering to the health care market place around the world. Synavant will have significant input to the direction and development of Siebel's ePharma product going forward.

    As a strategic alliance partner, Siebel provides Synavant with:

    - eBusiness software applications and technology.

    - An ongoing commitment to significant technology investment and frequent technical innovation.

    - A full suite of integrated product offerings, as well as Internet integration and capabilities.

    - The ability to leverage Siebel's other strategic alliances to provide customized solutions to our customers.

    This alliance is consistent with and helps implement Synavant's stated vision and mission.

    Through this strategic alliance, Synavant will be able to deliver new and integrated web-based applications within the entire healthcare sector. Synavant will meet the specific requirements of its customers on the design, development, delivery, and support of value-added applications, services, and solutions based upon Siebel's products. Synavant believes this alliance differentiates it from its competitors. By concentrating investment funding in the total solution area, Synavant will further extend its suite of value added, full service offerings that support its total solution strategy. Synavant has recognized the uniqueness of the biopharmaceutical marketplace and in its selling model, and has tailored the traditional CRM approach to a solutions-based customer service offering known as Pharmaceutical Relationship Management (PRM). Through this alliance, Synavant reaffirms its strategy to customer intimacy and to service and solution excellence in the health care market place.

    See "Synavant Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Siebel Alliance".

PRODUCTS AND SERVICES PORTFOLIO

    Cornerstone is a flexible, Windows-based, PRM system used by pharmaceutical field sales representatives, district managers and headquarters executives to access mission-critical sales and marketing, contact and territory information via desktop, laptop or handheld PC's. Cornerstone's applications include managing business opportunities and projects such as product launch programs and formulary placement opportunities. Cornerstone can quickly generate standard and customized reports, such as weekly activity summary reports, division reports and product launch reports. It also provides fast updating of customer activities. Cornerstone's MarketViews allows access to pharmaceutical databases, which can be configured to deliver customized sales summaries by territory, district and physicians.

    Premiere(SM) is a Windows-based, PRM system similar to Cornerstone with a substantial user base in Europe, Brazil, Canada and Asia/Pacific. Core data can be drawn from various sources and tailored by country, region, department or individual user. Its unique application generators and builders are used to customize and modify the system to a company's specific requirements quickly and without the need for re-programming. Sales and marketing professionals at every level of an organization can use Premiere to develop marketing strategies, allocate and coordinate sales and marketing resources, track competitive activity, and plan, monitor and evaluate sales and marketing activity. Up-to-the minute integration to pharmaceutical sales forces and marketing by Premiere enables faster and better informed sales and marketing decisions, enhancing return-on-investment in pharmaceutical relationship activities.

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
    Based upon the number of world-wide installations referenced below, ST is a market leader in applications for a variety of hand-held PC ("HPC") devices that offer greater portability in developed markets and a low-cost entry strategy into sales-force activity management in emerging markets. Over 10,000 HPC device users are customers of ST's applications. ST's latest HPC product, PhasTrak Standalone Handheld Solution, combines the power and robustness of the Cornerstone backend system with the speed and agility of a hand-held device. PhasTrak is a standalone solution that helps sales representatives improve call quality. Its relational database integrates sales information with call information, giving representatives a clearer, more powerful view of each account at the point of contact. PhasTrak also provides complete electronic sample signature capture as part of a total PDMA compliance solution. PhasTrak is powered by Windows CE and is available for HPC size units. If contracted by the customer, ST will sell the HPC device as part of the total customer solution.

    ST also provides services from Pharbase(SM), the industry-leading (based upon number of licensed customers) reference medical database used in pharmaceutical sales and marketing in the following countries: United Kingdom, France, Italy, the Netherlands, Spain, Canada, Belgium, Luxembourg, Austria, Australia, Germany and the Philippines. Pharbase(SM) is a syndicated database which is updated and validated daily, providing a level of accuracy that cannot be achieved by in-house databases. The extensive customer and industry information within Pharbase underpins all sales and marketing activities and can be integrated with other internal, external or third-party information to create an information solution tailored to the individual needs of each customer. Insights from such information help improve sales and marketing productivity by enhancing sales and marketing targeting and customer relationship management activities. The Pharbase data is also used by IMS HEALTH to define the population of doctors in each area (geographic and therapeutic) that are writing prescriptions. This data is critical to IMS HEALTH's targeting and sales force compensation products. See "Relationship Between Synavant and IMS HEALTH after the Distribution--Data Rights Agreements".

    ST provides advanced Business Intelligence solutions, Analyzer and PharmaLyst, that work with integrated PRM databases and prescriber-level data to give field and head office managers new, actionable insights into their business. Through the use of these systems, customers can identify trends and exceptions in call activity, benchmark sales and marketing performance by product, market, or physician specialty, compare territory performance, track call activity and sales and marketing by prescriber segment, and measure the impact of promotions, sample activities, or other initiatives.

    Research and development expense totaled $13,173, $6,791 and $3,333 (each amount in thousands) for the years ended December 31, 1999, November 30, 1998 and November 30, 1997, respectively. See Note 2 to the Combined Financial Statements of Synavant contained elsewhere in this Information Statement.

INTERACTIVE MARKETING SERVICES

    Synavant will engage in the interactive marketing businesses for the pharmaceutical and healthcare industries in Europe, Australia and in the United States. Clark-O'Neill represents the core of Synavant's interactive marketing business. Clark-O'Neill's services include prescription and OTC sample distribution to physicians, pharmaceutical field sales force support services, publication circulation management, direct mail, telemarketing projects utilizing its staff of physicians and other healthcare professionals, product recall and return goods services and other customized promotion programs. In support of its Single Source Sampling services, Clark-O'Neill maintains a 180,000 square foot facility that meets the strict requirements of the FDA for storage and repackaging of prescription drugs. Clark-O'Neill maintains licenses and registrations where required and distributes patient starter samples to physicians throughout the United States. Within ST, direct mail marketing services are provided across Europe and in Canada and Australia. In providing this service, Clark-O'Neill does not take title to the prescription drug samples supplied by its customers. In the United States, Clark-O'Neill has been

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designated as a database licensee by the American Medical Association ("AMA")
for use and sublicensing of the AMA's physician database.

    Through an arrangement with IMS HEALTH (which will continue after the Distribution), Clark-O'Neill has instant access into the industry "Gold Standard" (based on the number of sales representatives that use it as a targeting tool) physician prescribing database, Xponent-TM-. This access enables Clark-O'Neill to provide unique services to its clients that sets the standard for targeting of marketing programs to the physician's community. As part of IMS HEALTH, Clark-O'Neill has had faster access to the Xponent database than that offered to its competitors. While the "access time" currently provided to Clark-O'Neill will not decrease once it becomes part of Synavant, access time granted to other IMS HEALTH clients will be determined solely by IMS HEALTH.

    The major product groups of Clark-O'Neill are outlined below:

    DIRECT MARKETING. Clark-O'Neill provides its customers with a complete range of customized Direct Marketing Services in each of its operating markets, which support the brand manager throughout the life-cycle of a product. Based on a belief that the most effective targeting can only be executed at the micro-level, the business provides services that utilize the Xponent database, to enable effective targeting of the appropriate physicians for a client's direct marketing campaign. Through its unique First-Rx-TM- service, physicians can be targeted based on changes in prescribing behavior picked up in the Xponent database just 10 days earlier. Clark-O'Neill has unparalleled experience in delivering solutions to help customers deal with crisis management situations such as the need to undertake a product recall, or to rapidly distribute a "Dear Doctor" letter (i.e., a mass distributed communication targeted to client-directed audiences containing client-provided content).

    SAMPLING SUPPORT SERVICES. Clark-O'Neill provides a comprehensive range of sample distribution capabilities, in fully licensed facilities. Services include a multi-manufacturer sampling service called Single Source Sampling, as well as client specific programs. Clark-O'Neill runs a compassionate care program for a number of manufacturers from the on-site Mail Order Pharmacy, under the supervision of a fully licensed pharmacist.

    PUBLICATIONS/CONTINUING MEDICAL EDUCATION ("CME") SUPPORT. Clark-O'Neill provides support services for publishers of medical journals. The business provides journal circulation services for over 40 major medical publishers who together represent 80% of the U.S. medical journal market. These services help the company maintain a comprehensive listing of physicians available in the U.S. This core competency in acquiring and maintaining an up to date and accurate physician mailing list facilitates the support for the pharmaceutical industries CME programs to the physician community, and other indirect marketing programs.

    MANAGED CARE SERVICES. Clark-O'Neill's subsidiary EMRON provides what its management believes is the recognized industry leading services in managed health care education, training, marketing and communications.

    SALES FORCE SUPPORT. Through the Reinforce-TM- services, Clark-O'Neill provides the pharmaceutical industry with services that reinforce the work of the representative in building brand loyalty. Cost-effective programs enable product management to follow a representative's visit with messaging targeted at the individual prescriber. Fully integrated with the client's sales force automation tool, this service provides timely message delivery. The company's OpRx-TM- service provides a cost-effective capability for sample accountability with full Prescription Drug Marketing Act compliance.

    TELECOMMUNICATIONS SERVICES. Through its telecommunications programs, Clark-O'Neill provides a direct and responsive means of maintaining interactive communications with a target audience. This capability provides both in-bound and out-bound capabilities to healthcare professionals, sales representatives, and consumers alike. Its unique and highly successful Medical Dialogue-TM-service

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facilitates interactive promotional discussions between physicians via telephone. Clark-O'Neill's own staff of physicians call a client's targeted physicians to promote products, services or educational opportunities using a peer influence approach.

FOREIGN OPERATIONS

    As indicated above, Synavant and its subsidiaries engage in a significant portion of their business outside of the United States. Synavant's foreign operations are subject to the usual risks inherent in carrying on business outside of the United States, including fluctuation in relative currency values, possible nationalization, expropriation, price controls and other restrictive government actions. Synavant believes that the risk of nationalization or expropriation is reduced because its products are software, services and information, rather than the production of products that require manufacturing facilities or the use of natural resources.

INTELLECTUAL PROPERTY

    Synavant owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights, and other intellectual property rights which, in the aggregate, are of material importance to its business. Management believes that the "Synavant" name and related names, marks and logos are of material importance to Synavant. Synavant is licensed to use certain technology and other intellectual property rights owned and controlled by others, and similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by Synavant. The names of Synavant's and its subsidiaries' products and services referred to herein are trademarks, service marks, registered trademarks or registered service marks owned by or licensed to Synavant or one of its subsidiaries.

CUSTOMERS

    Sales to the pharmaceutical industry accounted for substantially all of Synavant's revenue in 1999. Substantially all major pharmaceutical companies are customers of Synavant, and many of the companies use Synavant's products and subscribe to its services in several countries. Synavant's customer base is broad in scope and enables it to avoid dependence on any single customer. None of Synavant's customers accounted for more than 10% of its gross revenues in 1999, 1998 or 1997.

COMPETITION

    Synavant has competition from other automated sales support technology companies that offer sales force automation solutions and enterprise-wide solutions in some of the countries in which it operates, as well as competition from the in-house capabilities of its customers. Synavant also faces competition from many vendors that market and sell sales force automation solutions in consumer packaged goods. In addition, Synavant competes with various companies that provide support services similar to its services. Generally, competition has arisen on a country-by-country basis. For example, in the United States, certain Synavant products and services, including its Cornerstone product, and Siebel products compete with the products and services of Dendrite International Inc., and in Europe, certain Synavant products and services, including its Premiere product, and Siebel products compete with the products and services of Cegedim. Quality, completeness and speed of delivery of information services and products are the principal methods of competition in Synavant's market.

EMPLOYEES

    As of June 30, 2000, Synavant had approximately 1,400 employees in approximately 20 countries. Of these, approximately 600 are located in the United States, and none of these are represented by labor unions. In the Netherlands, Italy, Belgium and Germany, Synavant has Workers' Councils, which

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are a legal requirement in those countries. Synavant has also established a
European Workers' Council as required under European Union regulations. Synavant believes that, generally, relations with its employees are good and have been maintained in a normal and customary manner.

PROPERTIES

    Synavant's real property is geographically distributed to meet sales and operating requirements worldwide. Most of Synavant's properties are leased from third parties. Synavant also subleases certain properties from IMS HEALTH. Synavant owns only one piece of real property, which represents less than 2% of the aggregate space utilized by Synavant. Synavant's properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

    Set forth below is a summary of the properties that Synavant leases from third parties:

                         APPROX. AREA
LOCATION                (IN SQ. FEET)                        USE                EXPIRATION DATE
--------                -------------           -----------------------------   ---------------
Atlanta, Georgia                 75,484         Corporate Headquarters/             6/24/07
                                                Distribution/Sales/
                                                Support/Development

New South Wales,                 15,000         Sales/Support                       1/31/01
  Australia

Waterloo, Belgium                 6,598         Development                         6/30/09

Sao Paulo, Brazil                 6,000         Sales/Support                       10/31/00

Toronto, Ontario,                27,364         Sales/Support                       6/30/02
  Canada

Ismaning, Germany                 9,567         Sales/Support                       2/28/02

Athens, Greece                    4,138         Sales/Support                       3/14/03

Naarden, Netherlands             11,377         Sales/Support                       6/30/03

Singapore                           700         Sales/Support                       7/14/02

Madrid, Spain                     8,022         Sales/Support                        5/2/01

Barcelona, Spain                  4,029         Sales/Support                       8/15/05

Basle, Switzerland                3,115         Sales/Support                       6/30/01

Leatherhead, Surrey,              7,100         Sales/Support                       5/12/02
  United Kingdom

Rugby, Warwickshire,             30,000         Sales/Support                       11/30/02
  United Kingdom

Norcross, Georgia                65,451         Sales/Support                       2/29/08

Fairview, New Jersey            195,184         Sales/Support/Distribution          4/30/03

Totowa, New Jersey               41,600         Distribution                        1/31/01

    Set forth below is a summary of the properties that Synavant subleases from IMS HEALTH:

                                       APPROX. AREA
LOCATION                              (IN SQ. FEET)                USE        EXPIRATION DATE
--------                              -------------           -------------   ---------------
Wein, Austria                                   2,492         Sales/Support   6 months' notice

Brussels, Belgium                               3,694         Sales/Support       6/30/01

Brussels, Belgium                               4,457         Sales/Support       6/30/01

Cedex, France                                   8,460         Sales/Support       10/2/00

Frankfurt, Germany                              1,634         Sales/Support       3/31/02

Milan, Italy                                   12,164         Sales/Support       5/31/05

Arrendamento Urbano, Italy                      3,267         Sales/Support       10/15/00

Totowa, New Jersey                             11,160         Sales/Support       7/30/05

Bannockburn, Illinois                             300         Sales/Support       7/30/03

SYNAVANT BUSINESS OPPORTUNITY

    A more competitive environment has been created within the pharmaceutical industry based upon merger and acquisition activity, regulatory requirements (including, but not limited to, price controls) and accelerated FDA approval process. Going forward, pharmaceutical firms will be looking to improve their selling and marketing skills to succeed in such an environment. They will be striving to be more rigorous in segmenting the target healthcare consumer population as well as varying their level of investment and marketing strategies depending on consumer needs. They will be evaluating methods to determine the return they receive from their various sales and marketing efforts. For example, they will want to be able to fine-tune Direct-To-Consumer (DTC) marketing expenditures and to determine whether more money should be invested in incremental sampling verses detailing. As pharmaceutical companies look for ways to succeed in such an environment, they will be seeking business partners to help them increase sales force effectiveness in concert with marketing and promotion effectiveness.

SYNAVANT MISSION

    In response to the current and projected business environment, Synavant created the following mission:

        TO PROVIDE KNOWLEDGE-BASED SOLUTIONS THROUGH INTEGRATED TECHNOLOGIES TO THE BIOPHARMACEUTICAL INDUSTRY AND HEALTHCARE SYSTEM THAT OPTIMIZE THE DEVELOPMENT, PROMOTION AND DELIVERY OF HEALTHCARE PRODUCTS AND SERVICES.

SYNERGIES

    While ST concentrates on enabling pharmaceutical sales forces to promote to prescribers, Clark-O'Neill primarily provides the means for non-personal promotion to those same prescribers. Only about 15% of Clark-O'Neill activity is sales force related.

    A relatively small number of prescribers, perhaps one hundred and twenty-five thousand of more than seven hundred thousand physicians, are responsible for a very high percentage of pharmaceutical prescriptions in the United States. The international situation is comparable. Information on prescription writing activity enables Clark-O'Neill to identify those high activity prescribers, but their importance goes beyond their pharmaceutical prescribing profile. These prescribers are influential because they see the largest number of patients. Because of this, the relationship that any healthcare providing entity has with these key prescribers is a critical success factor. While ST maintains records on most of them, Clark-O'Neill regularly interacts or enables clients to interact with all of them. For many in the pharmaceutical, publishing, research, and managed care industries, Clark-O'Neill maintains databases related to the AMA physician master file. For some clients, Clark-O'Neill has developed relational databases to optimize promotional activity.

    This creates three relatively short-term synergistic opportunities:

1. Immediately initiate cross selling activities in those pharmaceutical companies where ST and Clark-O'Neill do not both have a presence.

2. Migrate the services of Clark-O'Neill that are related to sales management into a seamless Cornerstone interface. These include sample accountability, representative triggered mail, vacant territory management, and other sales team directed support activities.

3. Deploy Clark-O'Neill developed products and services into the strong interactive marketing group within the ST international organization.

LEGAL PROCEEDINGS AND CONTINGENCIES

    Synavant has from time to time been involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation will not materially affect Synavant's consolidated financial position.

    In addition, Synavant is subject to certain other contingencies which are discussed below. As discussed below, Synavant is jointly and severally liable with IMS HEALTH with respect to such contingencies. However, under the Distribution Agreement, IMS HEALTH and Synavant have agreed that Synavant's share of such liabilities will not exceed $9 million, and IMS HEALTH has agreed to indemnify Synavant for any liability it incurs in connection with such contingent liabilities in excess of such amount. In the event that IMS HEALTH did not fulfill such indemnification obligations, Synavant could be liable for an amount in excess of $9 million in connection with such contingent liabilities. While it is highly unlikely, in the event that Synavant were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on Synavant's financial condition and results of operations. In addition, under the Distribution Agreement, Synavant and IMS HEALTH have agreed that Synavant will not be required to make any payment in connection with such commitments until at least January 1, 2003.

    Under the terms of the distribution agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant, from D&B and relating to the 1998 spin-off of IMS HEALTH from Cognizant, as a condition to the distribution, IMS HEALTH and any company that it spins off, including Synavant, are required to undertake to be jointly and severally liable to D&B, A.C. Nielsen Company and Cognizant for IMS HEALTH's obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement. Such obligations include potential tax liability relating to the aforementioned spin-offs and relating to certain global tax planning initiatives entered into by Cognizant, D&B and IMS HEALTH, and potential liability relating to the IRI Action.

    Set forth below is a description of the IRI Action:

    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and I.M.S. International Inc. (a predecessor of IMS HEALTH) (the "IRI Action"). The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. On December 22, 1999, defendants filed a motion for partial summary judgement seeking to dismiss IRI's non-U.S. antitrust claims. On July 12, 2000, the court granted the motion dismissing claims of injury suffered from activities in foreign markets where IRI operated through subsidiaries or companies owned by joint ventures or "relationships" with local companies. Discovery is continuing in this matter.

    In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by D&B of shares of Cognizant and A.C. Nielsen Company in 1996 (the "1996 Spin-Off"), D&B, AC Nielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that AC Nielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which AC Nielsen will be able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of AC Nielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of AC Nielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

    In 1998, IMS HEALTH was spun-off from Cognizant (the "1998 Spin-Off"), which then changed its name to Nielsen Media Research, Inc. ("NMR"). IMS HEALTH and NMR are jointly and severally liable to D&B and AC Nielsen for Cognizant's obligations under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and AC Nielsen (the "1996 Distribution Agreement"). In connection with the 1998 Spin-Off, IMS HEALTH and NMR agreed that, as between themselves, IMS HEALTH will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million. Management of IMS HEALTH and Synavant are unable to predict at this time the final outcome of this matter.

                 SYNAVANT MANAGEMENT AND EXECUTIVE COMPENSATION

    Wayne P. Yetter is currently the Chief Operating Officer of IMS HEALTH. Mr. Yetter will resign from such position effective upon the date of the Distribution and will be the Chairman and Chief Executive Officer of Synavant. Craig S. Kussman is currently the Senior Vice President--Corporate Development of IMS HEALTH. Mr. Kussman will resign from such position effective upon the date of the Distribution and will be the Executive Vice President, Secretary and Chief Financial Officer of Synavant. Ronald D. Brown, currently the Chief Executive Officer of ST, Loftus S. Lucas, currently the General Manager of Clark-O'Neill, and Kevin B. Tarrant, currently the Vice President--Global Human Resources of ST, will become the President, Chief Operating Officer, and Vice President and Chief Human Resources Officer of Synavant, respectively, upon the date of the Distribution. In addition to Messrs. Yetter, Kussman, Brown, Lucas, and Tarrant, additional executive officers of Synavant may be drawn from the current management of IMS HEALTH or its subsidiaries. While Synavant's Board of Directors will initially be composed of five members, Synavant expects to ultimately have a Board of Directors composed of six members, including
Mr. Yetter. See "--Synavant Board of Directors" and "--Synavant Executive Officers".

SYNAVANT BOARD OF DIRECTORS

    Immediately after the Distribution, Synavant will have a Board of Directors composed of five members.

    The following table sets forth the names, in alphabetical order, and information as to the persons who will serve as directors of Synavant following the Distribution, including information as to service with IMS HEALTH, if applicable.

                            POSITIONS      DIRECTOR        PRINCIPAL OCCUPATIONS
NAME                      WITH SYNAVANT     SINCE         DURING THE LAST 5 YEARS        AGE      OTHER DIRECTORSHIPS
----                    -----------------  --------   -------------------------------  --------   --------------------
Wayne P. Yetter         Chairman, Chief      2000     Chief Operating Officer, IMS        54      Transkaryotic
                        Executive Officer             HEALTH, 10/99-present;                      Therapies, Inc.
                        and Director                  President and Chief Executive
                                                      Officer, Novartis
                                                      Pharmaceuticals Corp.
                                                      (pharmaceutical company),
                                                      1/97-7/99; Chief Executive
                                                      Officer, Astra Merck Inc.
                                                      (pharmaceutical company),
                                                      11/94-1/97

Peter Fuchs             Director             2000     Chairman and Chief Executive        58
                                                      Officer, The Brain Technologies
                                                      Corporation (publishing,
                                                      training, consulting and direct
                                                      mail marketing), 5/00-present;
                                                      Partner, Andersen Consulting
                                                      (management consulting),
                                                      2/65-4/00

Robert J. Kamerschen    Director             2000     Chairman and Chief Executive        64      IMS HEALTH;
                                                      Officer, DIMAC Marketing                    Micrografx, Inc.;
                                                      Corporation* (direct mail                   R.H. Donnelley
                                                      marketing), Chairman and Senior             Corp.; Radio Shack
                                                      Executive Consultant, ADVO,                 Corp.; Cool
                                                      Inc. (direct mail marketing                 Savings.com
                                                      services), 7/99-10/99;
                                                      Chairman, ADVO, Inc.,
                                                      11/88-7/99, and Chairman and
                                                      Chief Executive Officer, ADVO,
                                                      Inc., 11/88-1/99

                            POSITIONS      DIRECTOR        PRINCIPAL OCCUPATIONS
NAME                      WITH SYNAVANT     SINCE         DURING THE LAST 5 YEARS        AGE      OTHER DIRECTORSHIPS
----                    -----------------  --------   -------------------------------  --------   --------------------
H. Eugene Lockhart      Director             2000     President and Chief Executive       50      IMS HEALTH; Nabisco
                                                      Officer, The New Power Company              Group Holdings
                                                      (energy service provider),                  Corp.; First
                                                      5/00-Present;                               Republic Bank; TNPC,
                                                      President-Consumer Services,                Inc.; Z-University;
                                                      AT&T Corp.                                  yclip.com
                                                      (telecommunications),
                                                      7/99-2/00; Executive Vice
                                                      President and Chief Marketing
                                                      Officer, AT&T Corp., 2/99-6/99;
                                                      President, Global Retail Bank,
                                                      Bank of America Corporation
                                                      (financial services),
                                                      4/97-10/98; President and Chief
                                                      Executive Officer, MasterCard
                                                      International Inc. (credit card
                                                      company), 3/94-4/97

Barry L. Williams       Director             2000     President, Williams Pacific         56      Pacific Gas &
                                                      Ventures, Inc.                              Electric Company;
                                                      (venture/financial consulting               Northwestern Mutual
                                                      company), 1987-present                      Life Insurance
                                                                                                  Company; Newhall
                                                                                                  Land & Farming
                                                                                                  Company, Simpson
                                                                                                  Manufacturing
                                                                                                  Company, Inc.; CH2M
                                                                                                  Hill, Inc.; USA
                                                                                                  Group, Inc.; R.H.
                                                                                                  Donnelly Corp.


------------------------------

* On April 6, 2000, DIMAC Marketing Corporation filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware.

DIRECTORS' COMPENSATION

    The Board of Directors of IMS HEALTH has approved a director compensation program for Synavant. It is anticipated that the Board of Directors of Synavant will adopt and implement such programs as described below prior to the Distribution Date.

    If such program is adopted and implemented, each non-employee director will receive an initial retainer of $5,000 for calendar year 2000; thereafter, the retainer will be paid at an annual rate of $10,000. Directors who are employed by Synavant will not receive retainers or any incremental compensation. In addition, each non-employee member of the Board of Directors shall be granted annual non-qualified stock options to purchase 7,500 shares of Synavant Common Stock. Each non-employee director who joins the Board of Directors will receive a one time stock grant of $50,000 (based on market price on the grant date) worth of deferred stock units which will vest one-fifth per year.


    Each non-employee director may elect to have all or a specified part of the retainer and fees deferred as deferred stock units or a deferred cash amount, until he or she ceases to be a director. Non-employee directors will also have the option to convert the retainer to stock. The amount of deferred stock units credited or stock issued will be based on the fair market value on the day the retainer is payable, which will be the first business day in January and July.


COMMITTEES OF THE SYNAVANT BOARD OF DIRECTORS

    Prior to the Distribution, the Synavant Board of Directors will establish an Audit Committee and a Compensation and Benefits Committee and designate specific functions and areas of oversight as to such committees. No final determination has yet been made as to the memberships of such standing committees.

AUDIT COMMITTEE

    The primary function of the Audit Committee will be to assist the Board of Directors in fulfilling its oversight responsibilities to Synavant's stockholders, potential stockholders, the investment community and others. The Audit Committee will review the independence and performance of Synavant's independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of such auditors when circumstances warrant. In addition, the Audit Committee will approve the fees and other compensation to be paid to the independent auditors who are ultimately accountable to the Board of Directors and the Audit Committee as representatives of Synavant's stockholders. The Audit Committee will monitor the activities of Synavant's internal and external auditors, including the audit scope, and the integrity of Synavant's financial reporting processes, both internal and external. The Audit Committee also will review changes in accounting principles as applied in Synavant's financial reporting and the independent auditors' judgments about the quality and appropriateness of those principles. In addition, the Audit Committee will oversee Synavant's internal compliance programs. Synavant intends that, from and after 90 days after the Distribution Date, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee as reflected in its charter will be in compliance with the rules of the Securities and Exchange Commission and the Nasdaq listing requirements adopted in December 1999 with regard to corporate Audit Committees.

COMPENSATION COMMITTEE

    The primary functions of the Compensation Committee will be to establish and review significant compensation arrangements for executive officers of Synavant, establish and review Synavant's executive and employee benefit policies, and administer its executive and employee compensation and benefit plans. The Compensation Committee will report to the Board of Directors and confer with the board regarding Synavant's compensation philosophy and policies.

SYNAVANT EXECUTIVE OFFICERS

    Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

NAME, POSITION WITH SYNAVANT AND AGE*                        BIOGRAPHICAL DATA
-------------------------------------          ---------------------------------------------
Wayne P. Yetter, Chairman and Chief Executive  Chief Operating Officer, IMS HEALTH (10/99 to
Officer, 54                                    present); President and Chief Executive
                                               Officer, Novartis Pharmaceuticals (01/97 to
                                               07/99); President and Chief Executive
                                               Officer, Astra Merck, Inc. (11/94 to 01/97)

Ronald D. Brown, President, 46                 Chief Executive Officer, ST (5/98 to
                                               present); President, Sales Technologies (7/95
                                               to 5/98)

Loftus S. Lucas, Chief Operating Officer, 52   Vice President, General Manager, ST Clark-
                                               O'Neill (5/94 to present)

Craig S. Kussman, Executive Vice President,    Senior Vice President--Corporate Development,
Secretary and Chief Financial Officer, 42      IMS HEALTH (7/98 to present); Vice President,
                                               Cognizant (10/97 to 7/98); Vice President--
                                               Mergers and Acquisitions (11/96 to 10/97);
                                               Assistant Vice President--Financial Planning,
                                               The Dun & Bradstreet Corporation (5/91 to
                                               10/96)

Kevin B. Tarrant, Vice President and Chief     Vice President, Global Human Resources, ST
Human Resources Officer, 43                    (9/98 to present); Vice President, Global
                                               Compensation & Benefits, Cognizant and IMS
                                               HEALTH (1/98 to 12/98); Vice President, Human
                                               Resources, IMS HEALTH America (1/94 to 9/98)

------------------------

*   As of July 15, 2000

COMPENSATION OF SYNAVANT EXECUTIVE OFFICERS

    The following table discloses the compensation paid or accrued by IMS HEALTH for services rendered for the fiscal years indicated by Synavant's named Chief Executive Officer and to each of the persons who are currently anticipated to be one of the four other most highly compensated executive officers of Synavant following the distribution.

    During 1999, IMS HEALTH had a two-for-one stock split and distributed the majority of its equity interest in Gartner Group, Inc. in a tax-free spin-off. This split and spin-off required all outstanding equity awards to be adjusted in order to preserve the then existing intrinsic economic value of the awards at the time of the split and the spin-off. All 1999 and prior year awards have been restated to reflect these two transactions.

    Four of the named executives were employees when IMS HEALTH was spun-off from Cognizant in 1998. The Summary Compensation Table reflects compensation earned at both Cognizant and IMS HEALTH during that calendar year. All 1997 compensation was paid by Cognizant.

                           SUMMARY COMPENSATION TABLE
                          FOR SERVICES WITH IMS HEALTH

                                                                     ANNUAL COMPENSATION
                                                    -----------------------------------------------------
(A)                                                             SALARY    BONUS (1)      OTHER ANNUAL
NAME AND PRINCIPAL POSITION WITH SYNAVANT             YEAR       ($)         ($)      COMPENSATION (2)($)
-----------------------------------------           --------   --------   ---------   -------------------
Wayne P. Yetter (6)...............................    1999     112,292      68,408                0
  Chairman and Chief Executive Officer

Ronald D. Brown...................................    1999     219,300     115,298                0
  President                                           1998     207,821     130,168                0
                                                      1997     172,484     120,726                0

Loftus S. Lucas...................................    1999     199,755      98,705                0
  Chief Operating Officer                             1998     191,153     109,754                0
                                                      1997     185,585      18,543                0

Craig S. Kussman..................................    1999     254,100     141,850                0
  Executive Vice President, Secretary and Chief       1998     242,000     151,126                0
  Financial Officer                                   1997     219,500     114,102                0

Kevin B. Tarrant..................................    1999     172,817      61,798           23,921
  Vice President and Chief Human Resources Officer    1998     165,375      99,912                0
                                                      1997     157,500      90,430                0

                                                                LONG-TERM COMPENSATION
                                               --------------------------------------------------------
                                                        AWARDS                       PAYOUTS
                                               -------------------------   ----------------------------
                                                              SECURITIES
                                                RESTRICTED    UNDERLYING   LONG-TERM
                                                  STOCK        OPTIONS/    INCENTIVE      ALL OTHER
(A)                                            AWARD(S) (3)    SARS (4)     PAYOUTS    COMPENSATION (5)
NAME AND PRINCIPAL POSITION WITH SYNAVANT          ($)           (#)          ($)            ($)
-----------------------------------------      ------------   ----------   ---------   ----------------
Wayne P. Yetter (6)..........................           0       100,000        0                 0
  Chairman and Chief Executive Officer

Ronald D. Brown..............................           0        44,707(a)     0             4,800
  President                                       130,168       155,751(a)     0             4,800
                                                        0             0        0             4,750

Loftus S. Lucas..............................           0        44,707(a)     0            10,089
  Chief Operating Officer                               0        10,573(a)     0             7,092
                                                        0             0        0             6,741

Craig S. Kussman.............................           0        67,061(a)     0            12,499
  Executive Vice President, Secretary and         124,500        19,872(a)     0            11,008
  Chief Financial Officer                               0             0        0             2,719

Kevin B. Tarrant.............................           0        33,530(a)     0             8,339
  Vice President and Chief Human Resources              0        10,573(a)     0             7,833
  Officer                                               0             0        0             5,207

------------------------

(a) Options have been restated to reflect the IMS HEALTH two-for-one stock split on January 15, 1999 and the Gartner Group spin-off on July 26, 1999.

(1) The 1999 bonus award was earned in 1999 and paid in 2000.

(2) The value of certain personal benefits is not included since it does not exceed the lesser of 10% of salary and bonus or $50,000 for Messrs. Yetter, Brown, Lucas and Kussman. The amount shown for Mr. Tarrant reflects cost of living and auto allowance expenses associated with his Atlanta assignment.

(3) Mr. Yetter earned 2,669 performance-based restricted stock units ("PERS") based on 1999 financial performance. PERS are subject to a risk of forfeiture upon termination of employment in certain circumstances for a period of two years, measured from the date of grant in 2000. PERS are credited with dividend equivalents equal to dividends on IMS HEALTH Common Stock. At December 31, 1999, Mr. Brown had 4,153 PERS which vest in January, 2001.

(4) Each executive received a new option grant in 1999. These options were awarded in February, vest at 33.33% per annum and have a 10-year term.

(5) The amounts shown for 1999 include aggregate annual Company contributions for the account of the following named executives under the IMS Health Incorporated Savings Plan and IMS HEALTH Incorporated Savings Equalization Plan, Mr. Lucas $9,494; Mr. Kussman, $12,499; and Mr. Tarrant $8,339. Aggregate annual Company contributions for 1999 in the amount of $4,800 were made to Mr. Brown under the IMS Health Strategic Technologies, Inc. 401(k) Retirement Savings Plan. The amount for Mr. Lucas also includes imputed income resulting from premiums paid for life insurance in the amount of $595.

(6) Mr. Yetter's salary and prorated bonus amount are based on his October 19, 1999 start date. His 1999 full year salary would have been $550,000 with a target bonus of $330,000.

OPTION GRANTS ON IMS HEALTH COMMON STOCK TO SYNAVANT EXECUTIVES IN LAST FISCAL YEAR

    The following table provides information on calendar year 1999 grants of stock options to the named Synavant executive officers to purchase shares of IMS HEALTH Common Stock. Options to acquire IMS HEALTH Common Stock become options to purchase Synavant Common Stock. The options were granted at fair market value, vest over a three year period and expire 10 years after grant.

                   OPTION/SAR GRANTS IN LAST YEAR FISCAL YEAR

                                               INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------
                                             NUMBER OF     % OF TOTAL
                                            SECURITIES      OPTIONS/
                                            UNDERLYING       SAR'S       EXERCISE
                                             OPTIONS/      GRANTED TO     OR BASE                  GRANT DATE
                                               SAR'S      EMPLOYEES IN   PRICE (1)                PRESENT VALUE
                                            GRANTED (1)   FISCAL YEAR       ($/      EXPIRATION        (3)
NAME                                            (#)           (2)         SHARE)        DATE           ($)
----                                        -----------   ------------   ---------   ----------   -------------
Wayne P. Yetter............  Stock Options    100,000          1.0        23.5000     10/19/09       570,059

Ronald D. Brown............  Stock Options     44,707          0.5        31.1467      1/14/09       337,784

Loftus S. Lucas............  Stock Options     44,707          0.5        31.1467      1/14/09       337,784

Craig S. Kussman...........  Stock Options     67,061          0.7        31.1467      1/14/09       506,680

Kevin B. Tarrant...........  Stock Options     33,530          0.3        31.1467      1/14/09       253,336

------------------------

(1) Stock options held by IMS HEALTH employees were adjusted to reflect the two-for-one stock split and the spin-off of most of the Company's equity ownership of Gartner Group. The adjustment formula took into account the July 26 closing price of IMS HEALTH stock on an ex-dividend "when issued" basis and the July 26 closing price of IMS HEALTH stock on a "regular way" basis in accordance with applicable accounting rules. The formula was applied to preserve the economic value of the options at the time of the spin-off.

(2) Represents percentage of total IMS HEALTH options granted.

(3) Grant date present value is based on the Black-Scholes Option Pricing Model and assumes an expected stock-price volatility factor of 35%, a risk-free rate of return of 4.8%, an average annual dividend yield of .30%, an assumed time of exercise of 3 years from grant date and a reduction to reflect the probability of forfeiture due to termination prior to vesting of 16.11%. These assumptions may or may not be fulfilled, and the amounts shown cannot be considered predictions of future value. Options will have value at the exercise date only to the extent the stock price exceeds the option exercise price.

AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information as to option exercises by each of the named executive officers of Synavant during 1999 and the value of such executives' unexercised options to acquire IMS HEALTH Common Stock at year-end. All amounts represented have been adjusted to reflect the two-for-one stock split and subsequent Gartner Group spin-off.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED, IN-
                                                                 IMS HEALTH OPTIONS/          THE-MONEY IMS HEALTH
                                      SHARES                   SARS AT FISCAL YEAR-END       OPTIONS/SARS AT FISCAL
                                    ACQUIRED ON    VALUE               (1)(#)                   YEAR-END (2) ($)
                                     EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                                    (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   --------   -----------   -------------   -----------   -------------
Wayne P. Yetter...................          0           0            0        100,000               0         368,750

Ronald D. Brown...................          0           0       72,065        247,211         415,742       1,086,517

Loftus S. Lucas...................          0           0      103,431        136,326       1,146,924         965,592

Craig S. Kussman..................     38,465     463,703      167,299        215,301       1,845,190       1,541,678

Kevin B. Tarrant..................          0           0       93,390        125,149       1,024,984         965,592

------------------------

(1) Represents options to purchase shares of IMS HEALTH Common stock.

(2) The values shown equal the difference between the exercise price of the exercisable and unexercisable options and the market price of the underlying common stock at the close of business on December 31, 1999 of $27.1875.

IMS HEALTH RETIREMENT BENEFITS

    Retirement benefits for Messers. Lucas, Kussman and Tarrant are determined under the IMS Health Incorporated Retirement Plan and the Retirement Excess Plan. Under these plans, IMS HEALTH contributes 6% of the participant's monthly compensation to the participant's retirement account in the plan. The retirement account earns monthly investment credits based on the yield on 30-year Treasury bonds which is adjusted periodically. These benefits vest after 5 years of service. The estimated annual retirement benefits at retirement age 65 based upon service to December 31, 1999 for Messers. Lucas, Kussman and Tarrant are $14,056, $65,828 and $24,411, respectively. These benefits are calculated on a straight-life annuity basis. In 1999, Mr. Yetter was not eligible to participate in the IMS HEALTH Retirement Plan or the Retirement Excess Plan.

    Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions and overtime pay. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded.

    ST, Mr. Brown's employer, did not sponsor a defined benefit pension plan in 1999.

CHANGE IN CONTROL AGREEMENTS

    Synavant has entered into Change-in-Control Agreements with certain of its executives. These provide for severance and other benefits if, following a change in control of Synavant, the executive's employment terminates in a way adverse to the executive. These agreements cover all executive officers as well as certain other officers and selected key employees.

    Under the Change-in-Control Agreement, an executive commits to remain employed for 180 days following an event that represents a potential change-in-control to maintain stable operations while a change in control proceeds. If a potential change-in-control occurs, Synavant must deposit funds into a "rabbi" trust to fund potential obligations under the agreements. If a named executive officer's employment ends within two years following a change in control either because the Company terminates him or her without cause or because the executive resigns under circumstances constituting "good reason", the executive will be entitled to:

    - payment of target bonus for the year, prorated to reflect the part of the year he or she worked,

    - payment of a lump sum severance payment of two to three times his or her base salary plus annual target bonus for the year; if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year will be used,

    - vesting and deemed achievement of target performance and payment for outstanding long-term performance awards, pro rated to reflect the part of the performance period he or she worked,

    - payment of an allowance for outplacement expenses,

    - life and health insurance benefits for 36 months after termination, and

    - certain retiree medical and life benefits commencing at age 55.

    If payments trigger the "golden parachute" excise tax imposed by the U.S. Internal Revenue Code, the Company will pay an additional "gross-up" amount so that the executive's after-tax benefits are the same as though no excise tax had applied, except that, if reducing the lump-sum severance payment by up to 15% would avoid the excise tax, Synavant will instead reduce the severance payment by the amount just sufficient to avoid the tax. Synavant will reimburse an executive for expenses incurred in enforcing the agreement unless incurred in bad faith.

    Under the agreement, "good reason" means an adverse change in an executive's employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement.

    A "change in control" is defined in the agreement to occur if a person or group becomes a beneficial owner of 20% or more of the combined voting power of Synavant securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent directors, if Synavant merges with another entity (other than where the outstanding voting securities of Synavant immediately prior to such merger continue to represent more than 66 2/3% of the combined voting power of the surviving entity) in a way that substantially changes the ownership of existing stockholders, or if we sell substantially all assets or liquidate Synavant. In addition, the Board of Directors retains discretion to determine that other events, for example, events that have the effect of changing or influencing the control of Synavant but which do not trigger a change in control under the fixed definition, will be treated as a change in control under the agreements. The agreements contain no limitations on how the Board can exercise this discretion. The Board intends that this discretion will be exercised, consistent with the general purposes of the agreements, to encourage executives to continue to serve Synavant at times when changes in ownership might appear to them to pose a threat to their continued employment.

    Under Synavant's stock option plans, unvested stock options held by executives and other employees will accelerate and become vested upon a change in control. For this purpose, a "change in control" means the same thing as under the Change-in-Control Agreements.

                         SYNAVANT SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    All the outstanding shares of Synavant Common Stock are currently held by IMS HEALTH. The following table sets forth the number of shares of IMS HEALTH Common Stock that are beneficially owned by each of the Synavant directors, by each of the executive officers named in the Synavant Summary Compensation Table above, by all such directors and executive officers as a group and by each person known by Synavant to beneficially own more than 5% of the outstanding shares of IMS HEALTH Common Stock at June 30, 2000 ("5% Owners"). Stock ownership information is based on (i) the number of shares of IMS HEALTH Common Stock held by directors and executive officers as of June 30, 2000, and
(ii) the number of shares held by 5% Owners, based upon a Schedule 13G filed with the SEC by such 5% Owners. See "The Distribution" and "Synavant Management and Executive Compensation--Compensation of Synavant Executive Officers". Information regarding shares subject to options reflects shares of IMS HEALTH Common Stock subject to options as of June 30, 2000 and exercisable within 60 days thereafter. Unexercised IMS HEALTH stock options held by Synavant employees as of the Distribution Date will be converted into options that are exercisable into shares of Synavant Common Stock based upon a conversion formula to be calculated after the Distribution Date. See "Relationship Between Synavant and IMS HEALTH After the Distribution--Employee Benefits Agreement". All directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of IMS HEALTH Common Stock outstanding on June 30, 2000 and are expected to own less than six percent of the shares of Synavant Common Stock outstanding as of the Distribution Date. The mailing address for each of the Synavant directors and executive officers listed herein is c/o Synavant, Inc., 3445 Peachtree Rd. NE, Suite 1400, Atlanta, Georgia 30326.

                                                AMOUNT & NATURE
                  NAME                    OF BENEFICIAL OWNERSHIP(1)
             OF BENEFICIAL                ---------------------------   PERCENT OF
                 OWNER                       SOLE            SHARED       CLASS
----------------------------------------  ----------       ----------   ----------
Wayne P. Yetter                              12,675(2)(3)         50       *

Ronald D. Brown                             185,748(4)(3)                  *

Loftus S. Lucas                             168,453(5)                     *

Craig S. Kussman                            270,280(6)(3)                  *

Kevin B. Tarrant                            153,770(7)                     *

Peter Fuchs                                      --                        *

Robert J. Kamerschen                         46,528(8)                     *

H. Eugene Lockhart                           23,720(9)(3)                  *

Barry L. Williams                                --                        *

All Current Directors and Executive
  Officers as a Group (9 in number)         861,174(10)                    *

FMR Corp.                                 15,129,189(11)                    5.09%
  82 Devonshire Street
  Boston, MA 02109

Mutuelles AXA, AXA and AXA Financial      33,997,411(12)                   11.44%

------------------------

* Ownership represents less than 1% of the total outstanding Common Stock on June 30, 2000.

(1) Amounts effective as of June 30, 2000. Effective January 3, 2000, options which previously vested over a six-year period were accelerated to vest over four years from the original grant date.

(2) Does not include 50 shares in which there are shared investment and/or voting rights. Amounts include restricted stock units granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan which are scheduled to vest on January 3, 2002.

(3) Amounts include fractional restricted stock units accumulated as a result of dividend equivalents paid during 1999 and 2000. All numbers have been rounded to the nearest whole share for purposes of reporting.

(4) Includes all shares beneficially owned and all rights to acquire 162,851 shares within 60 days. Amounts include restricted stock units granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan which are scheduled to vest on January 1, 2001.

(5) Includes all shares beneficially owned and all rights to acquire 164,142 shares within 60 days.

(6) Includes all shares beneficially owned and all rights to acquire 263,771 shares within 60 days.

(7) Includes all shares beneficially owned and all rights to acquire 150,375 shares within 60 days.

(8) Includes all shares beneficially owned and all rights to acquire 14,644 shares within 60 days. Amounts include restricted shares granted under the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan. Effective after the Distribution Date, Robert J. Kamerschen will serve on the Boards of Directors of both IMS HEALTH and Synavant.

(9) Includes all shares beneficially owned and all rights to acquire 14,644 shares within 60 days. Amounts include restricted shares granted under the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan and restricted stock units deferred under the IMS Health Incorporated Non-Employee Directors' Deferred Compensation Plan. Effective after the Distribution Date, H. Eugene Lockhart will serve on the Boards of Directors of both IMS HEALTH and Synavant.

(10) Includes all shares beneficially owned, regardless of nature of ownership, and all rights to acquire shares within 60 days.

(11) FMR Corp., its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), Fidelity Growth & Income Fund, Edward C. Johnson, 3rd, Chairman of FMR Corp., and Abigail P. Johnson, jointly filed an Amendment No. 3 to Schedule 13G with the SEC on April 10, 2000. This Schedule 13G/A shows that as of March 31, 2000, Fidelity, a registered investment advisor, beneficially owned 13,738,280 shares of Common Stock, as a result of acting as investment adviser to various registered investment companies (the "Funds"). Mr. Johnson, FMR Corp. and the Funds each has sole dispositive power (but no voting power) over the shares beneficially owned by Fidelity. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Funds. In addition, Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined under the Securities Exchange Act of 1934, as amended, each has sole dispositive power over 1,316,629 shares and sole power to vote or to direct the voting of 957,629 of such shares, and no power to vote or to direct the voting of 359,000 such shares. Fidelity International Limited, a partnership controlled by Mr. Johnson and members of his family, is the beneficial owner of 73,280 shares of Common Stock.

(12) AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. (p.k.a. The Equitable Companies Incorporated) ("AXA Financial"), filed a joint Amendment No. 2 to Schedule 13G with the SEC on May 10, 2000. The Schedule 13G/A shows that Mutuelles AXA, AXA, and AXA Financial together may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 8,039,531 shares, shared power to vote 19,390,036 shares, sole power to dispose of 33,935,446 shares, and shared power to dispose of 27,215 shares. All of the shares are beneficially owned through subsidiaries of AXA Financial. AXA owns a majority interest in AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, 100-101 Terasse Boieldieu, 92042 Paris La Defense France; IARD, 21, rue de Chateaudun, 75009 Paris France; Courtage, 26, rue Louis le Grand, 75002 Paris France; AXA,
    9 Place Vendome, 75001 Paris France, and AXA Financial, 1290 Avenue of the Americas, New York, New York 10104.

                     DESCRIPTION OF SYNAVANT CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The total number of shares of all classes of stock that Synavant has authority to issue under its Amended and Restated Certificate of Incorporation is 41,000,000 shares, of which 40,000,000 shares represent shares of Synavant Common Stock, 500,000 shares represent shares of Preferred Stock (the "Synavant Preferred Stock") and 500,000 shares represent shares of Series Common Stock (the "Synavant Series Common Stock"). Based on shares of IMS HEALTH Common Stock outstanding as of June 30, 2000, and a distribution ratio of one share of Synavant Common Stock for every 20 shares of IMS HEALTH Common Stock, 14,859,950 shares of Synavant Common Stock would be distributed to holders of IMS HEALTH Common Stock on the Distribution Date.

SYNAVANT COMMON STOCK

    Subject to any preferential rights of any Synavant Preferred Stock or Synavant Series Common Stock created by the Board of Directors of Synavant, each outstanding share of Synavant Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of Synavant. See "Dividend Policy". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of Synavant, holders of Synavant Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Synavant Preferred Stock and Synavant Series Common Stock.

SYNAVANT PREFERRED STOCK AND SYNAVANT SERIES COMMON STOCK

    Each of the authorized Synavant Preferred Stock and the authorized Synavant Series Common Stock is available for issuance from time to time in one or more series at the discretion of the Synavant Board of Directors without stockholder approval. The Synavant Board of Directors has the authority to prescribe for each series of Synavant Preferred Stock or Synavant Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Synavant Preferred Stock or Synavant Series Common Stock, as applicable, the issuance of Synavant Preferred Stock or Synavant Series Common Stock, as applicable, could have an adverse effect on holders of Synavant Common Stock by delaying or preventing a change in control of Synavant, making removal of the present management of Synavant more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Synavant Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq, which would apply so long as the Synavant Common Stock remained listed on the Nasdaq, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Synavant Common Stock, including in connection with (i) a change of control of Synavant, the acquisition of the stock or assets of another company, or (iii) the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. See, however, "Risk Factors--Risks Relating to Synavant--Acquisitions and Alliances".

    One of the effects of the existence of unissued and unreserved Synavant Common Stock, Synavant Preferred Stock and Synavant Series Common Stock may be to enable the Board of Directors of Synavant to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Synavant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Synavant's management and possibly deprive the stockholders of opportunities to sell their shares of Synavant Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Synavant pursuant to the operation of the Synavant Rights Plan, which is discussed below.

SYNAVANT RIGHTS PLAN


    Prior to the Distribution Date, the Board of Directors of Synavant will declare a dividend of one preferred share purchase right (a "Synavant Right") for each outstanding share of Synavant Common Stock. Each share of Synavant Common Stock has attached to it one Synavant Right. Each Synavant Right entitles the registered holder to purchase from Synavant one one-thousandth of a share of Series A Junior Participating Synavant Preferred Stock, par value $0.01 per share (the "Synavant Participating Preferred Stock"), of Synavant at a price of $100 per one one-thousandth of a share of Synavant Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "Synavant Participating Preferred Stock Purchase Price"), subject to adjustment. The description and terms of the Synavant Rights are set forth in a Rights Agreement dated as of August 29, 2000, as the same may be amended from time to time (the "Synavant Rights Agreement"), between Synavant and EquiServe Trust Company, as Rights Agent (the "Synavant Rights Agent").


    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of Synavant Rights, a "Synavant Acquiring Person") has acquired beneficial ownership of 15% or more (20% or more in the case of an "Institutional Investor" as defined in the Synavant Rights Agreement) of the outstanding shares of Synavant Common Stock or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes a Synavant Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Synavant Common Stock (the earlier of such dates hereinafter referred to in this description of Synavant Rights as the "Synavant Rights Distribution Date"), the Synavant Rights will be evidenced by the certificates representing Synavant Common Stock.

    The Synavant Rights Agreement provides that, until the Synavant Rights Distribution Date (or earlier redemption or expiration of the Synavant Rights), the Synavant Rights will be transferred with and only with the Synavant Common Stock. Until the Synavant Rights Distribution Date (or earlier redemption or expiration of the Synavant Rights), Synavant Common Stock certificates will contain a notation incorporating the Synavant Rights Agreement by reference. Until the Synavant Rights Distribution Date (or earlier redemption or expiration of the Synavant Rights), the surrender for transfer of any certificates for shares of Synavant Common Stock will also constitute the transfer of the Synavant Rights associated with the shares of Synavant Common Stock represented by such certificate. As soon as practicable following the Synavant Rights Distribution Date, separate certificates evidencing the Synavant Rights ("Synavant Rights Certificates") will be mailed to holders of record of the Synavant Common Stock as of the close of business on the Synavant Rights Distribution Date and such separate Synavant Rights Certificates alone will evidence the Synavant Rights.


    The Synavant Rights are not exercisable until the Synavant Rights Distribution Date. The Synavant Rights will expire on August 31, 2010 (hereinafter referred to in this description of Synavant Rights as the "Synavant Final Expiration Date"), unless the Synavant Final Expiration Date is advanced or extended or unless the Synavant Rights are earlier redeemed or exchanged by Synavant, in each case as described below.


    The Synavant Participating Preferred Stock Purchase Price payable, and the number of shares of Synavant Participating Preferred Stock or other securities or property issuable, upon exercise of the Synavant Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Synavant Participating Preferred Stock, (ii) upon the grant to holders of the Synavant Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Synavant Participating Preferred Stock at a price, or securities convertible into Synavant Participating Preferred Stock with a conversion price, less than the then-current market price of the Synavant Participating Preferred Stock or (iii) upon the distribution to holders of the Synavant Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Synavant Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The Synavant Rights are also subject to adjustment in the event of a stock dividend on the Synavant Common Stock payable in shares of Synavant Common Stock or subdivisions, consolidations or combinations of the Synavant Common Stock occurring, in any such case, prior to the Synavant Rights Distribution Date.

    Shares of Synavant Participating Preferred Stock purchasable upon exercise of the Synavant Rights will not be redeemable. Each share of Synavant Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Synavant Common Stock. In the event of liquidation, dissolution or winding up of Synavant, the holders of the Synavant Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Synavant Common Stock. Each share of Synavant Participating Preferred Stock will have 1,000 votes, voting together with the Synavant Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Synavant Common Stock are converted or exchanged, each share of Synavant Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of Synavant Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Synavant Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Synavant Participating Preferred Stock purchasable upon exercise of each Synavant Right should approximate the value of one share of Synavant Common Stock.

    In the event that any person or group of affiliated or associated persons becomes a Synavant Acquiring Person, each holder of a Synavant Right, other than Synavant Rights beneficially owned by the Synavant Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Synavant Right and payment of the Synavant Participating Preferred Stock Purchase Price, that number of shares of Synavant Common Stock having a market value of two times the Synavant Participating Preferred Stock Purchase Price.

    In the event that, after a person or group has become a Synavant Acquiring Person, Synavant is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Synavant Right (other than Synavant Rights beneficially owned by a Synavant Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom Synavant has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Synavant Participating Preferred Stock Purchase Price.

    At any time after any person or group becomes a Synavant Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Synavant Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of Synavant may exchange the Synavant Rights (other than Synavant Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Synavant Common Stock, or a fractional share of Synavant Participating Preferred Stock of equivalent value (or of a share of a class or series of Synavant's Preferred Stock having similar rights, preferences and privileges), per Synavant Right (subject to adjustment).

    With certain exceptions, no adjustment in the Synavant Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Synavant Participating Preferred Stock Purchase Price. No fractional shares of Synavant Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Synavant Participating Preferred Stock, which may, at the election of Synavant, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Synavant Participating Preferred Stock on the last trading period to the date of exercise.

    At any time prior to the time a Synavant Acquiring Person becomes such, the Board of Directors of Synavant may redeem the Synavant Rights in whole, but not in part, at a price of $.01 per Synavant Right (hereinafter referred to in this description of Synavant Rights as the "Synavant Right Redemption Price"). The redemption of the Synavant Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Synavant Rights, the right to exercise the Synavant Rights will terminate and the only right of the holders of Synavant Rights will be to receive the Synavant Right Redemption Price.

    For so long as the Synavant Rights are then redeemable, Synavant may, except with respect to the Synavant Right Redemption Price, amend the Synavant Rights in any manner. After the Synavant Rights are no longer redeemable, Synavant may, except with respect to the Synavant Right Redemption Price, amend the Synavant Rights in any manner that does not adversely affect the interests of holders of the Synavant Rights.

    Until a Synavant Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Synavant, including, without limitation, the right to vote or to receive dividends.

    A copy of the form of Synavant Rights Agreement will be filed as an exhibit to the Registration Statement on Form 10 of Synavant in respect of the registration of the Synavant Common Stock under the Exchange Act. A copy of the Synavant Rights Agreement is available free of charge from Synavant. Although the summary description of the Synavant Rights set forth above is an accurate description of the material terms of the Synavant Rights Agreement, it is qualified in its entirety by reference to the Synavant Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE SYNAVANT RIGHTS AGREEMENT

    The Synavant Rights Agreement is designed to protect stockholders of Synavant in the event of unsolicited offers to acquire Synavant and other coercive takeover tactics which, in the opinion of the Board of Directors of Synavant, could impair its ability to represent stockholder interests. The provisions of the Synavant Rights Agreement may render an unsolicited takeover of Synavant more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Synavant's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Synavant.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of Synavant authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Synavant of any kind or class.

DELAWARE GENERAL CORPORATION LAW

    The terms of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") apply to Synavant since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under
Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is
(a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Synavant's Amended and Restated Certificate of Incorporation does not exclude Synavant from the restrictions imposed under
Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring Synavant to negotiate in advance with Synavant's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of Synavant. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF SYNAVANT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
  AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

    Certain provisions of the Synavant Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws may delay or make more difficult unsolicited acquisitions or changes of control of Synavant. It is believed that such provisions will enable Synavant to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Synavant and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of Synavant, although such proposals, if made, might be considered desirable by a majority of Synavant's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of Synavant. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "--Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting,
(iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-Laws and Certificate of Incorporation. These provisions are present in the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of IMS HEALTH.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The Synavant Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Synavant Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of Synavant or by a vote of the majority of the Board of Directors. Furthermore, the By-Laws of Synavant provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By-Laws of Synavant establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of Synavant who is entitled to vote at the meeting who has given to the Secretary of Synavant timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Synavant.

    To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of Synavant at the principal executive offices of Synavant not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

    To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of Synavant at the principal executive offices of Synavant not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

    The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of Synavant held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of Synavant entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

NUMBER OF DIRECTORS; FILLING OF VACANCIES; REMOVAL

    The Synavant Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of Synavant may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of Synavant entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of Synavant entitled to vote generally in the election of directors, voting as a single class.

CLASSIFIED BOARD OF DIRECTORS

    The Synavant Amended and Restated Certificate of Incorporation provides for Synavant's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of Synavant Board of Directors will be elected each year. See "Synavant Management and Executive Compensation--Synavant Board of Directors".

    Synavant believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board of Directors, because a majority of the directors at any given time will have prior experiences as directors of Synavant. This provision should also help to ensure that Synavant's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of Synavant's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

    This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of Synavant's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Synavant and could thus increase the likelihood that incumbent directors will retain their positions.

AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS

    The Synavant Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of Synavant entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-Laws which is to the same effect as provisions contained in the Amended and Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-Laws, (ii) the classified Board of Directors and the filling of director vacancies and
(iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    The Synavant Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of Synavant entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Amended and Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated Certificate of Incorporation and/or the Amended and Restated By-Laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

    The Synavant Amended and Restated Certificate of Incorporation provides that Synavant shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Synavant Amended and Restated Certificate of Incorporation also provides that a director of Synavant shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

    The indemnification rights conferred by the Amended and Restated Certificate of Incorporation of Synavant are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. Synavant will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

                             AVAILABLE INFORMATION

    Synavant has filed with the SEC a Registration Statement on Form 10 with respect to the shares of Synavant Common Stock to be received by the stockholders of IMS HEALTH in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereof, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. The Form 10 Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60662. In addition, copies of the Form 10 Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this information statement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this information statement. Synavant will provide without charge to each person to whom a copy of this information statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Synavant Inc., 3445 Peachtree Rd. NE, Suite 1400, Atlanta, Georgia 30326, Attention: Chief Financial Officer (Telephone: 404-841-4000).

                              REPORTS OF SYNAVANT

    After the Distribution, Synavant will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. Additionally, Synavant will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                         INDEX TO FINANCIAL STATEMENTS

                                    SYNAVANT

                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

Report of Independent Accountants...........................   F-2

Financial Statements and Schedule:

Combined Statements of Operations for the six months ended
  June 30, 2000 and 1999 (unaudited), the year ended
  December 31, 1999, the month ended December 31, 1998 and
  the years ended November 30, 1998 and 1997................   F-3

Combined Statements of Financial Position as of June 30,
  2000 (unaudited), December 31, 1999 and November 30,
  1998......................................................   F-4

Combined Statements of Cash Flows for the six months ended
  June 30, 2000 and 1999 (unaudited), the year ended
  December 31, 1999, the month ended December 31, 1998 and
  the years ended November 30, 1998 and 1997................   F-5

Combined Statements of Divisional Equity for the six months
  ended June 30, 2000 (unaudited), the year ended December
  31, 1999, the month ended December 31, 1998 and the years
  ended November 30, 1998 and 1997..........................   F-6

Notes to Combined Financial Statements......................   F-7

Report of Independent Accountants...........................  F-33

Schedule II--Valuation and Qualifying Accounts for the year
  ended December 31, 1999, the month ended December 31, 1998 and the years ended November 30, 1998 and 1997............  F-34

                                 SYNAVANT INC.

Report of Independent Accountants...........................  F-35

Statement of Financial Position as of June 30, 2000.........  F-36

Notes to Statement of Financial Position....................  F-37

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Operations for the nine months
  ended March 31, 1998 and 1997 (unaudited).................    F-39

Consolidated Balance Sheet as of March 31, 1998
  (unaudited)...............................................    F-40

Consolidated Statements of Cash Flows for the nine months
  ended March 31, 1998 and 1997 (unaudited).................    F-41

Notes to Consolidated Financial Statements (unaudited)......    F-42

Report of Independent Accountants...........................    F-46

Financial Statements:

Consolidated Balance Sheets as at June 30, 1996 and 1997....    F-47

Consolidated Statements of Operations for the years ended
  June 30, 1995, 1996 and 1997..............................    F-48

Consolidated Statements of Stockholders' Equity
  (Deficit).................................................    F-49

Consolidated Statements of Cash Flows for the years ended
  June 30, 1995, 1996 and 1997..............................    F-50

Notes to Consolidated Financial Statements..................    F-51

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Synavant, a Business Unit of IMS Health Incorporated:

    In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, divisional equity and cash flows present fairly, in all material respects, the financial position of Synavant, a Business Unit of IMS Health Incorporated, at December 31, 1999 and November 30, 1998, and the results of its operations and its cash flows for the years ended December 31, 1999, November 30, 1998 and November 30, 1997 and for the month ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
June 8, 2000

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

                       COMBINED STATEMENTS OF OPERATIONS

          DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                      YEAR ENDED        MONTH ENDED
                                    -------------------------------------------   DECEMBER 31,      DECEMBER 31,
                                            2000                   1999               1999              1998
                                    --------------------   --------------------   ------------   -------------------
                                                    (UNAUDITED)
Revenues
  Software Fees...................                 4,283                  6,314        12,628                206
  Software Services...............                43,395                 44,596        91,308              7,280
  Interactive Marketing...........                45,530                 44,553        96,621              6,163
                                    --------------------   --------------------   -----------        -----------
Total Revenues....................  $             93,208   $             95,463   $   200,557        $    13,649
                                    --------------------   --------------------   -----------        -----------
Operating Costs
  Software Fees...................                 1,141                    517         3,107                182
  Software Services...............                27,888                 20,674        39,258              4,394
  Interactive Marketing...........                39,425                 37,724        79,304              5,635
                                    --------------------   --------------------   -----------        -----------
Total Operating Costs.............                68,454                 58,915       121,669             10,211
Research and Development..........                 6,799                  5,872        13,173              1,587
Selling and Administrative
  Expenses........................                15,940                 17,172        33,570              2,371
Depreciation and Amortization.....                12,557                 11,945        25,826              1,977
Year 2000 Costs...................                    --                  1,176         2,769                 --
Acquired In Process Research and
  Development.....................                    --                     --            --                 --
                                    --------------------   --------------------   -----------        -----------
Operating Income (Loss)...........               (10,542)                   383         3,550             (2,497)
                                    --------------------   --------------------   -----------        -----------
Other Income (Expense)--Net.......                   104                     15          (270)              (122)
                                    --------------------   --------------------   -----------        -----------
Income (Loss) Before Provision for
  Income Taxes....................               (10,438)                   398         3,280             (2,619)
Income Tax (Provision) Benefit....                   (81)                  (784)       (6,472)             1,204
                                    --------------------   --------------------   -----------        -----------
Net Income (Loss).................  $            (10,519)  $               (386)  $    (3,192)       $    (1,415)
                                    ====================   ====================   ===========        ===========
Pro Forma Unaudited Earnings Per
  Share (Note 1)
Pro Forma Unaudited Basic Earnings
  (Loss) Per Share of Common
  Stock...........................  $              (0.70)  $              (0.02)  $     (0.20)       $     (0.09)
                                    ====================   ====================   ===========        ===========
Pro Forma Unaudited Diluted
  Earnings (Loss) Per Share of
  Common Stock....................  $              (0.70)  $              (0.02)  $     (0.20)       $     (0.09)
                                    ====================   ====================   ===========        ===========
Pro Forma Unaudited Weighted
  Average Number of Shares
  Outstanding--Basic..............            14,928,800             15,803,100    15,599,650         15,570,500
  Dilutive Effect of Unexercised
    Outstanding Stock Options as
    of Balance Sheet Date Under
    Stock Option Plans............                11,450                 37,200        28,300             45,100
  Adjustment of Shares Applicable
    to Stock Options Exercised
    during the Period.............                11,300                 11,400        46,950              7,900
                                    --------------------   --------------------   -----------        -----------
Pro Forma Unaudited Weighted
  Average Number of Shares
  Outstanding--Diluted............            14,951,550             15,851,700    15,674,900         15,623,500
                                    ====================   ====================   ===========        ===========

                                           YEARS ENDED
                                          NOVEMBER 30,
                                    -------------------------
                                       1998          1997
                                    -----------   -----------

Revenues
  Software Fees...................        8,556        12,324
  Software Services...............       68,332        46,098
  Interactive Marketing...........       72,117        48,228
                                    -----------   -----------
Total Revenues....................  $   149,005   $   106,650
                                    -----------   -----------
Operating Costs
  Software Fees...................        3,695         5,361
  Software Services...............       28,708        20,917
  Interactive Marketing...........       63,988        44,938
                                    -----------   -----------
Total Operating Costs.............       96,391        71,216
Research and Development..........        6,791         3,333
Selling and Administrative
  Expenses........................       32,364        15,766
Depreciation and Amortization.....       14,068         6,268
Year 2000 Costs...................           --            --
Acquired In Process Research and
  Development.....................       21,900            --
                                    -----------   -----------
Operating Income (Loss)...........      (22,509)       10,067
                                    -----------   -----------
Other Income (Expense)--Net.......          572          (109)
                                    -----------   -----------
Income (Loss) Before Provision for
  Income Taxes....................      (21,937)        9,958
Income Tax (Provision) Benefit....       (3,280)       (4,578)
                                    -----------   -----------
Net Income (Loss).................  $   (25,217)  $     5,380
                                    ===========   ===========
Pro Forma Unaudited Earnings Per
  Share (Note 1)
Pro Forma Unaudited Basic Earnings
  (Loss) Per Share of Common
  Stock...........................  $     (1.55)  $      0.33
                                    ===========   ===========
Pro Forma Unaudited Diluted
  Earnings (Loss) Per Share of
  Common Stock....................  $     (1.55)  $      0.33
                                    ===========   ===========
Pro Forma Unaudited Weighted
  Average Number of Shares
  Outstanding--Basic..............   16,287,950    16,524,200
  Dilutive Effect of Unexercised
    Outstanding Stock Options as
    of Balance Sheet Date Under
    Stock Option Plans............       31,950         6,050
  Adjustment of Shares Applicable
    to Stock Options Exercised
    during the Period.............        8,200         1,300
                                    -----------   -----------
Pro Forma Unaudited Weighted
  Average Number of Shares
  Outstanding--Diluted............   16,328,100    16,531,550
                                    ===========   ===========

     The accompanying notes are an integral part of the combined financial statements.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

                   COMBINED STATEMENTS OF FINANCIAL POSITION

                          DOLLAR AMOUNTS IN THOUSANDS

                                                                    AS OF                 AS OF          AS OF
                                                                   JUNE 30,            DECEMBER 31,   NOVEMBER 30,
                                                                     2000                  1999           1998
                                                          --------------------------   ------------   ------------
                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents...............................  $                   2,305      $  3,464       $  2,826
Accounts Receivable--Net................................                     47,255        46,591         48,884
Other Current Assets....................................                      5,168         3,664          3,157
                                                          --------------------------     --------       --------
  Total Current Assets..................................                     54,728        53,719         54,867
                                                          --------------------------     --------       --------
PROPERTY AND EQUIPMENT--NET.............................                     14,234        15,633         17,975
COMPUTER SOFTWARE--NET..................................                     29,461        30,429         32,885
GOODWILL--NET...........................................                    159,564       167,363        178,624
OTHER ASSETS............................................                      1,157         1,155          1,038
                                                          --------------------------     --------       --------
TOTAL ASSETS............................................  $                 259,144      $268,299       $285,389
                                                          ==========================     ========       ========
LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
Accounts Payable........................................  $                  11,767      $  8,596       $  9,230
Accrued Income Taxes....................................                      4,540         4,158          3,857
Deferred Revenues.......................................                      9,063         6,202          9,715
Accrued And Other Current Liabilities...................                     11,749        18,913         30,409
                                                          --------------------------     --------       --------
  Total Current Liabilities.............................                     37,119        37,869         53,211
                                                          --------------------------     --------       --------
DEFERRED INCOME TAXES...................................                      6,662         7,986          9,147
OTHER LIABILITIES.......................................                        213           910          2,376
                                                          --------------------------     --------       --------
TOTAL LIABILITIES.......................................                     43,994        46,765         64,734
                                                          --------------------------     --------       --------
COMMITMENTS AND CONTINGENCIES (NOTES 8 AND 10)
MINORITY INTEREST.......................................                        681           690            131
DIVISIONAL EQUITY
  Divisional Equity.....................................                    215,305       221,800        220,130
  Accumulated Other Comprehensive Income (Loss).........                       (836)         (956)           394
                                                          --------------------------     --------       --------
      TOTAL DIVISIONAL EQUITY...........................                    214,469       220,844        220,524
                                                          --------------------------     --------       --------
TOTAL LIABILITIES AND DIVISIONAL EQUITY.................  $                 259,144      $268,299       $285,389
                                                          ==========================     ========       ========

     The accompanying notes are an integral part of the combined financial statements.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

                       COMBINED STATEMENTS OF CASH FLOWS

                          DOLLAR AMOUNTS IN THOUSANDS

                                                                              YEAR        MONTH
                                                       SIX MONTHS ENDED       ENDED       ENDED         YEARS ENDED
                                                           JUNE 30,         DECEMBER    DECEMBER       NOVEMBER 30,
                                                      -------------------      31,         31,      -------------------
                                                        2000       1999       1999        1998        1998       1997
                                                      --------   --------   ---------   ---------   --------   --------
                                                          (UNAUDITED)
Cash Flows From Operating Activities:
Net Income (Loss)...................................  ($10,519)  ($  386)   ($ 3,192)    ($1,415)   ($25,217)  $ 5,380
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation And Amortization.....................    12,557    11,945      25,826       1,977      14,068     6,268
  Amortization of Capitalized Computer Software.....       998     1,260       2,014         177       2,411     2,708
  Write-Off Of Acquired In-Process Research and
    Development.....................................        --        --          --          --      21,900        --
  Changes in Operating Assets and Liabilities:
    Accrued Liabilities.............................    (6,712)   (4,605)     (5,484)         29       8,358     1,174
    Deferred Revenues...............................     2,940    (6,042)    (12,920)      9,529        (778)    1,290
    Accounts Receivable.............................    (1,307)    6,785       4,031      (3,598)     (2,467)   (7,939)
    Accounts Payable................................     3,395       575         266        (594)     (6,425)    4,775
    Accrued Income Taxes............................       716       816         512        (103)      3,394      (546)
    Deferred Income Taxes...........................    (2,057)      185        (870)       (217)       (491)     (561)
  Other.............................................      (966)   (1,199)       (161)       (527)         11       972
                                                      --------   -------    --------     -------    --------   -------
Net Cash Provided By (Used in) Operating
  Activities........................................      (955)    9,334      10,022       5,258      14,764    13,521
                                                      --------   -------    --------     -------    --------   -------
Cash Flows From Investing Activities:
Capital Expenditures................................    (1,682)   (2,469)     (5,371)       (278)     (2,894)  (11,292)
Additions To Computer Software......................    (3,059)   (2,981)     (6,130)       (128)     (2,467)   (2,636)
Payments for Acquisition of Business, Net of Cash
  Acquired..........................................        --        --        (312)     (4,000)         --        --
Acquisition and Integration Payments................        --        --      (4,123)         --     (12,066)       --
Other...............................................       (17)      140         174          50        (296)      375
                                                      --------   -------    --------     -------    --------   -------
Cash Used In Investing Activities...................    (4,758)   (5,310)    (15,762)     (4,356)    (17,723)  (13,553)
                                                      --------   -------    --------     -------    --------   -------
Cash Flows From Financing Activities:
Payments Under Lease Obligations....................      (355)     (377)       (578)       (151)     (1,305)     (428)
Net Transfers (To) From IMS HEALTH..................     4,980    (6,043)      7,433      (1,156)      6,544      (127)
                                                      --------   -------    --------     -------    --------   -------
Net Cash Provided By (Used In) Financing
  Activities........................................     4,625    (6,420)      6,855      (1,307)      5,239      (555)
                                                      --------   -------    --------     -------    --------   -------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents.......................................       (71)      (10)        (57)        (15)         86      (123)
                                                      --------   -------    --------     -------    --------   -------
Increase/(Decrease) In Cash and Cash Equivalents....    (1,159)   (2,406)      1,058        (420)      2,366      (710)
Cash and Cash Equivalents, Beginning of Period......     3,464     2,406       2,406       2,826         460     1,170
                                                      --------   -------    --------     -------    --------   -------
Cash and Cash Equivalents, End of Period............  $  2,305   $     0    $  3,464     $ 2,406    $  2,826   $   460
                                                      ========   =======    ========     =======    ========   =======

    Supplemental Disclosure of Cash Flow Information:
    Non-cash investing activities include the acquisition of Walsh International, Inc. for Cognizant common stock and options (See Note 3 to the combined financial statements).

    Cash payments for foreign, state and local income taxes were $4,725, $300 and $42 in the Respective Periods, respectively.

     The accompanying notes are an integral part of the combined financial statements.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

                    COMBINED STATEMENTS OF DIVISIONAL EQUITY

                          DOLLAR AMOUNTS IN THOUSANDS

                                                          ACCUMULATED OTHER
                                                            COMPREHENSIVE                       TOTAL
                                             DIVISIONAL        INCOME         COMPREHENSIVE   DIVISIONAL
                                               EQUITY          (LOSS)         INCOME (LOSS)     EQUITY
                                             ----------   -----------------   -------------   ----------
BALANCE, DECEMBER 1, 1996..................   $ 56,881         $   716                --       $ 57,597
Net Income.................................      5,380              --           $ 5,380          5,380
Effect of Foreign Currency Translation.....         --            (690)             (690)          (690)
Net Transfer to IMS Health.................       (127)             --                --           (127)
                                                                                               --------
Total Comprehensive Income.................         --              --             4,690             --
                                              --------         -------           -------       --------
BALANCE, NOVEMBER 30, 1997.................     62,134              26                --         62,160
                                              --------         -------           -------       --------
Net Loss...................................    (25,217)             --           (25,217)       (25,217)
Effect of Foreign Currency Translation.....         --             368               368            368
Cognizant Equity Issued for Acquisition....    176,669              --                --        176,669
Net Transfer from IMS Health...............      6,544              --                --          6,544
                                                                                               --------
Total Comprehensive Loss...................         --              --           (24,849)            --
                                              --------         -------           -------       --------
BALANCE, NOVEMBER 30, 1998.................    220,130             394                --        220,524
                                              --------         -------           -------       --------
Net Loss...................................     (1,415)             --            (1,415)        (1,415)
Effect of Foreign Currency Translation.....
                                                    --             327               327            327
Net Transfer to IMS Health.................     (1,156)             --                --         (1,156)
                                                                                               --------
Total Comprehensive Loss...................         --              --            (1,088)            --
                                              --------         -------           -------       --------
BALANCE, DECEMBER 31, 1998.................    217,559             721                --        218,280
                                              --------         -------           -------       --------
Net Loss...................................     (3,192)             --            (3,192)        (3,192)
Effect of Foreign Currency Translation.....         --          (1,677)           (1,677)        (1,677)
Net Transfer from IMS Health...............      7,433              --                --          7,433
                                                                                               --------
Total Comprehensive Loss...................         --              --            (4,869)            --
                                              --------         -------           -------       --------
BALANCE, DECEMBER 31, 1999.................    221,800            (956)               --        220,844
                                              --------         -------           -------       --------
Net Loss...................................    (10,519)             --           (10,519)       (10,519)
Effect of Foreign Currency Translation.....         --            (836)             (836)          (836)
Net Transfer from IMS Health...............      4,980              --                --          4,980
                                                                                               --------
Total Comprehensive Loss...................         --              --           (11,355)            --
                                              --------         -------           -------       --------
BALANCE, JUNE 30, 2000 (UNAUDITED).........   $216,261         $(1,792)          $    --       $214,469
                                              ========         =======           =======       ========

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

    IMS Health Incorporated ("IMS HEALTH") recently announced a plan to spin off its Synavant business unit (the "Distribution"). IMS HEALTH is a leading provider of information solutions to the pharmaceutical and healthcare industries. The Synavant business serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision making. Prior to the Distribution, IMS HEALTH will convey the assets and stock of entities that compose the Synavant business into Synavant Inc., a newly formed Delaware corporation and a wholly owned subsidiary of IMS HEALTH. The Synavant business is composed of the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc., a wholly-owned subsidiary of IMS HEALTH (formed in 1983) ("ST"); certain other foreign subsidiaries of IMS HEALTH; substantially all of IMS HEALTH's interactive and direct marketing business, including the business of Clark-O'Neill, Inc. ("Clark O'Neill"), a wholly owned subsidiary of IMS HEALTH; and Permail Pty., Ltd., in which IMS HEALTH owns 51%. As used in the accompanying combined financial statements, the term "Synavant" or the "Company" refers to the Synavant business. In order to change the state of incorporation of Clark-O'Neill from New Jersey to Delaware, prior to the Distribution, Synavant Inc. will merge with Clark-O'Neill, with Synavant Inc. as the survivor in the merger. The shares of Synavant Inc. will then be distributed to the shareholders of IMS HEALTH. These businesses have historically been managed within and reported as a part of the IMS core operating segment in IMS HEALTH's consolidated financial statements. See Note 13--The Distribution.

    IMS HEALTH became a separate public company through the series of transactions discussed below.

    On November 1, 1996 (the "D&B Distribution Date"), The Dun & Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of Cognizant Corporation ("Cognizant"), then a wholly-owned subsidiary of D&B (the "D&B Distribution"). In the D&B Distribution, holders of D&B common stock received one share of Cognizant common stock for every share of D&B common stock held.

    On June 24, 1998, Cognizant acquired Walsh International, Inc. ("Walsh") (Note 3). Walsh, a software services and direct marketing company whose operations are predominantly conducted outside the U.S., was merged with ST subsequent to its acquisition.

    In July 1998, Cognizant separated into two independent, publicly traded companies---Nielsen Media Research, Inc. ("Nielsen Media Research"), and IMS HEALTH (the "Cognizant Distribution"). The transaction was structured as a tax-free dividend of one share of IMS HEALTH common stock for each share of Cognizant common stock. Concurrent with the transaction, Cognizant changed its name to Nielsen Media Research, Inc.

    The Cognizant Distribution created IMS HEALTH as a premier global provider of information solutions to the pharmaceutical and healthcare industries, and Nielsen Media Research, a leader in television audience measurement services.

    The combined financial statements have been prepared using IMS HEALTH's historical basis in the assets and liabilities and historical results of operations related to the Company's business, which are all under the common control of IMS HEALTH. The combined financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
    Effective in 1999, the operating units of Synavant that had previously reported on a fiscal year ended November 30 revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information.

    The combined financial statements include allocations of certain IMS HEALTH corporate and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to the Company's business for the years ended December 31, 1999, November 30, 1998 and 1997 (the "Respective Periods"). Management believes the methods used to allocate these costs are reasonable. The combined financial statements exclude allocations of revenues and costs for related party transactions with IMS HEALTH as it relates to the licensing of data (See Note
9). The financial information included herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been if the Company had been a separate entity during the periods presented. Further, the Company will incur additional costs to operate as a separate stand-alone public company. These incremental costs are expected to be significant to the results of operations.

    The Company has been operating as a business unit of IMS HEALTH and, as such, has been dependent on IMS HEALTH for cash management, credit and financial resources on an as needed basis to fund operations and to fund seasonal cash needs. In the opinion of management, the Company's existing cash balances combined with cash generated from operations, the IMS HEALTH supported line of credit and the net assets that will be in place at the time of the Distribution will be sufficient to meet the Company's short-term annual financing requirements. In addition, IMS HEALTH will, if necessary, also provide certain credit support to Synavant up to the one year anniversary of the Distribution Date. See Note 13--The Distribution.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    COMBINATION AND CONSOLIDATION. The combined financial statements of the Company include the accounts of the Company, after elimination of all material intercompany accounts and transactions within the combined group, Synavant.

    UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying interim combined statement of financial position as of June 30, 2000 and the combined statements of operations and cash flows for the six months ended June 30, 2000 and June 30, 1999 together with the related disclosures and amounts set forth in the notes are unaudited, but in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, its combined statement of financial position, combined results of operations and cash flows for the periods. Results for the six months ended June 30, 2000 and June 30, 1999 are not necessarily indicative of results for the entire year.

    CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT. Buildings and equipment are depreciated over their estimated useful lives of 40 and 3 to 5 years, respectively, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of operating results.

    COMPUTER SOFTWARE. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred and are included in Operating Costs in the Combined Statements of Operations. Research and development expense totaled $13,173, $6,791 and $3,333 in the Respective Periods, respectively. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer Software costs for developed software are being amortized, on a product by product basis, over three years. Annual amortization is equal to capitalized computer software costs times the greater of (a) the ratio of a product's current gross revenues to the total of current and expected gross revenues or (b) one-third. Also see Note 3 with regard to acquired software.

    GOODWILL. Goodwill represents the excess of purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The impairment loss, if applicable, is then calculated based on the sum of the discounted cash flows compared to the carrying value. The recognition and measurement of goodwill impairment is assessed at the business unit level.

    OTHER LONG-LIVED ASSETS. In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", the Company reviews long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The impairment loss, if applicable, is then calculated based on the sum of the discounted cash flows compared to the carrying value. Accordingly, the Company recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset.

    REVENUE RECOGNITION. The Company recognizes software license fee revenue in accordance with AICPA Statement of Position No. 97-2 "Software Revenue Recognition" ("SOP 97-2"). The Company generally sells its software licenses under multiple element arrangements together with services. These arrangements include instances where services are essential to the functionality of the software and instances where they are not. In cases where services to be provided are not essential to the functionality of the software, the Company has sufficient vendor specific objective evidence of fair value ("VSOE") of the elements to recognize the revenue separately. The Company has determined the VSOE of its software license fee based on the consistent per user license fee charged to its customers.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The VSOE of the software service element is based on the price of the software services when sold separately. The Company accounts for the maintenance and support element separately using VSOE which is determined based on the customer renewal fees for such services. The Company recognizes the software license fees under these type arrangements upon delivery. Additionally, software license revenue is recognized upon delivery when a customer purchases additional licenses and the Company's system has been installed at the customer's site. The Company does not recognize any license fees unless the product has been delivered, persuasive evidence of an arrangement exists, the license fee amount is fixed and determinable and collectability is probable. Where services are considered essential to the functionality of the software, the Company recognizes software license fee and services revenue over the service period using the percentage of completion method based on labor inputs. The service period commences subsequent to execution of a license agreement and ends when the product configuration is complete and implemented in the field. Costs of software license fees consist primarily of production costs and third-party royalties.

    Revenues from software services, maintenance and other including the Pharbase products, are recognized as the services are performed. The Company provides certain consulting and post-implementation customization services which are under short term arrangements. Revenues related to fixed fee consulting arrangements are recognized as the service is performed using the percentage of completion method of accounting based on labor input measures. The Company's customers typically purchase maintenance and support services concurrently with software. Revenues from customer maintenance, support services, and data server rental agreements are recognized on a straight line basis over the term of the agreement. In the event that hardware is part of the customer solution, the Company configures the hardware by installing its application and recognizes the related hardware revenue and costs upon delivery to the customer; amounts are not significant and are included in software services, maintenance and other. The Company also sells certain software under term license arrangements (primarily outside the U.S.) combined with post contract support and related data server/ network management and other services. The Company recognizes all fees for these arrangements ratably over the term of the agreement, typically three years with annual renewal provisions. Revenue recognized under these arrangements does not exceed amounts billed and due within one year. Costs of software services, maintenance and other consists primarily of salaries, benefits and allocated overhead costs related to implementation, training, and customer support personnel.

    Revenue from interactive marketing services is recognized on delivery of the product or when the services are rendered. In connection with the Company's interactive marketing services, the Company recognizes postage, handling and other direct third party costs separately charged to its customers as revenue with the related expenses included in operating costs in the accompanying financial statements. Interactive marketing revenues and operating costs include revenue and costs from postage, handling and other third party costs totaling $28,030, $21,918 and $8,971 in the Respective Periods, respectively.

    Deferred revenues arise primarily as a result of annual billings of software maintenance fees at the beginning of maintenance terms and billings of software license fees in accordance with contractual terms that may not correlate directly with the delivery of product or services. The amount of deferred revenue will increase and decrease based on the timing of billings and related recognition of software license revenues. Unbilled accounts receivable arise as a result of revenues earned under contractual arrangements for products delivered prior to the related billings to the customer. The Company generally bills the customer for these amounts within a quarter.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION. The Company has significant operations in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's combined financial statements when translated into U.S. dollars.

    For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchanges. For these countries, currency translation adjustments are accumulated in a separate component of divisional equity whereas realized transaction gains and losses are recognized in other income (expense)--net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other (expense)--net.

    INCOME TAXES. The results of the Company have been included in the consolidated Federal and certain state and non-U.S. income tax returns of IMS HEALTH and Cognizant for the Respective Periods. The provision for income taxes in the Company's combined financial statements has been determined as if Synavant was a separate company during the Respective Periods. Income taxes deemed paid on behalf of the Company by IMS HEALTH and Cognizant for the Respective Periods are included in Divisional Equity. Effective after the Distribution, the Company will file separate income tax returns.

    Income taxes are provided using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on the estimated realizable differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

    DIVISIONAL EQUITY. Divisional Equity includes historical loans and advances to/from IMS HEALTH, including net transfers to/from IMS HEALTH, third-party liabilities paid by IMS HEALTH on behalf of the Company and amounts due to/from IMS HEALTH for services and other charges, current period net income (loss) and foreign currency translation adjustments through the Respective Periods.

    ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization periods, capitalized software costs, employee benefit plans, income taxes, acquired in-process research and development, purchase price allocations, and allocation of IMS HEALTH corporate and other costs.

    PRO FORMA EARNINGS PER SHARE (UNAUDITED). Pro forma basic earnings per share are calculated by dividing net income (loss) by the weighted average common shares of IMS HEALTH, reflecting the 1-for-20 distribution ratio (see
Note 13). Pro forma diluted earnings per share are calculated by dividing net income by dilutive potential common shares and weighted average common shares of IMS

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
HEALTH, reflecting the 1 for 20 distribution ratio. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all Synavant employee options are used to repurchase IMS HEALTH common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. Where the Company has recorded a loss, dilutive potential common shares are not included in the calculation of pro forma diluted loss as to do so would be antidilutive. Pro forma diluted earnings per share does not necessarily reflect the potentially dilutive impact of outstanding options when converted into Synavant options as the exact exchange ratio for outstanding options has not yet been determined.

    RECENTLY ISSUED ACCOUNTING STANDARDS. In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation, involving employees that arose in applying APB Opinion 25. The provisions of FIN No. 44 are effective July 1, 2000. Adoption of FIN No. 44 will have no effect on the Company's financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 is effective in fiscal 2000. The Company believes its revenue recognition policies are compliant with the Staff Accounting Bulletin.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133--an amendment of FASB Statement No. 133". Citing concerns about companies' ability to modify their information systems in time to apply SFAS No. 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). Management continues to evaluate the effects of this pronouncement on the Company's financial statements and does not believe that adoption of the statement will have a material impact on the Company's financial statements.

NOTE 3.  ACQUISITIONS

WALSH INTERNATIONAL, INC.

    On June 24, 1998, Cognizant acquired Walsh. The original purchase price was $193,748, including $167,148 of Cognizant common stock, $9,521 for Cognizant stock options issued and $17,079 of direct acquisition and integration costs.

    Under the terms of the Walsh acquisition agreement, Walsh shareholders received 6,454,600 shares of Cognizant common stock (on a post- 2 for 1 split basis), issued from Cognizant treasury stock, for a total consideration of approximately $167,148 based on a Cognizant share price of $25.896. The original estimate of direct acquisition and integration costs of $17,079 consisted of severance ($4,876), lease terminations ($2,569) and other direct acquisition and integration costs ($9,634). These direct acquisition and integration costs were incremental and were incurred as a direct result of the

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3.  ACQUISITIONS (CONTINUED)
acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases that were to be terminated). Direct acquisition and integration costs primarily include the professional fees of investment bankers, attorneys and accountants, and change in control and other transaction-related bonuses paid to Walsh personnel. At December 31, 1999, the program for integrating Walsh had been completed. In completing the program, the Company incurred higher-than-anticipated severance costs for Walsh employees, and terminated acquired Walsh leases at a cost lower than originally anticipated. In addition, a certain lease scheduled for termination was subsequently retained by the Company. As a result, the remaining liability for direct acquisition and integration costs, and goodwill were reduced by $890.

    The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition was based primarily on estimates of fair values by an independent appraisal firm.

    In connection with the Walsh acquisition, the Company allocated a portion of the purchase price to acquired in-process research and development costs ("IPR&D") amounting to $21,900 in 1998 relating to three projects. At the date of acquisition, the development of the IPR&D projects had not reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date. In accordance with the Securities and Exchange Commission guidance issued in 1998 with respect to the allocation of purchase price to IPR&D in connection with an acquisition, the amounts allocated to IPR&D reflect the relative value and contribution of the acquired IPR&D. Consideration was given to the projects' then stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, the costs already incurred and the projected costs to complete the projects. The Company completed two of the three IPR&D projects and released the related products in 1999. The efforts are continuing on the third project. Management believes the estimates used in determining the nature and timing of the efforts and projected costs to complete such projects have remained reasonably consistent with actual results.

    In addition, the Company allocated $29,000 to existing core technology, representing software that, at the date of acquisition, was currently in use and available for sale. These software products are being amortized on a straight-line basis over 5 years. The final purchase price allocation is as follows:

IPR&D charge................................................  $ 21,900
Net liabilities assumed.....................................    (1,609)
Computer Software/Core Technology...........................    29,000
Deferred taxes..............................................    (8,700)
Goodwill....................................................   152,267
                                                              --------
Final Purchase Price........................................  $192,858
                                                              ========

    The following unaudited pro forma financial information presents the combined results of operations of the Company and Walsh as if the acquisition had occurred as of the beginning of 1997, after giving effect to certain adjustments, including amortization of goodwill and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3.  ACQUISITIONS (CONTINUED)
would have occurred had the entities constituted a single entity during such periods and is exclusive of the IPR&D charge.

                                                              YEARS ENDED
                                                             NOVEMBER 30,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
                                                              (UNAUDITED)
Revenues................................................  $180,163   $163,901
Net Loss................................................  $ (7,032)  $ (3,009)

LOGIX, INC.

    In December 1998, the Company acquired Logix, Inc. ("Logix") for $4,312 in cash. The acquisition was accounted for as a purchase. The Company allocated $500 to existing core technology, which is being amortized on a straight-line basis over three years and the remainder, $3,812, to goodwill, which is being amortized over five years. The impact of the Logix acquisition on the results of operations had the acquisition occurred on January 1, 1998 or 1997 would not have been material.

NOTE 4.  FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE RISK MANAGEMENT

    The Company transacts business in many countries and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, through IMS HEALTH, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of non-functional currency assets and liabilities. IMS HEALTH allocates contracts to the Company relating to specific balance sheet exposures at each balance sheet date. The Company's policy is to maintain hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures. Total foreign exchange gains (losses), including gains (losses) on these hedges, were ($161), $596 and ($40) in the Respective Periods, respectively. Gains and losses on contracts hedging non-functional currency assets and liabilities are included in operatings results in other income (expense).

    It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

    The Company uses forward contracts to hedge non-functional currency assets and liabilities. At December 31, 1999, the Company had approximately $4,800 in foreign exchange forward contracts outstanding with various expiration dates through January 2000 hedging non-functional currency assets and liabilities. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1999, the Company's financial instruments included cash, cash equivalents, accounts receivable, accounts payable, and foreign exchange risk management contracts. At December 31, 1999, the fair values of cash, cash equivalents, accounts receivable and accounts payable

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4.  FINANCIAL INSTRUMENTS (CONTINUED)
approximated carrying values due to the short-term nature of these instruments. At December 31, 1999, the notional amounts, which approximates the fair value, of the Company's foreign exchange risk management contracts were $4,800 and all contracts mature in 2000.

CREDIT CONCENTRATIONS

    The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1999 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amounts of credit exposure with any one institution.

    The Company maintains accounts receivable balances principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1999 due to the high quality of its customers and their dispersion across many geographic areas. These receivable balances are unsecured. The company believes its allowance for uncollectible accounts is sufficient to provide for any risk of credit losses.

NOTE 5.  EMPLOYEE BENEFIT PLANS

U.S. BENEFIT PLANS

    Certain domestic employees of the Company participate in IMS HEALTH's defined benefit pension plan. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee's retirement accounts on a monthly basis. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. The Company accounts for the plan as a multi-employer plan. The Company has recorded pension expense related to its employees participation in the IMS HEALTH plan, as allocated in the Respective Periods, totaling $490, $420, and $359, respectively.

    Certain U.S. based employees of the Company are eligible to participate in IMS HEALTH's various healthcare and life insurance plans for retired employees. Employees based in the United States become eligible for benefits or participation under these plans if they work for the Company for 10 years after attaining age 45. The Company accounts for the plans as multi-employer plans. Accordingly, the cost of the post-retirement benefit plans as allocated by IMS HEALTH during the Respective Periods was $247, $215 and $175, respectively.

    Substantially all U.S. based employees are eligible to participate in IMS HEALTH-sponsored defined contribution plans during the Respective Periods. In the plans, the sponsoring employer makes a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to these plans was $770, $750, and $541 for the Respective Periods, respectively.

NON-U.S. BENEFIT PLANS

    The Company's foreign operations provide for retirement benefits in line with local statutory requirements.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6.  EMPLOYEE STOCK PLANS

    IMS HEALTH has an Employee Stock Incentive Plan, which provides for the grant of stock options, restricted stock and restricted stock units to eligible employees. Restricted stock units are granted upon achievement of specific performance goals and the fair market value of such restricted stock units is calculated at the time of the grant and amortized over the vesting period of the award. Pursuant to the restricted stock units plan, the Company recognized compensation expense of $185, $58 and $0 in the Respective Periods, respectively. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. Options have a life of ten years, vest proportionally over three to four years, except as noted below, and have an exercise price equal to the fair market value of the common stock on the grant date.

    On January 3, 2000, IMS HEALTH reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result, 373,064 previously unvested options with exercise prices ranging from $15.79 to $27.15 became exercisable at January 3, 2000.

    IMS HEALTH adopted an Employee Stock Purchase Plan in 1998 which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter, or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day. There is no compensation cost associated with this plan.

    SFAS No. 123, "Accounting for Stock-Based Compensation", requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations in accounting for its plans. No compensation cost has been recognized for the fixed stock option plans in the Respective Periods. Had compensation cost for the IMS HEALTH stock-based compensation plans been determined based on the fair value at the grant dates for awards under

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6.  EMPLOYEE STOCK PLANS (CONTINUED)
those plans, consistent with the method of SFAS No. 123, the Company's net income and Pro Forma earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                       YEARS ENDED
                                                              ------------------------------
                                                              DEC. 31,   NOV. 30,   NOV. 30,
                                                                1999       1998       1997
                                                              --------   --------   --------
Net Income (Loss)
    As reported.............................................  $(3,192)   $(25,217)   $5,380
    Pro forma...............................................  $(7,476)   $(26,797)   $4,619

Pro Forma Unaudited Earnings (Loss) Per Share:
  Basic
    As reported.............................................  $ (0.20)   $  (1.55)   $ 0.33
    Pro forma...............................................  $ (0.48)   $  (1.65)   $ 0.28
  Diluted
    As reported.............................................  $ (0.20)   $  (1.55)   $ 0.33
    Pro forma...............................................  $ (0.48)   $  (1.65)   $ 0.28

------------------------

Note: The pro forma disclosures above may not be representative of the effects on net income and earnings per share in future years. In addition, the pro forma disclosures shown above reflect the 1 for 20 distribution ratio.

    The impact of the change in vesting mentioned above will accelerate the pro forma fair value charge for previously vested options reflected in the pro forma EPS disclosures required by SFAS No. 123, thereby significantly increasing the 2000 pro forma SFAS No. 123 earnings charge when compared to the actual reported amount in prior periods. Under APB No. 25, there is no charge to the Combined Statement of Operations for this change.

    The fair value of the IMS HEALTH stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1999: dividend yield of 0.3%; expected volatility of 35%; a risk-free interest rate of 4.8%; and an expected term of 3 years. The following weighted average assumptions were used for 1998: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.4%; and an expected term of 3.7 years. The following weighted-average assumptions were used for 1997: dividend yield of 0.3%; expected volatility of 25%; risk-free interest 5.75%; and an expected term of 4.5 years. The weighted average fair value (per stock option), of the IMS HEALTH's stock options granted in the Respective Periods are $9.68, $8.55 and $6.82, respectively. These assumptions are based on circumstances and factors associated with IMS HEALTH, particularly expected volatility. They may not be indicative of those which Synavant may have as an independent company.

    Immediately following the spin-off of Nielsen Media by IMS HEALTH in July 1998, outstanding awards under the Cognizant's Key Employees Stock Incentive Plan and other option plans were adjusted to maintain the intrinsic value of the then existing awards.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6.  EMPLOYEE STOCK PLANS (CONTINUED)
    As a result of the Gartner Spin-Off by IMS HEALTH in 1999, outstanding stock option awards under the IMS HEALTH's Employee Stock Incentive Plan and other option and equity plans were adjusted to maintain the intrinsic value of the then existing awards.

    At December 31, 1999, outstanding options for IMS HEALTH common stock held by Company employees, including the substitute awards mentioned above, totaled 3,532,448, of which 1,024,226 had vested and were exercisable. The option exercise prices range from $9.89 to $31.15 per IMS HEALTH share and are exercisable over periods ending no later than 2009. At December 31, 1998, outstanding options for IMS HEALTH common stock (pre-Gartner conversion) held by Company employees totaled 3,232,712, of which 1,009,450 had vested and were exercisable. The option exercise prices ranged from $3.69 to $34.25 per IMS HEALTH share. Unless otherwise noted, the disclosure above and described in the tables below are reflected as IMS HEALTH shares and have not been restated to reflect the 1 for 20 distribution ratio.

    Immediately following the spin-off of the Company, outstanding awards under IMS HEALTH's Key Employees Stock Incentive Plan and other option plans related to employees of the Company will be cancelled and replaced by substitute awards under new Company option plans.

    Option activity related to Company employees follows:

                                                                      WEIGHTED
                                                         IMS          AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                      ----------   --------------
IMS Options Outstanding,
December 31, 1996...................................   1,741,468       $16.55
Granted.............................................     259,000       $22.22
Exercised...........................................     (49,032)      $14.88
Expired.............................................      (2,000)      $16.69
                                                      ----------       ------
IMS Options Outstanding,
December 31, 1997...................................   1,949,436       $17.34
Conversion Adjustment...............................    (169,866)          --
Granted (1).........................................   1,844,302       $23.84
Exercised...........................................    (271,948)      $16.73
Expired/Terminated..................................    (119,212)      $29.91
                                                      ----------       ------
IMS Options Outstanding,
December 31, 1998...................................   3,232,712       $21.55
Conversion Adjustment...............................     473,932           --
Granted.............................................   1,274,696       $33.58
Exercised...........................................    (330,485)      $15.18
Expired.............................................  (1,118,407)      $24.72
                                                      ----------       ------
IMS Options Outstanding, December 31, 1999..........   3,532,448       $22.59
                                                      ==========       ======

------------------------

(1) Includes 1,292,024 options granted in connection with the Walsh acquisition (see Note 3).

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6.  EMPLOYEE STOCK PLANS (CONTINUED)
    The table above presents the option activity on a calendar year basis for all years as the information was derived from IMS HEALTH's records.

                                                                                       WEIGHTED-AVERAGE
                                                  DECEMBER 31, 1999         ---------------------------------------
                                            -----------------------------    REMAINING     OPTION EXERCISE PRICES
                                              NUMBER          NUMBER        CONTRACTUAL   -------------------------
RANGE OF EXERCISE PRICES                    OUTSTANDING   EXERCISABLE (1)      LIFE       OUTSTANDING   EXERCISABLE
------------------------                    -----------   ---------------   -----------   -----------   -----------
$9.89--$14.15.............................     124,943         116,642       5.2 years      $12.92         $12.91

$15.79--$16.70............................   1,448,725         683,657       6.8 years      $15.83         $15.88

$17.69--$23.50............................     401,494         123,715       8.3 years      $21.36         $19.91

$25.48--$27.57............................     410,798          81,896       8.6 years      $26.73         $26.72

$30.64--$31.15............................   1,146,488          18,316       9.0 years      $31.12         $30.64
                                             ---------       ---------       ---------      ------         ------

                                             3,532,448       1,024,226
                                             =========       =========

------------------------

(1) Exclusive of the 373,064 previously unvested options that became exercisable as of January 3, 2000.

NOTE 7.  INCOME TAXES

    Income (Loss) before provision for income taxes consisted of:

                                                    1999       1998       1997
                                                  --------   --------   --------
U.S.............................................  $(14,475)  $(23,405)   $7,696
Non-U.S.........................................    17,755      1,468     2,262
                                                  --------   --------    ------
                                                  $  3,280   $(21,937)   $9,958
                                                  ========   ========    ======

    Income tax provision (benefit) for income taxes consisted of:

                                                       1999       1998       1997
                                                     --------   --------   --------
U.S. Federal and State
Current............................................  $(2,036)    $2,196     $4,391
Deferred...........................................    1,576       (265)      (682)
                                                     -------     ------     ------
                                                     $  (460)    $1,931     $3,709
                                                     -------     ------     ------
Non-U.S.:
Current............................................  $ 6,885     $1,424     $  911
Deferred...........................................       47        (75)       (42)
                                                     -------     ------     ------
                                                       6,932      1,349        869
                                                     -------     ------     ------
Total..............................................  $ 6,472     $3,280     $4,578
                                                     =======     ======     ======

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7.  INCOME TAXES (CONTINUED)
    The following table summarizes the significant differences between applying the U.S. Federal statutory income tax rate to the Company's income (loss) before provision for income taxes and the Company's reported provision for income taxes.

                                                       1999       1998       1997
                                                     --------   --------   --------
Tax Provision Applying the Federal Statutory
  Rate.............................................   $1,148    $(7,678)    $3,485
State and Local Income Taxes, net of Federal Tax
  Benefit..........................................      (33)       192        302
Impact of Non-U.S. Tax Rates and Credits...........      717        835         77
Non-Deductible IPR&D...............................       --      7,665         --
Non-Deductible Goodwill Amortization...............    4,445      2,131        609
Other, net.........................................      195        135        105
                                                      ------    -------     ------
Provision for Income Taxes.........................   $6,472    $ 3,280     $4,578
                                                      ======    =======     ======

    The Company's deferred tax assets (liabilities) are comprised of the following:

                                                              1999       1998
                                                            --------   --------
Deferred Tax Assets:
  Operating Losses........................................  $ 4,147    $ 3,724
  Accrued Liabilities.....................................      876      1,139
  Depreciation............................................      321        274
  Bad Debt Reserve........................................      288        260
                                                            -------    -------
                                                              5,632      5,397
Valuation Allowance on Operating Losses...................   (4,147)    (3,724)
                                                            -------    -------
                                                              1,485      1,673
                                                            -------    -------
Deferred Tax Liabilities:
  Computer Software.......................................   (9,325)   (10,516)
  Other...................................................     (146)      (206)
                                                            -------    -------
                                                             (9,471)   (10,722)
                                                            -------    -------
  Net Deferred Tax Liability..............................  $(7,986)   $(9,049)
                                                            =======    =======

    The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized. If realized, utilization of Walsh pre-acquisition net operating losses, in the amount of approximately $2,400, will be reflected as a reduction of the associated goodwill and not as a tax benefit in the Combined Statement of Operations.

    Undistributed earnings of non-U.S. subsidiaries aggregated approximately $16,200 at December 31, 1999. Deferred tax liabilities have not been recognized for these undistributed earnings because the Company considers these earnings to be indefinitely reinvested. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for such amounts. It is not currently practicable to determine the amount of such taxes.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8.  COMMITMENTS

    Certain of the Company's operations are conducted from leased facilities under operating leases. Rental expense under real estate operating leases for the Respective Periods was $5,418, $4,501, and $3,614, respectively. The minimum annual rental expense for real estate operating leases that have initial or remaining noncancelable lease terms in excess of one year, at December 31, 1999 was: 2000--$4,954; 2001--$4,366; 2002--$3,356; 2003--$2,965; 2004--$2,981; and
an aggregate of $9,272 thereafter.

    The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $3,006, $2,895, and $2,707 for the Respective Periods, respectively. At December 31, 1999, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 2000--$2,913; 2001--$2,549; 2002--$2,107; 2003--$1,060; 2004--$249; and none thereafter.

    On December 10, 1999, the Company sold its 49% interest in Permail Pty Limited ("Permail") for its approximate net book value. Prior to this transaction, the Company owned a 100% interest in Permail. Subsequent to the transaction, the Company continues to maintain a majority voting interest and control in Permail. Under the terms of the shareholders' deed entered into as part of the sale, the Company and the minority interest holder are committed to seek a buyer of Permail under certain circumstances in five years. This commitment does not prohibit the Company from retaining its ownership stake in Permail and buying the shares held by the minority shareholder. As of December 31, 1999, Permail's net assets totaled $3,498 and revenues for the year ended December 31, 1999 totaled $11,210.

NOTE 9.  RELATIONSHIPS WITH IMS HEALTH

    IMS HEALTH uses a centralized cash management system to finance its operations. Cash deposits from most of the Company's businesses are transferred to IMS HEALTH on a daily basis. IMS HEALTH funds the Company's disbursement bank accounts as required. No interest cost has been charged on these transactions. Cash and cash equivalents in the accompanying combined financial statements represent balances in Company accounts that are not part of the IMS HEALTH cash management system.

    IMS HEALTH provides certain centralized services to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on revenue of the Company in proportion to IMS HEALTH's consolidated revenue. Management believes these allocation methods are reasonable. These allocations were $8,378, $5,332 and $5,523 for the Respective Periods, respectively, and are included in operating costs and selling and administrative expenses in the Combined Statements of Operations. Amounts due to IMS HEALTH for these allocated expenses have been contributed by IMS HEALTH to the Company and are included in Divisional Equity.

    The Company contracts for information technology consulting services from Cognizant Technology Solutions ("CTS"), a subsidiary of IMS HEALTH. Expense recognized for services rendered by CTS was $2,225, $151 and $64 in the Respective Periods, respectively.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9.  RELATIONSHIPS WITH IMS HEALTH (CONTINUED)
    Net transfers to or from IMS HEALTH included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from IMS HEALTH, third-party liabilities paid by IMS HEALTH on behalf of the Company, amounts due to or from IMS HEALTH for services and other charges, and U.S. income taxes paid on behalf of the Company by IMS HEALTH during the Respective Periods. No interest cost has been charged on these transactions or the net balance.

    The activity in the net transfers to IMS HEALTH account for all presented in Divisional Equity in the Combined Statements of Divisional Equity is summarized as follows:

                                                                 MONTH
                                                YEAR ENDED       ENDED       YEARS ENDED NOVEMBER 30,
                                               DECEMBER 31,   DECEMBER 31,   -------------------------
                                                   1999           1998          1998          1997
                                               ------------   ------------   -----------   -----------
IMS HEALTH Services and Other Charges........     $ 8,378        $   434       $ 5,332       $ 5,523
Loans and Advances--Net......................       2,613             58        (2,483)         (619)
U.S. Income Taxes............................         460             --         1,931         3,709
Cash Transfers--Net..........................      (4,018)        (1,648)        1,764        (8,740)
                                                  -------        -------       -------       -------
Net Transfers (to) from IMS HEALTH...........     $ 7,433        $(1,156)      $ 6,544       $  (127)
                                                  =======        =======       =======       =======

    The Company and IMS HEALTH share the use of certain information databases. The databases Xponent (owned by IMS HEALTH) and Pharbase (owned by the Company) contain information related to prescription drug trends and physicians, respectively. The companies sell information from these databases to their customers. The Company and IMS HEALTH have historically not charged one another for the use of these databases. The Company and IMS HEALTH will enter into an agreement prior to the Distribution whereby each of the companies are expected to charge one another an annual negotiated fee for the use of the databases. See
Note 13--The Distribution.

NOTE 10.  CONTINGENCIES

    Synavant has from time to time been involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation will not materially affect Synavant's consolidated financial position.

    In addition, the Company is subject to certain other contingencies which are discussed below.

DUN & BRADSTREET SPIN-OFF

    Under the terms of the distribution agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant, from D&B and relating to the 1998 spin-off of IMS HEALTH from Cognizant, as a condition to the distribution, IMS HEALTH and any company that it spins off, including Synavant, are required to undertake to be jointly and severally liable to D&B, A.C. Nielsen Company and Cognizant for IMS HEALTH obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement. In the event that Synavant were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on Synavant's financial condition and results of operations. Certain of such liabilities are discussed below:

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10.  CONTINGENCIES (CONTINUED)
INFORMATION RESOURCES LITIGATION

    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen and I.M.S. International Inc. (a predecessor of IMS HEALTH) (the "IRI Action"). The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350,000,which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. Discovery is continuing in this matter.

    In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by D&B of shares of Cognizant and A.C. Nielsen Company in 1996 (the "1996 Spin-Off"), D&B, AC Nielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that AC Nielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which AC Nielsen will be able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of AC Nielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of AC Nielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10.  CONTINGENCIES (CONTINUED)
    In 1998, IMS HEALTH was spun-off from Cognizant (the "1998 Spin-Off") which then changed its name to Nielsen Media Research, Inc. ("NMR"). IMS HEALTH and NMR are jointly and severally liable to D&B and AC Nielsen for Cognizant's obligations under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and AC Nielsen (the "1996 Distribution Agreement"). In connection with the 1998 Spin-Off, IMS HEALTH and NMR agreed that, as between themselves, IMS HEALTH will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125,000. Management of IMS HEALTH and Synavant are unable to predict at this time the final outcome of this matter.

OTHER CONTINGENCIES

    IMS HEALTH, Cognizant and D&B have entered, and IMS HEALTH continues to enter, into global tax planning initiatives in the normal course of their business. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to IMS HEALTH, Cognizant, D&B or Synavant.

    IMS HEALTH has been informed by D&B that the IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. D&B has advised IMS HEALTH that during the second quarter of 2000 it has filed an amended tax return for these periods which reflects $561,600 of tax and interest due. Under the terms of the 1996 Distribution Agreement, IMS HEALTH is liable to pay half of such taxes and interest owed to the IRS to the extent that D&B total liabilities exceed $137,000. D&B paid approximately $349,300 of this amount in early May 2000, and IMS HEALTH paid approximately $212,300 in May 2000 (the "May 2000 Payment"). A portion of IMS HEALTH's liability will in turn be shared with NMR under the Distribution Agreement between those companies dated June 30, 1998 (the "1998 Distribution Agreement"). NMR is not obligated to pay its share to IMS HEALTH until January 2, 2001. The payments are being made to the IRS to stop further interest from accruing. D&B expects a formal assessment for the additional tax to be issued by the IRS during the second quarter of 2000. D&B has advised IMS HEALTH that, notwithstanding the filing and payment, it intends to contest the assessment of additional tax. IMS HEALTH estimates that its share of the liability, were the IRS to prevail, would be approximately $140,000 net of income tax benefit on interest (approximately $31,300) and NMR's contribution obligations (approximately $41,000). Although the Company is jointly and severally liable for this obligation, it is not currently estimable what portion of this obligation, if any, will be borne by the Company. As a result, the Company's financial statements do not reflect a provision or liability for this contingency. It is expected that this tax matter will be addressed in the Distribution Agreement. See Note 13--The Distribution.

    As required under the Distribution Agreements for the 1996 and 1998 Spin-Offs, in connection with the Distribution, the Company will be jointly and severally liable to the other parties to these Distribution Agreements for the above liabilities as well as liabilities relating to the IRI Action.

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11.  SUPPLEMENTAL FINANCIAL DATA

ACCOUNTS RECEIVABLE--NET:

                                                                1999       1998
                                                              --------   --------
Trade.......................................................  $41,380    $44,042
Unbilled Receivables........................................    5,658      5,284
Other.......................................................      565        852
Less: Allowance for Doubtful Accounts.......................   (1,012)    (1,294)
                                                              -------    -------
                                                              $46,591    $48,884
                                                              =======    =======

OTHER CURRENT ASSETS:

                                                                1999       1998
                                                              --------   --------
Inventory...................................................   $1,454     $1,384
Prepaid Expenses............................................    2,210      1,675
Deferred Taxes..............................................       --         98
                                                               ------     ------
                                                               $3,664     $3,157
                                                               ======     ======

PROPERTY, PLANT AND EQUIPMENT--NET:

                                                                1999       1998
                                                              --------   --------
Property....................................................  $    850   $    815
Plant and Equipment.........................................    43,870     42,546
Less: Accumulated Depreciation..............................   (32,502)   (30,125)
Leasehold Improvements, less: Accumulated Amortization of
  $3,256 and $2,636.........................................     3,415      4,739
                                                              --------   --------
                                                              $ 15,633   $ 17,975
                                                              ========   ========

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11.  SUPPLEMENTAL FINANCIAL DATA (CONTINUED)
COMPUTER SOFTWARE AND GOODWILL-NET:

                                                          COMPUTER
                                                          SOFTWARE   GOODWILL
                                                          --------   --------
December 1, 1997........................................  $ 6,947    $ 31,929
Additions at Cost.......................................    2,467          --
Amortization............................................   (4,828)     (6,468)
Acquisition (Note 3)....................................   29,000     153,157
Other Deductions and Reclassifications..................     (701)          6
                                                          -------    --------
November 30, 1998.......................................   32,885     178,624
Additions at Cost.......................................      128          --
Acquisitions (Note 3)...................................       --       4,000
Amortization............................................     (658)     (1,054)
Other Deductions and Reclassifications..................      105        (205)
                                                          -------    --------
December 31, 1998.......................................   32,460     181,365
Additions at Cost.......................................    6,130          --
Acquisitions (Note 3)...................................      500        (188)
Amortization............................................   (7,983)    (13,046)
Other Deductions and Reclassifications..................     (678)       (768)
                                                          -------    --------
December 31, 1999.......................................  $30,429    $167,363
                                                          -------    --------

    Included in amortization of Computer Software is amortization related to acquired software (Note 3) of $2,417, $481 and $5,969 for the year ended November 30, 1998, the month ended December 31, 1998 and the year ended December 31, 1999, respectively. Amortization expense of acquired software is included in depreciation and amortization in the statements of operations.

    Accumulated amortization of computer software was $27,525 and $15,857 at December 31, 1999 and November 30, 1998, respectively. Accumulated amortization of goodwill was $34,535 and $20,430 at December 31, 1999 and November 30, 1998, respectively.

ACCRUED AND OTHER CURRENT LIABILITIES:

                                                              1999       1998
                                                            --------   --------
Salaries, Wages, Bonuses and Other Compensation...........  $ 6,045    $ 3,708
Direct Acquisition and Integration Costs..................       --      5,013
Other.....................................................   12,868     21,688
                                                            -------    -------
                                                            $18,913    $30,409
                                                            =======    =======

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12.  OPERATIONS BY GEOGRAPHIC SEGMENT

    The Company delivers pharmaceutical relationship management solutions globally in approximately 20 countries. Heretofore, the Synavant businesses, as defined in Note 1, were managed as part of the IMS segment of IMS HEALTH. The Company's chief operating decision-makers evaluate the business on a global basis with consideration of resource allocation on a geographic basis. The Americas Segment principally consists of operations for the United States, the Company's country of domicile. The Europe Segment includes the operations of the United Kingdom, which is the largest country in this segment. The Asia Pacific Segment consists principally of the operations of Australia. For further information on material individual countries see the additional disclosure in the second table of this note.

                                                                                                      ASIA
                                                           AMERICAS (1)           EUROPE            PACIFIC         TOTAL
                                                         -----------------   ----------------   ----------------   --------
YEAR-ENDED DECEMBER 31, 1999
  Operating Revenues...................................  $        111,522    $         67,321   $         21,714   $200,557
  Year 2000 Costs......................................             2,769                   0                  0      2,769
  Segment Operating Income (Loss)......................           (13,200)             15,799                951      3,550
  Non-Operating Income (Loss)..........................                23                (308)                15       (270)
  Income before Income Taxes...........................                                                               3,280
  Provision for Income Taxes...........................                                                              (6,472)
  Net Loss.............................................                                                              (3,192)
  Segment Depreciation and Amortization of Capitalized
    Software...........................................            25,763               1,275                802     27,840
  Segment Capital Expenditures.........................             2,732               2,129                510      5,371
  Identifiable Assets At December 31, 1999.............           227,291              32,916              8,092    268,299
                                                         =================   ================   ================   ========

MONTH-ENDED DECEMBER 31, 1998
  Operating Revenues...................................             8,307               4,135              1,207     13,649
  Segment Operating Loss...............................            (2,207)               (169)              (121)    (2,497)
  Non-Operating Income (Loss)..........................              (134)                 30                (18)      (122)
  Loss before Income Taxes.............................                                                              (2,619)
  Benefit from Income Taxes............................                                                               1,204
  Net Loss.............................................                                                              (1,415)
  Segment Depreciation and Amortization of Capitalized
    Software...........................................             1,980                  97                 77      2,154
  Segment Capital Expenditures.........................               250                  20                  8        278
  Identifiable Assets At December 31, 1998.............           251,819              27,954             10,913    290,686
                                                         =================   ================   ================   ========

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12.  OPERATIONS BY GEOGRAPHIC SEGMENT (CONTINUED)

                                                                                                      ASIA
                                                           AMERICAS (1)           EUROPE            PACIFIC         TOTAL
                                                         -----------------   ----------------   ----------------   --------
YEAR-ENDED NOVEMBER 30, 1998
  Operating Revenues...................................           107,052              29,792             12,161    149,005
  Acquired In-Process Research and Development                     21,900                   0                  0     21,900
  Segment Operating Income (Loss)......................           (27,675)              5,340               (174)   (22,509)
  Non-Operating Income (Expense).......................               787                (115)              (100)       572
  Loss before Income Taxes.............................                                                             (21,937)
  Provision for Income Taxes...........................                                                              (3,280)
  Net Loss.............................................                                                             (25,217)
  Segment Depreciation and Amortization of Capitalized
    Software...........................................            15,044                 667                768     16,479
  Segment Capital Expenditures.........................             2,397                 283                214      2,894
  Identifiable Assets At November 30, 1998.............  $        247,210    $         26,733   $         11,446   $285,389
                                                         =================   ================   ================   ========

YEAR ENDED NOVEMBER 30, 1997
  Operating Revenues...................................  $         91,272    $          8,559   $          6,819   $106,650
  Segment Operating Income (Loss)......................             7,397               2,731                (61)    10,067
  Non-Operating Income (Expense).......................                 3                   0               (112)      (109)
  Income before Income Taxes...........................                                                               9,958
  Provision for Income Taxes...........................                                                              (4,578)
  Net Income...........................................                                                               5,380
  Segment Depreciation and Amortization of Capitalized
    Software...........................................             7,886                 302                788      8,976
  Segment Capital Expenditures.........................            10,537                   0                755     11,292
  Identifiable Assets At November 30, 1997.............            70,255               9,158              5,608     85,021
                                                         =================   ================   ================   ========

SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)
  Operating Revenues...................................            54,046              29,829              9,333     93,208
  Segment Operating Income (Loss)......................           (13,906)              2,808                556    (10,542)
  Non-Operating Income (Expense).......................               195                 (32)               (59)       104
  Loss before Income Taxes.............................                                                             (10,438)
  Provision for Income Taxes...........................                                                                 (81)
  Net Loss.............................................                                                             (10,519)
  Segment Depreciation and Amortization of Capitalized
    Software...........................................            12,440                 736                379     13,555
  Segment Capital Expenditures.........................             1,046                 495                141      1,682
  Identifiable Assets At June 30, 2000.................           221,232              31,633              6,279    259,144
                                                         =================   ================   ================   ========

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12.  OPERATIONS BY GEOGRAPHIC SEGMENT (CONTINUED)

                                                                                                      ASIA
                                                           AMERICAS (1)           EUROPE            PACIFIC         TOTAL
                                                         -----------------   ----------------   ----------------   --------
SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
  Operating Revenues...................................            52,458              33,139              9,866     95,463
  Segment Operating Income (Loss)......................            (6,956)              6,972                367        383
  Non-Operating Income (Expense).......................               281                (382)               116         15
  Income before Income Taxes...........................                                                                 398
  Provision for Income Taxes...........................                                                                (784)
  Net loss.............................................                                                                (386)
  Segment Depreciation and Amortization of Capitalized
    Software...........................................            12,201                 594                414     13,209
  Segment Capital Expenditures.........................             1,025               1,262                182      2,469
  Identifiable Assets At June 30, 1999.................  $        239,498    $         25,447   $          7,878   $272,823
                                                         =================   ================   ================   ========

    Information about the Company's operations and long-lived assets by geography are as follows:

                                            US         UK      AUSTRALIA   REST OF WORLD (3)    TOTAL
                                         --------   --------   ---------   -----------------   --------
Year Ended December 31, 1999
Operating Revenue (2)..................  $104,051   $28,670     $20,669         $47,167        $200,557
Long-Lived Assets (1)..................  $199,439   $10,154     $ 1,531         $ 2,301        $213,425
                                         --------   -------     -------         -------        --------
Month Ended December 31, 1998
Operating Revenue (2)..................  $  7,749   $ 1,634     $ 1,077         $ 3,189        $ 13,649
Long-Lived Assets (1)..................  $214,222   $ 9,996     $ 5,049         $ 2,418        $231,685
                                         --------   -------     -------         -------        --------
Year Ended November 30, 1998
Operating Revenue (2)..................  $104,713   $12,605     $11,642         $20,045        $149,005
Long-Lived Assets (1)..................  $211,932   $10,148     $ 5,247         $ 2,157        $229,484
                                         --------   -------     -------         -------        --------
Year Ended November 30, 1997
Operating Revenue (2)..................  $ 91,272   $ 3,145     $ 6,819         $ 5,414        $106,650
Long-Lived Assets......................  $ 42,047   $ 9,275     $ 2,272         $    --        $ 53,594
                                         --------   -------     -------         -------        --------

------------------------

(1) Long-lived assets in the U.S. are comprised predominantly of goodwill associated with the acquisition of Walsh International Inc. in June 1998 (see Note 3). This goodwill and related amortization, although predominately related to Walsh's foreign operations, was allocated to the parent company in the U.S. and has not been allocated on a country by country basis.

(2) Operations outside the U.S. are primarily related to Walsh.

(3) Rest of World is primarily comprised of operations in Europe.

NOTE 13:  THE DISTRIBUTION (UNAUDITED)

    The Distribution is structured as a tax-free dividend to the shareholders of IMS HEALTH who will receive one share of Synavant Common Stock for every 20 shares of IMS HEALTH common stock held as of the record date of July 28, 2000.

    At the distribution date, IMS HEALTH and Synavant plan to enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between IMS HEALTH and Synavant subsequent to the Distribution. In particular, the Distribution Agreement will define the assets, liabilities and contractual

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13: THE DISTRIBUTION (UNAUDITED) (CONTINUED) relationships which are being allocated to and assumed by Synavant and those which will remain with IMS HEALTH. This includes IMS HEALTH's agreement to indemnify the Company with respect to certain contingent liabilities, including those discussed in Note 10 and, under certain circumstances, the contingent tax liability related to the structure of the Distribution discussed below. This agreement states that IMS HEALTH and the Company each will bear 50% of IMS HEALTH's share of certain of these liabilities (net of the liability borne by NMR) up to a limit of $9,000 for the Company. The Distribution Agreement also states that IMS HEALTH will bear any tax liabilities if the Distribution fails to qualify for tax-free treatment unless Synavant is responsible for disqualifying the tax-free nature of the Distribution. The Distribution Agreement also will define what constitutes the "Synavant Business" and what constitutes the "IMS HEALTH Business".

    For purposes of governing certain of the ongoing relationships between the Company and IMS HEALTH after the Distribution and to provide for an orderly transition, the Company and IMS HEALTH plan to enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, sublease arrangements, Corporate Services Agreement, Shared Transaction Services Agreements, and a Data and Telecommunication Services Agreement. In addition, the Company and IMS HEALTH will enter into certain data rights agreements related to the Xponent and Pharbase information databases. Under the Data Rights Agreements, there will be charges going forward for the use of such data by IMS HEALTH of Pharbase and of the Company for its use of Xponent (see Note 9). Among other things, the agreements are expected to set forth principles to be applied in allocating certain Distribution-related costs and a working capital and other assets and liabilities that will be distributed to the Company. In the opinion of management, the costs of services negotiated under these arrangements may differ substantially from costs allocated to the Company during the Respective Periods (see Note 9). In addition, the costs of services received from IMS HEALTH may be substantially different from the amount the Company may be required to pay third parties once the IMS HEALTH agreements terminate. Further, the Company will incur additional costs, to operate as a stand alone public Company. These incremental costs are expected to be significant to the results of operations.

    As indicated in Note 1, heretofore the Company has been operating under IMS HEALTH and has been receiving financing from IMS HEALTH, where required, for its operating cash flow needs. The Company plans to obtain a line of credit from a major bank or financial institution which will be in place on the effective date of the Form 10. This line of credit will be supported by IMS HEALTH as part of the Distribution Agreement and, along with existing cash, financial resources and the working capital adjustment on the Distribution Date, will be sufficient resources for the Company to execute its operations and short term business plan. Pursuant to an agreement between IMS HEALTH and the Company, IMS HEALTH will ensure that Synavant will have a line of credit from a major bank or financial institution in place on the Distribution Date. This line of credit will be supported by IMS HEALTH in connection with the Distribution in an amount not to exceed $30 million and, along with existing cash, financial resources and the working capital adjustment on the Distribution Date, will be sufficient for Synavant to execute its operations and short term business plan. Subject to the foregoing, IMS HEALTH will provide credit support sufficient to meet the working capital needs of Synavant for up to one year from the Distribution Date (the "Anniversary Date") if necessary, provided however, that at such time as Synavant has secured an independent line of credit during the one year post-Distribution period that matures beyond the Anniversary Date without IMS HEALTH's credit support and which satisfies the foregoing criteria, IMS HEALTH's credit support commitment shall

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13: THE DISTRIBUTION (UNAUDITED) (CONTINUED) immediately terminate. Following the Distribution, IMS Health will continue to guarantee certain commitments of the Company.

    In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the Distribution should qualify under Section 355 of the Internal Revenue Code, and be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except for any tax payable because of any cash IMS HEALTH stockholders may receive in lieu of a fractional share of Synavant Common Stock.

    The opinion of special tax counsel is based on certain factual representations made by IMS HEALTH and Synavant. If such factual representations were incorrect in a material respect, such opinion could become moot. Neither IMS HEALTH nor Synavant is aware of any facts or circumstances that would cause such representations to be incorrect in a material respect. IMS HEALTH and Synavant will agree in the Distribution Agreement to certain restrictions on future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution.

    If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be substantial) would be payable by the consolidated group, of which IMS HEALTH is the common parent and Synavant is a member. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. If the Distribution occurred and it were not to qualify under
Section 355 of the Internal Revenue Code, IMS HEALTH estimates that the aggregate tax liability in this regard would be approximately $100,000. In the event that Synavant were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on Synavant's financial condition.

    Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each IMS HEALTH stockholder receiving shares of Synavant Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the Synavant Common Stock received.

NOTE 14:  SUBSEQUENT EVENTS (UNAUDITED)

    On July 14, 2000, ST entered into a strategic alliance with Siebel
Systems, Inc. ("Siebel"), a leading provider of eBusiness application software. Through the alliance, the companies intend to jointly develop, market and sell pharmaceutical and healthcare related versions of Siebel's eBusiness software applications.

    As part of the strategic alliance, Synavant and Siebel entered into (1) a Value Added Industry Remarketer Agreement (the "Reseller Agreement"), (2) a Siebel Alliance Program Master Agreement (the "Alliance Agreement"), and (3) a license of certain Siebel software for Synavant's internal use. Pursuant to the Reseller Agreement, Siebel appointed Synavant as a non-exclusive distributor of certain Siebel licensed software. Under this arrangement, Synavant has the right to distribute and sublicense Siebel software products to companies in the life sciences industry worldwide in conjunction with Synavant's own proprietary software and services. As part of the arrangement, Siebel and Synavant share in the sublicensing and maintenance fees generated from the licensing of the Siebel software. Under the terms of the agreement, Synavant will pay Siebel a license fee of $2.5 million.

    Additionally, the Reseller Agreement limits the extent to which Synavant may independently develop, integrate, market, license or distribute products that are directly competitive with those

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14: SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) packaged and promoted by Siebel. Synavant may, however, continue to license and support its existing Cornerstone and Premiere customers. The Reseller Agreement contemplates a five year term for the alliance, however the parties may, under certain circumstances, extend the agreement for an additional two years on the same terms as the existing agreement. It also contains certain provisions that would allow for early termination in the event certain contractual requirements are not met.

    The Alliance Agreement complements the Reseller Agreement and establishes a framework for the joint marketing efforts by Synavant and Siebel to such life sciences companies. Under this arrangement, Synavant will be a Siebel Strategic Software Partner throughout the world to serve the life sciences market. Synavant will be permitted to use the Siebel logos and marks as part of the joint marketing effort in its promotional materials.

    In connection with the Siebel alliance, the Company has agreed that it will suspend the future enhancement and development of its current sales force automation software products (subject to existing customer contractual obligations) and to share revenues from the licensing of such products to certain new customers after a specified time period, ranging from the date of the arrangement to six months. As a result of this transaction, the Company believes all or a significant portion of its computer software (including acquired technology), and a portion of its goodwill and other intangible assets may not be recoverable (Note 11) and amortization periods of these intangible assets may be reduced. The Company has begun to assess the financial impact of this transaction with respect to determining the amount of any impairment loss and possible change in intangible asset lives. The Company will account for any impairment loss in the quarter ended September 30, 2000. Any change to the amortization period of intangible assets will be accounted for prospectively.

    In connection with the Siebel agreement, the Company is also currently evaluating the status of all development projects currently in progress, including the acquired in process technology in connection with the Walsh acquisition (see Note 3). While no definitive decision has been made to discontinue any development project, it is likely that, as a direct result of the Siebel transaction, certain projects, including the one remaining Walsh project, may now be discontinued or significantly curtailed.

    On August 11, 2000 the Company obtained a revolving line of credit from SunTrust Bank (the "Bank") for working capital purposes. Under the terms of the Credit Agreement with the Bank (the "Agreement"), the maximum available loan commitment is $20,000. Interest is payable at LIBOR plus 0.75%. At August 18 the Company had no outstanding borrowings under this agreement and had the full amount available for working capital purposes. The agreement contains certain net worth and conduct of business covenants and provides certain restrictions on the Company's ability to borrow, incur liens and sell assets. The Company incurred a one-time facility fee of $150 and will pay a monthly commitment fee of 0.5% on the daily unused portion of the credit facility. This line of credit is guaranteed by IMS Health and terminates the earlier of December 31, 2000 or 90 days from the Distribution Date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Synavant, a Business Unit of IMS Health Incorporated:

    Our report on the combined financial statements of Synavant, a Business Unit of IMS Health Incorporated, as of December 31, 1999 and November 30, 1998 and for the years ended December 31, 1999, November 30, 1998 and November 30, 1997 and for the month ended December 31, 1998 is included in this Form 10 on page F-2 of the Information Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule set forth on page F-34 of this Form 10.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
June 8, 2000

                                    SYNAVANT
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

       FOR THE YEAR ENDED DECEMBER 31, 1999; NOVEMBER 30, 1998 AND 1997;
                     AND THE MONTH ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                COL. A                     COL. B              COL. C                COL. D       COL. E
--------------------------------------  ------------   -----------------------     ----------   ----------
                                                       ADDITIONS    ADDITIONS
                                         BALANCE AT    CHARGED TO   CHARGED TO                  BALANCE AT
                                        BEGINNING OF   COSTS AND      OTHER                       END OF
             DESCRIPTION                   PERIOD       EXPENSES     ACCOUNTS      DEDUCTIONS     PERIOD
--------------------------------------  ------------   ----------   ----------     ----------   ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

For the Year Ended December 31,
  1999................................     $1,587         $108        $   92         $  775       $1,012
                                           ======         ====        ======         ======       ======

For the Month Ended December 31,
  1998................................     $1,294         $225        $   68         $   --       $1,587
                                           ======         ====        ======         ======       ======

For the Year Ended November 30,
  1998................................     $  490         $257        $  547(1)      $   --       $1,294
                                           ======         ====        ======         ======       ======

For the Year Ended November 30,
  1997................................     $  483         $  0        $    7         $   --       $  490
                                           ======         ====        ======         ======       ======

TAX VALUATION ALLOWANCES:

For the Year Ended December 31,
  1999................................     $3,756         $941        $    0         $  550       $4,147
                                           ======         ====        ======         ======       ======

For the Month Ended December 31,
  1998................................     $3,724         $112        $    0         $   80       $3,756
                                           ======         ====        ======         ======       ======

For the Year Ended November 30,
  1998................................     $3,554         $ 42        $2,381(2)      $2,253       $3,724
                                           ======         ====        ======         ======       ======

For the Year Ended November 30,
  1997................................     $4,801         $  0        $    0         $1,247       $3,554
                                           ======         ====        ======         ======       ======

------------------------

(1) Primarily arising from the Walsh acquisition.

(2) Primarily relating to net operating losses acquired in the Walsh acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Synavant Inc., a wholly owned subsidiary of IMS Health
Incorporated:

    In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of Synavant Inc., a wholly owned subsidiary of IMS Health Incorporated, at June 30, 2000 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Atlanta, GA
July 24, 2000

                                 SYNAVANT INC.

                        STATEMENT OF FINANCIAL POSITION

                              AS OF JUNE 30, 2000

                           ASSETS
Cash........................................................   $1.00
                                                               -----
Total Assets................................................   $1.00
                                                               =====

                     SHAREHOLDER EQUITY
Common Stock, par value $0.01 per share; authorized-100
  shares; issued
  and outstanding--100 shares...............................   $1.00
Total Shareholder Equity....................................   $1.00
                                                               =====

    The accompanying notes are an integral part of the financial statement.

                                 SYNAVANT INC.

                    NOTES TO STATEMENT OF FINANCIAL POSITION

NOTE 1.  ORGANIZATION

    On June 5, 2000, Synavant Inc. (the "Company") was incorporated under the General Corporation Law of the State of Delaware. The Company has the authority under its Certificate of Incorporation to issue 100 shares of common stock, par value $0.01 per share (the "Common Stock"), all of which were issued to IMS Health Incorporated ("IMS HEALTH") in exchange for $1.00 in cash on June 5, 2000. The Company has no assets other than cash and has not commenced operations. The Company's activities to date have been solely related to its incorporation.

NOTE 2.  PROPOSED REORGANIZATION

    On March 28, 2000, the Board of Directors of IMS HEALTH approved in principle a plan to distribute the shares of the Company to all holders of outstanding shares of common stock of IMS HEALTH (the "Distribution"). On
July 18, 2000, IMS HEALTH's Board of Directors established a record date of
July 28, 2000 for the Distribution subject to the Form 10 of the Company being declared effective by the Securities and Exchange Commission and receipt of an opinion of counsel with respect to the tax-free treatment of the transaction. One share of Common Stock (together with the associated preferred share purchase right described below) will be distributed for each 20 shares of IMS HEALTH Common Stock outstanding as of the record date. Prior to the Distribution, IMS HEALTH will convey certain of its businesses, assets and stock into Synavant Inc. that will constitute the operations of the Company post-Distribution. The Company will then operate as an independent company that will focus on the pharmaceutical industry automated sales and marketing support business and the interactive and direct marketing business. Upon distribution, the Company's principal businesses will include the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc., a wholly owned subsidiary of IMS HEALTH, and certain other foreign subsidiaries of IMS HEALTH, and substantially all of IMS HEALTH's interactive and direct marketing business, including the business of Clark-O'Neill, Inc., a wholly owned subsidiary of IMS HEALTH, as conducted prior to the aforementioned conveyance of assets and stock owned by IMS HEALTH. In connection with the Distribution, application has been made by the Company to list its Common Stock on the Nasdaq National Market.

NOTE 3.  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (UNAUDITED)

    Prior to the date of the Distribution, the Company intends to file an Amended and Restated Certificate of Incorporation which will authorize the issuance of 41,000,000 shares of all classes of stock of which 500,000 shares will represent shares of preferred stock, par value $.01 per share, 40,000,000 shares will represent shares of Common Stock, par value $0.01 per share and 500,000 shares will represent shares of Series Common Stock, par value $.01 per share. In addition, the Company intends to adopt a stockholder rights plan prior to the Distribution.

COMMON STOCK

    It is anticipated that subject to any preferential rights of any of the Company's Preferred Stock or the Company Series Common Stock created by the Board of Directors of the Company, each outstanding share of the Company's Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Each outstanding share will be entitled to one vote on all matters submitted to a vote of stockholders. It is further anticipated that in the event of liquidation, dissolution or winding up of the Company, holders of the Company's Common Stock will be entitled to receive on a pro rata basis any assets remaining after provision for payment of

                                 SYNAVANT INC.

NOTE 3. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (UNAUDITED) (CONTINUED) creditors and after payment of any liquidation preferences to holders of the Company's Preferred Stock and the Company's Series Common Stock.

PREFERRED STOCK AND SERIES COMMON STOCK

    It is anticipated that each of the Company's authorized Preferred Stock and the Company's authorized Series Common Stock will be available for issuance from time to time in one or more series at the discretion of the Company's Board of Directors without stockholder approval. The Company's Board of Directors will have the authority to prescribe for each series of the Company's Preferred Stock or the Company's Series Common Stock to establish the number of shares in that series, the voting rights (if any) to which such shares in that series will be entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock or the Company's Series Common Stock, as applicable, the issuance of the Company's Preferred Stock or the Company's Series Common Stock, as applicable, could have an adverse effect on holders of the Company's Common Stock, by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of the Company Common Stock.

THE COMPANY RIGHTS AGREEMENT

    The Company Rights Agreement will be designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors of the Company, could impair its ability to represent stockholder interests. The anticipated provisions of the Company Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of the Company.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                         NINE MONTHS ENDED,
                                                    ----------------------------
                                                     MARCH 31,        MARCH 31,
                                                       1998             1997
                                                    -----------      -----------
Revenue...........................................  $    45,632      $    39,815

Costs and expenses:
  Production costs................................       17,453           15,043
Selling, general and administrative expenses......       19,165           18,087
Research and development costs....................        2,757            2,812
In process research and development write-off.....        2,000               --
Amortization of intangible assets.................          214              108
                                                    -----------      -----------
Total costs and expenses..........................       41,589           36,050
                                                    -----------      -----------

Operating profit..................................        4,043            3,765

Interest income...................................          436              578
Interest expense..................................         (194)            (191)
Minority interest.................................         (122)              78
Other income......................................          424               --
                                                    -----------      -----------

Income before income taxes........................        4,587            4,230
Income tax provision..............................  $    (1,655)     $    (1,004)
                                                    ===========      ===========
Net income........................................  $     2,932      $     3,226
                                                    -----------      -----------
Basic earnings per share..........................  $      0.28      $      0.31
                                                    -----------      -----------
Diluted earnings per share........................  $      0.27      $      0.30
                                                    -----------      -----------
Shares used in computing basic earnings per
  share...........................................   10,556,579       10,498,369
                                                    ===========      ===========
Shares used in computing diluted earnings per
  share...........................................   10,784,409       10,595,987
                                                    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                              DOLLARS IN THOUSANDS

                                                              MARCH 31, 1998
                                                              --------------
                           ASSETS
Current Assets:
    Cash and cash equivalents...............................     $ 10,553
    Marketable securities...................................           --
    Accounts receivable, principally trade..................       17,569
    Prepaid expenses and other current assets...............        1,010
                                                                 --------
Total current assets........................................       29,132
Property and equipment, net.................................        4,147
Goodwill, net...............................................        5,087
Marketable securities.......................................           --
Other assets, net...........................................        4,483
                                                                 --------
Total assets................................................     $ 42,849
                                                                 ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term debt....................     $    112
    Current portion of capital lease obligations............          531
    Accounts payable........................................        6,692
    Accrued liabilities.....................................       10,927
    Unearned income.........................................        4,532
                                                                 --------
Total current liabilities...................................       22,794
                                                                 --------
Long-term debt..............................................        1,151
Capital lease obligations...................................        1,548
Other liabilities...........................................        4,176
Minority interest...........................................          250
Commitments
Stockholders' equity:
    Common stock, $0.01 par value, 20,000,000 shares
      authorized and10,630,937 shares issued................          106
    Paid-in capital.........................................      120,097
    Accumulated deficit.....................................     (107,226)
    Cumulative transaction adjustment.......................          410
    Unrealized gain on "available for sale" securities, net
      of tax................................................           --
    Treasury stock, at cost, 20,750 shares..................         (457)
                                                                 --------
Total stockholders' equity..................................       12,930
                                                                 --------
Total liabilities and stockholders' equity..................     $ 42,849
                                                                 ========

   The accompanying notes are an integral part of these financial statements.

                    WALSH INTERNATIONAL INC AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                              DOLLARS IN THOUSANDS

                                                                    NINE MONTHS ENDED,
                                                              -------------------------------
                                                              MARCH 31, 1998   MARCH 31, 1997
                                                              --------------   --------------
Net cash flows provided by (used in) operating activities...     $ 2,582          $(1,221)
                                                                 -------          -------
Cash flows provided by (used in) investing activities:
  Sale of marketable securities.............................       8,399            1,489
  Acquisition of PMS Pty Ltd................................      (4,027)              --
  Capital expenditures......................................        (634)            (618)
  Capitalized software......................................        (787)            (665)
                                                                 -------          -------
Net cash provided by investing activities...................       2,951              206
                                                                 -------          -------

Cash flows provided by (used in) financing activities:
  Common stock issuance costs...............................          --           (1,086)
  Proceeds from issuance of bank loan.......................       3,337               --
  Options exercised.........................................         623              274
  Repayment of long-term debt/capital leases................      (3,275)            (269)
  Loan proceeds received from minority interest.............          --              111
  Other.....................................................          95               --
                                                                 -------          -------
Net cash provided by (used in) financing activities.........         780             (970)
                                                                 -------          -------

Effect of exchange rate movements...........................      (1,544)             189
                                                                 -------          -------
Net increase/(decrease) in cash and cash equivalents........       4,769           (1,796)

Cash and cash equivalents at beginning of period............       5,784            8,629
                                                                 -------          -------

Cash and cash equivalents at end of period..................     $10,553          $ 6,833
                                                                 =======          =======

   The accompanying notes are an integral part of these financial statements.

                    WALSH INTERNATIONAL INC AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  INTERIM UNAUDITED FINANCIAL INFORMATION

    The consolidated financial statements include the accounts of Walsh International Inc. (the "Company") and all of its majority-owned subsidiaries.

    The accompanying consolidated statements of operations and cash flows for the nine months ended March 31, 1998 and 1997 the consolidated balance sheet as of March 31, 1998 and the related information of Walsh International Inc. included in these notes to the consolidated financial statements are unaudited. In the opinion of management, the interim financial information reflects all adjustments (consisting only of items of a normal recurring nature) necessary for the fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

    These interim financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in this Proxy Statement/Prospectus.

2.  EARNINGS PER SHARE

    The Company has adopted the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 128 "Earnings Per Share". Basic earnings per share is computed using the weighted average number of shares of common stock outstanding. Diluted earnings per share includes common equivalent shares, where dilutive, from stock options and warrants (using the treasury stock method). All historical periods presented have been restated applying SFAS 128.

    For all periods presented, income used in both basic earnings per share and the diluted earnings per share calculations is net income as stated in the consolidated statement of operations. The only common equivalent shares in the diluted calculations are stock options calculated using the treasury stock method. These calculations are summarised below:

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              MARCH 31,       MARCH 31,
                                                                 1998            1997
                                                              ----------      ----------
DILUTED EARNINGS PER SHARE
Weighted average common shares outstanding (basic)..........  10,556,579      10,498,369
Assumed exercise of in the money stock options..............     758,521         417,113
Less assumed buy-back under the treasury stock method.......    (530,691)       (319,495)
                                                              ----------      ----------
Shares used in diluted earnings per share...................  10,784,409      10,595,987
                                                              ==========      ==========

    Options to purchase 318,250 and 331,025 shares of common stock at prices ranging from $10.60 to $12.00 were outstanding at March 31, 1998 but were not included in the computation of diluted earnings per share for the nine months ended March 31, 1998 because the options' exercise price was greater than the average market price of the common shares.

3.  INCOME TAXES

    For the nine months ended March 31, 1998 the effective tax rate was 36% compared to 24% for the equivalent period of fiscal 1997. The effective income tax rate was negatively impacted by the non-deductible charge for the write-off of in process research and development costs offset, in part, by

                    WALSH INTERNATIONAL INC AND SUBSIDIARIES

3.  INCOME TAXES (CONTINUED)
a reduction of taxes provided in prior years. For 1997 the effective income tax rate was impacted by a reduction of taxes provided for in prior years.

4.  ACQUISITION OF PHARMACEUTICAL MARKETING SOLUTIONS PTY LTD

    In July 1997 the Company acquired 100% of the equity of Pharmaceutical Marketing Solutions Pty Ltd (PMS), a privately held Australian company, for
$3.8 million in cash and $0.6 million of associated acquisition costs. PMS uses a salesforce automation system based on Lotus Notes and an analysis system which operates as an integration product between a data warehouse and proprietary salesforce automation system. The acquisition has been accounted for by the purchase method and the results of operations of PMS have been included in the income statement from the acquisition date. The total purchase price of $4.4 million has been allocated as:

In Process Research and Development.........................  $2.0
Completed Technology........................................  $0.6
Goodwill....................................................  $1.8
                                                              ----
                                                              $4.4
                                                              ====

    The goodwill is expected to have an economic life of 20 years and the completed technology a life of between 3 and 5 years. Goodwill and completed technologies are being amortized on a straight line basis over their economic lives. The in process research and development costs have been written off immediately.

    Pro-forma results from operations of the Company as if the acquisition of PMS had occurred on July 1, 1996 for the nine months ended March 31, 1997 are:

                                                             NINE MONTHS ENDED
                                                              MARCH 31, 1997
                                                             -----------------
Revenue....................................................       $42,238
Net Income.................................................       $ 3,281
Basic Earnings per Share...................................       $  0.31

    The difference between the pro-forma operating results of the acquisition of PMS on the Company's actual operating results, had the acquisition occurred on July 1, 1997 was not material.

    On October 14, 1997, the Company obtained an Australian dollar variable rate commercial loan facility of $3.3 million (Australian $4.5 million). The term of this facility was 5 years with annual principal repayments of approximately $660,000 commencing in year 2. Interest accrued at a variable rate (5.25% during the quarter). $3.2 million of the total marketable securities were pledged as collateral for this loan. In January 1998 the Company repaid the loan in full for US $2.9 million.

5.  STOCKHOLDER RIGHTS PLAN.

    On October 14, 1997, the Board of Directors adopted a stockholder rights plan and declared a dividend of one right (a "Right") for each share of common stock of the Company. The Rights were payable to holders of record of the common stock of the Company at the close of business on October 27, 1997. The Rights will automatically trade with the Company's common stock. Additional

                    WALSH INTERNATIONAL INC AND SUBSIDIARIES

5.  STOCKHOLDER RIGHTS PLAN. (CONTINUED)
rights are issuable upon subsequent issuances of common stock by the Company so long as the Rights Plan is in effect.

    The Rights are not currently exercisable but become exercisable upon the earlier of i) ten days after the first public announcement that a person or group, which did not beneficially own 5% of the common stock as of September 22, 1997, has acquired beneficial ownership of 15 percent or more of the Company's common stock or ii) ten business days after a person or group announces an offer the consummation of which would result in such person or group beneficially owning 15 percent or more of the Company's common stock. The Stockholder Rights Plan was amended as of March 23, 1998 to exclude Cognizant Corporation and its subsidiaries from being considered such person or group.

    Once exercisable the holder will be entitled to buy from the Company one one-hundredth of a share of new series B of junior participating preferred stock, of which 250,000 shares have been authorized, for $55.00 per Right or in certain circumstances to buy at the Rights exercise price a number of shares of the Company's common stock having a market value of twice the exercise price of each Right or, if the Company is acquired in a merger or a business combination, to buy at the Rights exercise price a number of shares of common stock of an acquiring Company having a market value of twice the exercise price of each Right. At the Company's option, the Rights are redeemable prior to becoming exercisable for $0.001 per Right. The Rights expire on October 14, 2007.

    Preferred shares purchasable upon exercise of the Rights will not be subject to redemption by the Company. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share but will be entitled to an aggregate dividend of 100 multiplied by the dividend declared per common share. Each holder of preferred stock will be entitled to 100 votes per share on each matter on which holders of the common stock are entitled to vote.

6.  EMPLOYEE STOCK PURCHASE PLAN

    An Employee Stock Purchase Plan (the "ESPP") has been adopted by the Company and the ESPP was approved on October 23, 1997 at the Company's Annual Meeting of Stockholders.

    Under the ESPP, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, options to purchase shares of Common Stock will be granted to eligible employees of the Company and its subsidiaries at an exercise price of 85% of the fair market value of the shares of Common Stock subject to such option on the date of grant, based upon the closing price of the Common Stock on the NASDAQ National Market.

    An aggregate of 100,000 shares of Common Stock have been reserved for issuance pursuant to the ESPP. To date there have been no grants under the ESPP.

7.  ACQUISITION OF WALSH INTERNATIONAL INC

    On March 23, 1998 the Company, Cognizant Corporation and WAC Inc. signed a definitive agreement for the acquisition of the Company. Under the terms of the agreement, Walsh shareholders will receive 0.3041 shares of Cognizant common stock per Walsh share or a consideration of approximately $167 million. The number of Cognizant shares received is subject to a collar adjustment based on the price of Cognizant shares during a period prior to the closing of the transaction. If the acquisition is consummated after the spin off by Cognizant Corporation of its subsidiary IMS Health,

                    WALSH INTERNATIONAL INC AND SUBSIDIARIES

7. ACQUISITION OF WALSH INTERNATIONAL INC (CONTINUED) the acquisition consideration will be paid in shares of IMS Health. On completion of the transaction, investment banker fees will be payable amounting to 1.3% of the total consideration, an amount of approximately $2.2 million.

    All financial statement schedules not mentioned above are omitted for the reason that they are not required or are not applicable, or the information is included in the Consolidated Financial Statements or the Notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Walsh International Inc.

    We have audited the accompanying consolidated balance sheets of Walsh International Inc. and Subsidiaries as of June 30, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Walsh International Inc. and Subsidiaries as of June 30, 1996 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Stamford, Connecticut
August 20, 1997

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                AS AT JUNE 30,
                                                              -------------------
                                                                1996       1997
                           ASSETS                             --------   --------
Current Assets:
  Cash and cash equivalents.................................  $  8,629   $  5,784
  Marketable securities.....................................     9,992      6,803
  Accounts receivable, principally trade (less allowance for
    doubtful accounts of $336 and $454, respectively).......    13,050     14,227
  Prepaid expenses and other current assets.................       923        702
                                                              --------   --------
Total current assets........................................    32,594     27,516
Property and equipment, net.................................     4,663      4,169
Goodwill, net...............................................     3,551      3,439
Marketable securities.......................................        --      1,437
Other assets, net...........................................     3,209      3,727
                                                              --------   --------
Total assets................................................  $ 44,017   $ 40,288
                                                              ========   ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt......................  $     12   $     17
  Current portion of capital lease obligations..............       443        509
  Accounts payable..........................................     7,808      6,896
  Accrued liabilities.......................................    17,467     11,166
  Unearned income...........................................     4,541      4,103
                                                              --------   --------
Total current liabilities...................................    30,271     22,691
                                                              --------   --------
Long-term debt..............................................     1,105      1,260
Capital lease obligations...................................     1,652      1,407
Other liabilities...........................................     6,295      5,145
Minority interest...........................................       148        128
Commitments
Stockholders' equity:
  Common stock, $0.01 par value, 20,000,000 shares
    authorized and 10,484,835 and 10,533,960 shares issued,
    respectively............................................       105        105
Paid-in capital.............................................   119,175    119,475
Accumulated deficit.........................................  (114,948)  (110,158)
Cumulative translation adjustment...........................       675        657
Unrealized (loss) gain on available for sale securities, net
  of tax....................................................        (4)        35
Treasury stock, at cost, 20,750 shares......................      (457)      (457)
                                                              --------   --------
Total stockholders' equity..................................     4,546      9,657
                                                              --------   --------
Total liabilities and stockholders' equity..................  $ 44,017   $ 40,288
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED JUNE 30,
                                                          -------------------------------------
                                                             1995         1996         1997
                                                          ----------   ----------   -----------
Revenue.................................................  $   40,269   $   47,262   $    54,088
Costs and expenses:
  Production costs......................................      17,733       18,442        20,049
  Selling, general and administrative expenses..........      19,423       21,348        24,433
  Research and development costs........................       3,953        3,510         3,683
  Amortization of intangible assets.....................         112          130           144
                                                          ----------   ----------   -----------
Total costs and expenses................................      41,221       43,430        48,309
                                                          ----------   ----------   -----------
Operating profit (loss).................................        (952)       3,832         5,779
Interest income.........................................         950          843           796
Interest expense........................................      (2,325)      (2,045)         (265)
Gain on sale of shares in PMSI..........................         402           --            --
Equity income of PMSI...................................       1,180           --            --
Minority Interest.......................................          --          113            20
                                                          ----------   ----------   -----------
Income (loss) from continuing operations before income
  taxes.................................................        (745)       2,743         6,330
Income tax provision....................................      (2,212)        (658)       (1,540)
                                                          ----------   ----------   -----------
Income (loss) from continuing operations................      (2,957)       2,085         4,790
Discontinued operations:
Loss from discontinued operations, net..................      (1,554)      (1,755)           --
                                                          ==========   ==========   ===========
Net income (loss).......................................  $   (4,511)  $      330   $     4,790
                                                          ==========   ==========   ===========
Income (loss) per share from continuing operations......  $    (0.40)  $     0.25   $      0.45
Loss per share from discontinued operations, net........       (0.21)       (0.21)           --
                                                          ----------   ----------   -----------
Net income (loss) per share.............................  $    (0.61)  $     0.04          0.45
                                                          ==========   ==========   ===========
Shares used in computing income (loss) per share........   7,346,274    8,197,796    10,657,920

   The accompanying notes are an integral part of these financial statements

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (DOLLARS AND SHARES IN THOUSANDS)

                                     COMMON STOCK
                            ------------------------------   CUMULATIVE    NET UNREALIZED     GAIN/        TREASURY STOCK
                                         PAR      PAID-IN    ACCUMULATED    TRANSLATION        LOSS      -------------------
                             SHARES     VALUE     CAPITAL      DEFICIT       ADJUSTMENT     NET OF TAX    SHARES     AMOUNT
                            --------   --------   --------   -----------   --------------   ----------   --------   --------
Balance at June 30,
  1994....................    5,803      $ 58     $ 74,076    $(110,755)       $1,103             --       (20)      $(360)
Net loss for 1995.........       --        --           --       (4,511)           --             --        --          --
Exercise of stock
  options.................        6        --           29           --            --             --        --          --
Acretion of preferred
  stock...................       --        --         (420)          --            --             --        --          --
Cumulative translation
  adjustment..............       --        --           --           --          (171)            --        --          --
Unrealized gain of
  available for sale
  securities, net of
  tax.....................       --        --           --           --            --         $2,107        --          --
                             ------      ----     --------    ---------        ------         ------       ---       -----
Balance June 30, 1995.....    5,809        58     $ 73,685     (115,266)          932          2,107       (20)       (360)
Net income for 1996.......       --        --           --          330            --             --        --          --
Initial public offering,
  net.....................    3,187        32       33,329           --            --             --        --          --
Conversion of preferred
  stock...................    1,486        15       12,094           --            --             --        --          --
Cumulative translation
  adjustment..............       --        --           --           --          (257)            --        --          --
Net unrealized gain on
  available for sale
  securities, net of
  tax.....................       --        --           --           --            --          2,046        --          --
Purchase of treasury
  stock...................       --        --           --           --            --             --        (1)        (97)
Spin-off of source
  business................       --        --           --          (12)           --         (4,157)       --          --
Shares issued.............        3        --           67           --            --             --        --          --
                             ------      ----     --------    ---------        ------         ------       ---       -----
Balance June 30, 1996.....   10,485       105      119,175     (114,948)          675             (4)      (21)       (457)
Exercise of stock
  options.................       49        --          300           --            --             --        --          --
Net income for 1997.......       --        --           --        4,790            --             --        --          --
Cumulative translation
  adjustment..............       --        --           --           --           (18)            --        --          --
Net unrealised gain on
  available for sale
  securities, net of
  tax.....................       --        --           --           --            --             39        --          --
                             ------      ----     --------    ---------        ------         ------       ---       -----
Balance June 30, 1997.....   10,534      $105     $119,475    $(110,158)       $  657         $   35       (21)      $(457)
                             ======      ====     ========    =========        ======         ======       ===       =====

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................  $ (4,511)  $    330    $4,790
  Loss from discontinued operations.........................     1,554      1,755        --
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................     1,485      1,241     1,688
  Gain on sale of shares in PMSI............................      (402)        --        --
  Equity income of PMSI.....................................    (1,180)        --        --
  Deferred taxes............................................      (286)    (2,739)      371
  Minority interest.........................................        --       (113)      (20)
  Gain on sale of marketable securities.....................        --         --      (162)
Change in assets and liabilities
  (Increase) decrease in accounts receivable................     2,922        500      (471)
  (Increase) decrease in prepaid expenses and other current
    assets..................................................       228       (588)      (87)
  (Decrease) increase in accounts payable and accrued
    liabilities.............................................     8,628      1,153    (6,818)
  (Decrease) increase in unearned income....................       381     (2,459)     (622)
  Other.....................................................        25        753      (572)
                                                              --------   --------    ------
  Net cash (used in) provided by operating activities.......     8,844       (167)   (1,903)
                                                              --------   --------    ------
Cash flows (used in) provided by investing activities:
  Sales (purchases) of marketable securities................        --     (9,936)    1,953
  Proceeds from sale of shares in PMSI......................     7,811         --        --
  Capital expenditures......................................      (697)      (780)     (826)
  Capitalized software......................................    (1,092)      (896)   (1,010)
                                                              --------   --------    ------
  Net cash (used in) provided by investing activities.......  $  6,022   $(11,612)   $  117
Cash provided by (used in) financing activities:
  Collateral receipts.......................................  $     --   $  1,088    $   --
  Issuance of common stock..................................        28     34,519       300
  Common stock issuance costs...............................        --         --    (1,174)
  Treasury stock purchases..................................        --        (97)       --
  Dividend to Source business...............................        --     (5,182)       --
  Repayments of long-term debt..............................        (8)   (15,737)       --
  Repayments of capital leases..............................      (335)      (358)     (360)
  Cash provided by minority interest........................        --        261       111
                                                              --------   --------    ------
Net cash (used in) provided by financing activities.........      (315)    14,494    (1,123)
                                                              --------   --------    ------
  Effect of exchange rate movements.........................       278       (856)       64
                                                              --------   --------    ------
  Effect of discontinued operations.........................   (11,600)    (8,340)       --
                                                              --------   --------    ------
Net (decrease) increase in cash and cash equivalents........     3,229     (6,481)   (2,845)
Cash and cash equivalents at beginning of year..............    11,881     15,110     8,629
                                                              --------   --------    ------
Cash and cash equivalents at end of year....................  $ 15,110   $  8,629    $5,784
                                                              ========   ========    ======
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest..................................................  $  2,213   $  1,989    $  201
                                                              ========   ========    ======
  Income taxes..............................................  $  3,339   $  1,995    $  964
                                                              ========   ========    ======
Supplemental disclosures of non-cash investing and financing activities:
Capital lease obligations...................................  $     89   $    444    $  509
                                                              ========   ========    ======
Spin-off of the Source Business:
PMSI shares.................................................  $ 13,663
Unrealized gain on PMSI shares..............................  $ (4,157)
Net liabilities of Source business..........................  $ (4,124)
Preferred stock.............................................  $(11,802)
Other corporate assets......................................  $  1,250

   The accompanying notes are an integral part of these financial statements

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Walsh International Inc. ("Walsh" or the "Company") provides electronic territory management systems and sales management information solutions, as well as data services and associated support services, to the pharmaceutical and healthcare industries. The Company's principal markets are located in Australia, Austria, Belgium, Canada, France, Germany, Italy, the Netherlands, New Zealand, Singapore, Spain, the United Kingdom and the United States.

INITIAL PUBLIC OFFERING

    On April 16, 1996 the Company consummated an Initial Public Offering ("IPO" or "Offering"). The Offering resulted in the issuance of approximately 3,187,000 shares of the Company's common stock and generated net proceeds of $33.3 million.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Walsh and all of its majority-owned subsidiaries. The consolidated financial statements have been restated for discontinued operations (see Note 2). The accompanying notes present amounts related only to continuing operations. All inter-company balances and transactions have been eliminated on consolidation. On
February 21, 1996 the Company's Board of Directors approved a one-for-four reverse stock split of the Company's Common and Series A Convertible Preferred Stock ("Preferred Stock"). All references in the accompanying consolidated financial statements to the number of shares and per share amounts have been retroactively adjusted to reflect the reverse stock split.

GOODWILL

    Under the purchase method of accounting, the excess of the purchase price of businesses acquired over the fair value of tangible and identifiable intangible assets at the dates of acquisition has been assigned to goodwill. The net assets and results of operations of the acquisitions have been included in the consolidated financial statements of the Company from their respective dates of purchase. The goodwill reflected in the Company's balance sheets principally relates to the Company's direct mail marketing business and is amortized on a straight-line basis over periods not exceeding 40 years. The Company assesses the recoverability of its goodwill, on a subsidiary by subsidiary basis, by determining whether amortization of goodwill can be recovered through undiscounted projected net income, excluding goodwill amortization, of the respective subsidiary. Impairment, if any, is measured based on projected discounted net income, excluding goodwill amortization, using a discount rate reflecting the Company's cost of funds.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. All maintenance and repairs are expensed as incurred.

    Depreciation and amortization are provided on the straight-line basis. Furniture, office equipment and computer equipment are depreciated over five years. Leasehold improvements are amortized over the estimated useful lives of the assets or the lease terms (maximum of 10 years), whichever are shorter. Buildings are being depreciated over 50 years.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On disposal, costs and accumulated depreciation are removed from the balance sheet and gains (losses) are recognized in the statement of operations.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes certain costs related to the development of new software products or the enhancement of existing software products for sale or license. These costs are capitalized from the point in time that technological feasibility has been established, as evidenced by a working model or a detailed working program design, to the point in time that the product is available for general release to customers.

    Capitalized software development costs are amortized on a product-by-product basis over the ratio of current revenues to total anticipated revenues or on a straight-line basis over the estimated economic lives of the products (no longer than five years), using whichever method yields the greater amortization, beginning with the release to the customer. Research and development costs incurred prior to establishing technological feasibility and costs incurred subsequent to general product release to customers are charged to expense as incurred. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of the capitalized software development costs should be revised or that the remaining balance of such assets may not be recoverable. As of June 30, 1997 management believes that no revisions to the remaining useful life or write-down of capitalized development costs are required.

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with Statement of Position No 91-1, "Software Revenue Recognition". The Company recognizes revenue from the usage of its electronic territory management systems ratably over the term of the customer agreements. The contract bundles the fees for the use of the software together with post contract support revenues of maintenance, support and related data server/network management fees ("on-going fees"). As part of providing these services, certain fees ("one-time fees") relating to project scope and design, application building and testing, loading and installation of user equipment and training are recognized as revenues when the service has been completed and accepted by the customer. Other special projects are recognized as revenue upon completion of the project.

    Revenue from market research and direct mail marketing is recognized on delivery of the product. Revenue from medical professional database services is recognized ratably over the term of the contract.

    Prebillings for products that have not been delivered or for services not rendered are classified as unearned income until the earnings process is complete.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash balances, marketable securities and trade receivables. The Company invests its excess cash with major banks and cash equivalent and marketable securities in a professionally managed fund. The Company's customer base principally comprises companies within the pharmaceutical industry. The Company maintains reserves for potential credit losses and such losses

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) have been within management's expectations given the generally strong credit ratings of the customers. The Company does not require collateral from its customers.

FOREIGN CURRENCY

    The balance sheet and results of operations of the Company's foreign subsidiaries that operate outside the United States are measured using local currency as the functional currency.

    Assets and liabilities have been translated into United States dollars at the rates of exchange at the balance sheet date. Revenues and expenses are translated into United States dollars at the average rate during the period. Translation gains and losses arising from the use of differing exchange rates from year to year are included in the cumulative translation adjustment on the balance sheet.

    Transaction gains and losses are recognized in the statement of operations as incurred. For the years presented, these amounts were not material.

INCOME TAXES

    Federal, foreign and state income taxes in the consolidated financial statements have been computed on a stand-alone return basis according to the fiscal and legal structure under which the various tax-paying entities operate. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and financial reporting amounts at each year-end.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturity dates of three months or less from the date of acquisition by the Company to be cash equivalents.

INVESTMENTS

    Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any investments in equity securities. Securities available for sale are carried at fair value, as determined by the quoted market value at the balance sheet date, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At June 30, 1997, the Company had no investments that qualified as trading or held to maturity.

EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from stock options and warrants (using the treasury stock method) have been included in the computation when dilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin, all stock options and warrants issued by the Company at an exercise price below the public offering price during the twelve-month period, prior to the offering, have been included in the calculations as if they were outstanding for all periods presented prior to the offering using the treasury stock method and the IPO price of $12.00. Common

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) equivalent shares from the Preferred Stock (using the if-converted method) have been included for all periods in which the Preferred shares were outstanding.

USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its capital lease obligations approximates fair value.

EMPLOYEE STOCK OPTION AND PURCHASE PLANS

    The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Generally, compensation expense would be recorded over the vesting period if the current market price of the underlying stock exceeded the exercise price on the date of grant. On July 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation". Under SFAS No. 123, the Company must disclose proforma net income and proforma earnings per share for employee stock option grants and employee stock purchases made in 1995 and future years as if the fair value based method defined in SFAS No 123 had been employed.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Financial Accounting Standards Board recently adopted SFAS
No. 121,"Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of". This statement requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company adopted SFAS No 121 on July 1, 1996. The adoption of SFAS No 121 did not have a material impact on the Company's consolidated results of operations.

2.  DISCONTINUED OPERATIONS--SOURCE BUSINESS

    In conjunction with the IPO, the Company spun off the Source Business to its stockholders (the "Spin-Off") as of April 16, 1996. The Source Business provides a range of data services for pharmaceutical companies primarily based on a proprietary database of prescriptions dispensed in the United States. The Spin-Off was accomplished by the distribution of all the issued and outstanding capital stock of Source International Inc., a holding company formed for purposes of the Spin-Off.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

2.  DISCONTINUED OPERATIONS--SOURCE BUSINESS (CONTINUED)
    Pursuant to the amendments to the Preferred Stock, at the time of the Spin-Off, one-half of the shares of the Company's Preferred Stock were exchanged for shares of Preferred Stock of Source having substantially similar terms. Based on the relative fair value of Walsh and Source, $11,802,000 of obligations of the Preferred Stock were transferred to the newly issued Source Preferred Stock. The Company also contributed the Pharmaceutical Marketing Services Inc. ("PMSI") shares; certain other corporate assets of the Company with a carrying value of $1,250,000; the identifiable net liabilities of the Source business in the amount of $4,124,000 and $5,182,000 of cash to consummate the Spin-Off. The remaining issued and outstanding Preferred Stock after the Spin-Off was converted into 1,486,252 shares of Common Stock concurrently with the consummation of the offering.

    The results of operations of Source have been reclassified to identify them as discontinued operations. The summarized data for Source, through the date of the Spin-Off, is as follows:

                                                            YEARS ENDED JUNE, 30
                                                            ---------------------
                                                              1995        1996
                                                            ---------   ---------
                                                            DOLLARS IN THOUSANDS
Results of discontinued operations:
Revenues..................................................   $48,710     $40,181
Loss from operations:

  Loss before taxes.......................................    (2,653)     (1,570)
  Income tax provision....................................        --          --
                                                             -------     -------

Loss from operations......................................    (2,653)     (1,570)
                                                             -------     -------

(Loss) gain on disposal of operations:

(Loss) gain on disposal...................................     1,322        (185)
Income taxes on disposal..................................      (223)         --
                                                             -------     -------
(Loss) gain on disposal, net..............................     1,099        (185)
                                                             -------     -------

  Loss from discontinued operations, net..................   $(1,554)     (1,755)
                                                             =======     =======

3.  TRANSACTIONS WITH SOURCE

    In connection with the Spin-off, Walsh and Source have entered into several agreements:

    PREFERRED TECHNOLOGY PARTNER AGREEMENT. Walsh and Source have created a preferred technology partnership whereby the companies collaborate to build, maintain and promote a seamless data interface between their respective technologies to facilitate delivery by means of Premiere of prescription data at the sales representative level. No compensation is payable under this agreement.

    PHARBASE LICENSE. Walsh has granted to Source a non-exclusive license to its Pharbase medical professional databases in certain European countries. Source is allowed to use the Pharbase databases only for internal purposes and in connection with the development, delivery and marketing of its prescriber-linked prescription databases. The initial term of the license runs for ten years and the license is renewable for two additional five-year terms. Source has agreed to provide Walsh with all

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

3.  TRANSACTIONS WITH SOURCE (CONTINUED)
updating information which it receives with regard to medical professionals, their specialties, affiliations and locations generated as a result of the use of PHARBASE by Source. Source has agreed to pay $1.00 per prescriber in the database universe in the first year of prescription data collection in a particular market. In consideration of Source's obligation to provide updating information to Walsh, such fee will be reduced to $0.75 in the second year, $0.50 in the third year and $0.25 per prescriber thereafter. In addition, Source has agreed to pay Walsh 75% of the list price of the PHARBASE service for each Source client to which it delivers prescriber-level data and which does not have a current PHARBASE license.

    Transitional Services Arrangements. All transitional service agreements were completed during fiscal year 1997. The Chief Executive Officer of Source, who serves as the Chairman of Walsh continues to be made available as a consultant to Walsh.

4.  INVESTMENTS

    On January 25, 1996, the Company entered into a Joint Venture Agreement with an affiliate of Zuellig Pharma S.A., pursuant to which the parties have established a joint venture for the commercialization of the Company's PRECISE, PREMIERE and PHARBASE services in 12 countries in Asia-Pacific. The joint venture company has been formed in Singapore. Walsh owns 51% of the equity and has operational control of the joint venture. As such, the Company has included the results of operations of the joint venture in its consolidated statement of operations since January 25, 1996.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

5.  MARKETABLE SECURITIES

    Marketable securities consist of the following as of June 30, 1997 (in thousands):

NAME OF ISSUER                                     AMORTIZED
AND TITLE OF EACH ISSUE                             COST OF     FAIR VALUE   UNREALIZED GAINS
-----------------------                            ----------   ----------   -----------------
CURRENT ASSETS:
Corporate debt securities........................    $4,985       $5,000            $15
Debt securities issued by the U.S. Treasury and
  other U.S. government corporations and
  agencies.......................................     1,047        1,056              9
Debt securities issued by foreign governments....       741          747              6
                                                     ------       ------            ---
                                                     $6,773       $6,803            $30
                                                     ======       ======            ===
NON-CURRENT ASSETS:

Debt securities issued by the U.S. Treasury and
  other U.S. government corporations and
  agencies.......................................    $  348       $  348            $--
Debt securities issued by foreign governments....     1,084        1,089              5
                                                     ======       ======            ===
                                                     $1,432       $1,437            $ 5
                                                     ======       ======            ===

Maturities

Due after one year through five years............    $  805       $  808            $ 3
Due after five years.............................       627          629              2
                                                     ======       ======            ===
                                                     $1,432       $1,437            $ 5
                                                     ======       ======            ===

    Marketable securities consist of the following as of June 30, 1996 (in thousands):

NAME OF ISSUER                                    AMORTIZED
AND TITLE OF EACH ISSUE                            COST OF     FAIR VALUE   UNREALIZED LOSSES
-----------------------                           ----------   ----------   ------------------
Corporate debt securities.......................    $6,608       $6,606            $(2)
Debt securities issued by the U.S. Treasury and
  other U.S. government corporations and
  agencies......................................     2,613        2,613             --
Debt securities issued by foreign governments...       775          773             (2)
                                                    ------       ------            ---
                                                    $9,996       $9,992             (4)
                                                    ======       ======            ===

Maturities
Short-term investments..........................    $6,794       $6,790            $(4)
Due after one year through five years...........     2,260        2,260             --

Due after five years............................       942          942             --
                                                    ======       ======            ===
                                                    $9,996       $9,992            $(4)
                                                    ======       ======            ===

    The fair value of the marketable securities has been reflected entirely within current assets in the balance sheet at June 30, 1996 as it was the Company's intention to utilize the marketable securities within the next operating cycle.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

5.  MARKETABLE SECURITIES (CONTINUED)
    During 1997 the following sales of securities took place (there were no sales of securities in 1996) (in thousands):

Net proceeds of sale........................................  $ 43,612
Cost........................................................   (43,450)
                                                              ========
Realized Gain...............................................  $    162
                                                              ========

6.  PROPERTY AND EQUIPMENT

    Property and equipment at June 30, 1996 and 1997 comprised the following (in thousands):

                                                                 JUNE 30,
                                                            -------------------
                                                              1996       1997
                                                            --------   --------
Property including leasehold improvements.................  $ 2,702    $ 2,514
Furniture, computer & office equipment....................   12,716     11,058
                                                            -------    -------
                                                             15,418     13,572

Less accumulated depreciation and amortization............  (10,755)    (9,403)
                                                            -------    -------
                                                            $ 4,663    $ 4,169
                                                            =======    =======

    Depreciation and amortization charged to operations for the years ended June 30, 1995, 1996 and 1997 were $839,000, $1,106,000 and $1,297,000, respectively.

7.  OTHER ASSETS

    Other assets at June 30, 1996 and 1997 comprised the following (in thousands):

                                                                   JUNE 30,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Capitalized software........................................   $2,035     $3,045
Deferred taxes..............................................      250          0
Collateral and other deposits...............................      924        924
                                                               ------     ------
                                                                3,209      3,969

Less accumulated amortization...............................       --       (242)
                                                               ------     ------
                                                               $3,209     $3,727
                                                               ======     ======

    The Company capitalized software development costs of $896,000 and $1,010,000 for the years ended June 30, 1996 and 1997, respectively. Amortization expense and adjustments to net realizable value charged to production costs amounted to $520,000, $0 and $242,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

8.  LONG-TERM DEBT

    Long term debt at June 30, 1996 and 1997 comprised the following (in thousands):

                                                                   JUNE 30,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Long-term debt (1)..........................................   $1,117     $1,277
Less current portion........................................      (12)       (17)
                                                               ------     ------
                                                               $1,105     $1,260
                                                               ======     ======

------------------------

(1) Long-term debt is principally comprised of the carrying value of a note payable to PMSI to cover taxes payable by Walsh on gains on the sale of the Source segment targeting business. This note which is due in fiscal year 2000, is non-interest bearing with a face value of $1.2 million

    Aggregate maturities of long-term debt at June 30, 1997 for the next five fiscal years are as follows: 1998-$17,000; 1999-$14,000; 2000-$1,131,000; and
2002 -$115,000.

9.  ACCRUED LIABILITIES

    Accrued liabilities at June 30, 1996 and 1997 comprised the following (in thousands):

                                                                 JUNE 30,
                                                            -------------------
                                                              1996       1997
                                                            --------   --------
Employee compensation and benefits........................  $ 4,374      4,101
Sales taxes...............................................      978      1,057
Other liabilities.........................................   12,115      6,008
                                                            -------    -------
                                                            $17,467    $11,166
                                                            =======    =======

10.  EQUITY PLANS

    A Stock Option and Restricted Stock Purchase Plan ("The Plan") has been established by the Company for selected employees, officers and directors of the Company or any of its subsidiaries. There are 1,500,000 shares of Common Stock reserved for issuance under the Plan and a registration statement for such stock was filed on August 22, 1996. At June 30, 1997 the Company had available 381,299 shares of Common Stock outstanding for issuance under the Plan.

    Under the Plan, the exercise price for incentive options is at least 100% of the fair market value on the date of the grant and options generally expire in 10 years. Vesting periods are determined by the Board of Directors and generally provide for shares to vest ratably over 5 years.

    During 1993, the Company established a Non-Employee Director's Stock Option Plan ("The Director's Plan"). There are 120,000 shares reserved for issuance under the Director's Plan. The options granted under the Director's Plan have a vesting term of 3 years and expire after 10 years.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

10.  EQUITY PLANS (CONTINUED)
    Information relating to the Company's Fixed Option Plan is as follows:

                                                                        AT JUNE 30,
                                                           -------------------------------------
                                                              1995         1996          1997
                                                           ----------   -----------   ----------
Options outstanding at beginning of year.................     584,543       626,951      992,576
Options granted..........................................      93,189       401,250      172,200
Options exercised........................................      (6,825)          (50)     (49,125)
Options lapsed...........................................     (43,956)      (35,575)     (51,700)
                                                           ----------   -----------   ----------
Options outstanding at end of year.......................     626,951       992,576    1,063,951
                                                           ==========   ===========   ==========
Options exercisable at end of year.......................     344,863       392,950      507,880
Option prices per share:
Granted..................................................  $     6.36   $6.36-12.00   $     8.87
Exercised................................................  $2.12-6.36   $      6.36   $2.12-8.48

    Under agreements dated May 31, 1994 and December 8, 1995, the Company issued warrants to purchase 25,789 shares of Common Stock to a supplier. These warrants are exercisable at $12.72 per share at any time for a period of three years from April 16, 1996.

    The exercise price of outstanding options and warrants to purchase Walsh Common Stock was allocated, as of the date of the Spin-Off, between such options and warrants and the options and warrants to be granted by Source in proportion to the relative fair market values of the Walsh Common Stock and the Source common stock as of such date. As such, the ratio of the exercise price per option to the market value per share has not been reduced. The vesting provisions and the option period of the original grant have not been affected by the amendments to the exercise price.

11.  ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company has elected to continue to use the intrinsic value based method to account for all of its employee stock-based compensation plans. Under APB Opinion No. 25, "Accounting for Stock Issued to Employees", the Company has recorded no compensation costs related to its stock option plans for the years ended June 30, 1995, 1996 and 1997.

    Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company is required to disclose the pro-forma effects on net income and net income per share data as if the Company had elected to use the fair value approach to account for all its employee stock-based compensation plans.

    Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123 the Company's net income and net income per share for the

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

11. ACCOUNTING FOR STOCK-BASED COMPENSATION (CONTINUED) year ended June 30, 1997 and 1996 would have been decreased as indicated below (in thousands, except per share data):

                                                                    JUNE 30
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Net Income
  As reported...............................................   $  330     $4,790
  pro forma.................................................   $  230     $4,355

Net Income Per Share
  As reported...............................................   $ 0.04     $ 0.45
  pro forma.................................................   $ 0.02     $ 0.41

    The weighted average fair value of options granted during the period at exercise price equal to market price at grant date is $6.32 and $5.51 for the fiscal years ended June 30, 1996 and 1997 respectively.

    The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997; risk-free interest rate of 6.4%; weighted average expected life of 5 years; 60% expected volatility and no dividends.

    A summary of the status of the Company's fixed option plans as of June 30, 1996 and 1997 and changes during the years ended on those dates is presented below:

                                                            YEARS ENDING
                                    ------------------------------------------------------------
                                           JUNE 30, 1996                   JUNE 30, 1997
                                    ----------------------------   -----------------------------
                                               WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                     SHARES     EXERCISE PRICE      SHARES      EXERCISE PRICE
                                    --------   -----------------   ---------   -----------------
Fixed Options
Outstanding at beginning of
  year............................  626,951           6.49           992,576         8.13
Granted...........................  401,250          10.56           172,200         8.87
Exercised.........................      (50)          6.36           (49,125)        6.02
Cancelled.........................  (35,575)          6.65           (51,700)        9.04
                                    =======                        =========
Outstanding at end of year........  992,576           8.13         1,063,951         8.23
                                    =======                        =========
Options vested at year end........  392,950           6.49           507,880         7.10

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

11.  ACCOUNTING FOR STOCK-BASED COMPENSATION (CONTINUED)
    A summary of information regarding the options outstanding and those exerciseable at the year end is provided in the two tables below;

                      OPTIONS OUTSTANDING AT JUNE 30, 1997

                                                                 WEIGHTED AVERAGE
                                                               REMAINING CONTRACTUAL
EXERCISE PRICE ($)                       NUMBER OF OPTIONS          LIFE (YRS)
------------------                       ------------------   -----------------------
2.12...................................          8,094                 1.73
6.36...................................        503,045                 5.63
7.42...................................         93,800                 8.38
8.48...................................         30,737                 5.74
8.87...................................        170,200                 9.26
10.60..................................         13,325                 5.37
12.00..................................        244,750                 8.81
                                             ---------                 ----
                                             1,063,951                 7.15
                                             =========                 ====

                    OPTIONS EXERCISABLE AT JUNE 30, 1997
                                                          NUMBER OF OPTIONS
EXERCISE PRICE ($)                                           EXERCISABLE
------------------                                        ------------------
2.12....................................................         8,094
6.36....................................................       390,269
7.42....................................................        18,650
8.48....................................................        28,837
8.87....................................................            --
10.60...................................................        13,080
12.00...................................................        48,950
                                                               507,880
                                                               =======

    A Directors' Deferred Fee Program was approved by the Board of Directors on June 27, 1996. This provides non-employee directors to defer income until termination of status as a director. Amounts deferred in a calendar year will be deemed to have been invested in shares of Walsh International Inc. Common Stock.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

12.  INCOME TAX

    The components of the income tax provision for the years ended June 30, 1995, 1996 and 1997 are comprised of the following (in thousands):

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
U.S. state taxes currently payable..........................   $   --     $   --     $  (45)
Foreign taxes currently payable.............................   (2,498)    (3,397)    (1,124)
Deferred income taxes.......................................      286      2,739       (371)
                                                               ======     ======     ======
                                                               (2,212)      (658)    (1,540)
                                                               ======     ======     ======

    The domestic and foreign components of income (loss) from continuing operations before income taxes were as follows (in thousands):

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
Domestic....................................................  $(4,728)   $(3,729)   $(2,732)
Foreign.....................................................    3,983      6,472      9,062
                                                              -------    -------    -------
                                                              $  (745)   $ 2,743    $ 6,330
                                                              -------    -------    -------

    Deferred tax (assets) liabilities comprised the following at June 30, 1996 and 1997 (in thousands):

                                                                   JUNE 30,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Deferred tax liabilities:
Other.......................................................  $    --    $   121
                                                              -------    -------
Gross deferred tax liabilities..............................       --        121
                                                              -------    -------
Deferred tax assets:
  Loss carryforwards........................................  (13,625)   (13,629)
  Capitalized software......................................   (3,335)    (1,561)
  Other accrued liabilities.................................   (1,215)      (694)
  Other.....................................................     (513)       (47)
                                                              -------    -------
  Gross deferred tax assets.................................  (18,688)   (15,931)
  Valuation allowance.......................................   18,438     15,931
                                                              -------    -------
  Net deferred tax assets...................................     (250)         0
                                                              -------    -------
Deferred taxes, net.........................................  $  (250)   $   121
                                                              -------    -------

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

12.  INCOME TAX (CONTINUED)
    A reconciliation of federal statutory and effective income tax rates follows:

                                                                       YEARS ENDED
                                                                         JUNE 30,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
U.S. federal rate...........................................    (34)%       34%        34%
Effect of:
  Net operating losses......................................    321        (54)         5
  Foreign income taxes......................................      9         44         (1)
  Reduction of taxes provided in prior years................     --         --        (15)
  State taxes...............................................      1         --          1
                                                                ---        ---        ---
Effective income tax rate...................................    297%        24%        24%

    At June 30, 1997 there were available for U.S. federal income tax purposes operating loss carryforwards of approximately $24,015,000 expiring in the years 2008, 2009, 2010 and 2011 which may provide future tax benefits for U.S. federal income tax purposes.

    At June 30, 1997 there were available for foreign income tax purposes operating loss carryforwards of approximately $12,719,000. These operating loss carryforwards may provide future tax benefits totaling $5,465,000, expiring as follows: 1999, $227,000; 2000, $302,000; 2001, $267,000; 2002, $588,000 and
thereafter $4,081,000.

    U.S. income taxes have not been provided at June 30, 1997, on unremitted earnings aggregating $13,176,000 of entities located outside of the United States, as such earnings are considered to be permanently invested. If such earnings were to be remitted without offsetting tax credits in the United States, withholding taxes would be approximately $562,000.

    Included within accounts payable is $2,948,000 and $3,008,000 of current income taxes payable for the years ended June 30, 1996 and 1997, respectively.

13.  EMPLOYEE BENEFIT PLANS

    In the U.S., the Company maintains a defined contribution profit-sharing plan. The Company's contribution is a discretionary amount to match employee contributions.

    In the United Kingdom, a money purchase plan is maintained with the Company contributing an average of approximately 5% of salaries.

    In the Netherlands, a defined contribution plan was established in 1990. The contributions (which vary, depending on age and salary) are between 8% and 13% of each employee's basic salary less a fixed deduction. The Company pays 60% of the premiums and the employee pays the remaining 40%.

    In Belgium the Company maintains a defined contribution plan. The Company's contribution is 5% of basic salary.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The total costs associated with these plans were as follows (in thousands):

                                                                          YEARS ENDED JUNE 30,
                                                                  ------------------------------------
                                                                    1995          1996          1997
                                                                  --------      --------      --------
United States...............................................        $ 16          $  6          $ 24
United Kingdom..............................................         185           214           251
The Netherlands.............................................          89            79            62
Belgium.....................................................          48            59            60
                                                                    ====          ====          ====
                                                                    $338          $358          $397

14.  LEASING ARRANGEMENTS

    The Company leases certain property and equipment.

    Obligations under long-term and non-cancelable lease agreements expiring at various dates have the following aggregate approximate annual minimum rentals (in thousands):

                                                           CAPITAL LEASING   OPERATING LEASES
                                                           ---------------   ----------------
June 30, 1998............................................      $  568             $3,011
June 30, 1999............................................         541              2,168
June 30, 2000............................................         160              1,228
June 30, 2001............................................         160                720
June 30, 2002............................................         160                433
After June 30, 2002......................................         501              1,508
                                                               ------             ------
Total minimum lease payments.............................       2,090             $9,068
                                                               ======             ======
Less amount representing interest........................        (174)
                                                               ------
  Present value of minimum lease payments................       1,916
Less current portion.....................................        (509)
                                                               ------
                                                               $1,407
                                                               ======

    Rental Expense for the years ended June 30, 1995, 1996 and 1997 was $2,901,000, $2,633,000 and $3,474,000, respectively.

    Included in property and equipment at June 30, 1996 and 1997 are assets subject to capitalized leases with a cost of $3,206,000 and $3,459,000, respectively, and accumulated amortization of $874,000 and $1,346,000 for the years ended June 30, 1996 and 1997, respectively.

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

15.  GEOGRAPHIC DATA

    The following table presents information about the Company by geographic area (in thousands):

                                                                      YEAR ENDED
                                                                    JUNE 30, 1995
                                                        --------------------------------------
                                                                     OPERATING
                                                                      PROFIT      IDENTIFIABLE
                                                        REVENUES      (LOSS)         ASSETS
                                                        ---------   -----------   ------------
United States.........................................   $ 3,010      $(1,480)      $ 2,073
Canada................................................     4,384          465         2,193
Europe................................................    30,179        3,957        23,464
Pacific...............................................     2,696           26           695
General corporate.....................................        --       (3,920)       20,966
                                                         -------      -------       -------
                                                         $40,269      $  (952)      $49,391
                                                         =======      =======       =======

                                                                      YEAR ENDED
                                                                    JUNE 30, 1995
                                                        --------------------------------------
                                                                     OPERATING
                                                                      PROFIT      IDENTIFIABLE
                                                        REVENUES      (LOSS)         ASSETS
                                                        ---------   -----------   ------------
United States.........................................   $ 3,351      $   373       $   861
Canada................................................     4,163          190         2,065
Europe................................................    36,256        6,714        25,280
Pacific...............................................     3,432          (68)         (667)
Other.................................................        60           60            --
General Corporate.....................................        --       (3,437)       16,478
                                                         -------      -------       -------
                                                         $47,262      $ 3,832       $44,017
                                                         =======      =======       =======

                                                               YEAR ENDED JUNE 30, 1997
                                                        --------------------------------------
                                                                     OPERATING
                                                                      PROFIT      IDENTIFIABLE
                                                        REVENUES      (LOSS)         ASSETS
                                                        ---------   -----------   ------------
United States.........................................   $ 6,041      $   124       $ 2,048
Canada................................................     3,955            2         1,833
Europe................................................    39,241        9,253        20,863
Pacific...............................................     4,790         (254)        1,779
Other.................................................        61           61            --
General corporate.....................................        --       (3,407)       14,015
                                                         -------      -------       -------
                                                         $54,088      $ 5,779       $40,538
                                                         =======      =======       =======

    The accompanying notes are an integral part of these financial statements

                   WALSH INTERNATIONAL INC. AND SUBSIDIARIES

16.  SUBSEQUENT EVENTS

    On July 24, 1997, the Company acquired 100% of the equity of Pharmaceutical Marketing Solutions Pty Ltd (PMS), a privately held Australian company for
$3.8 million in cash. PMS uses a salesforce automation system based on Lotus Notes and an analysis system which operates as an integration product between a data warehouse and proprietary salesforce automation system.

    The Company is in the process of completing its valuation of the acquired assets and cannot therefore estimate the allocation of the purchase price.